Filed pursuant to Rule 424(b)(3)
Registration No. 333-214896

PROSPECTUS SUPPLEMENT NO. 1

to Prospectus dated
December 1, 2017

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GWG HOLDINGS, INC.

________________________

This prospectus supplement no. 1 filed under Rule 424(b)(3) restates in its entirety and supersedes our prospectus dated December 1, 2017. You should read this prospectus supplement in its entirety since the information contained herein supplements, amends and restates the information contained in the prospectus. Among other things, this prospectus supplement updates the disclosure in the prospectus based upon the contents of our Annual Report on Form 10-K for the year ended December 31, 2017 (filed with the Commission on March 29, 2018), and the contents of certain other filings made by us under the Securities Exchange Act of 1934.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 30, 2018

_______________________

GWG HOLDINGS, INC.

________________________

1,000,000 Units of L Bonds
($1,000,000,000)

We are a financial services company committed to transforming the life insurance industry with disruptive and innovative products and services. We built our business by creating opportunities for consumers to obtain significantly more value for their life insurance policies in a secondary market as compared to the traditional options offered by the insurance industry. We are working to enhance and extend our business in the life insurance industry through continued innovation in our products and services, including the application of advanced technology.

We are offering up to 1,000,000 Units of L Bonds (the “L Bonds”) at $1,000 principal amount per whole Unit, representing $1,000,000,000 in aggregate principal amount of L Bonds. This is a continuous offering and there is no minimum amount of L Bonds that must be sold before we can use any of the proceeds. The proceeds from the sale of the L Bonds will be paid directly to us following each sale and will not be placed in an escrow account. We will use the net proceeds from the offering of the L Bonds primarily to purchase and finance life insurance assets, and to service and retire other outstanding obligations. The minimum investment in L Bonds is 25 Units, or $25,000. Investments in excess of the minimum amount may be made in any number of whole Units. The L Bonds will be sold with varying maturity terms, interest rates and frequency of interest payments, all as set forth in this prospectus and in supplements we publish from time to time. Depending on our capital needs and the amount of your investment, L Bonds with certain maturity terms may not always be available. Although we will periodically establish and change interest rates on unsold L Bonds offered under this prospectus, once an L Bond is sold, its interest rate will not change during its term (subject, however, to the extension and renewal provisions of the L Bond). Upon maturity, and subject to the terms and conditions described in this prospectus, the L Bonds will be automatically renewed for the same or lesser term at the interest rate we are offering at that time to other investors with similar aggregate L Bond portfolios for L Bonds of the same maturity, unless redeemed upon maturity at our or your election.

Obligations under the L Bonds are secured by substantially all the assets of GWG Holdings (the most significant components of which are cash and investments in subsidiaries), a pledge of all our common stock held individually by our largest stockholders, and by a guarantee and corresponding grant of a security interest in substantially all the assets of our subsidiary, GWG Life, LLC. As a guarantor, GWG Life has fully and unconditionally guaranteed the payment of principal and interest on the L Bonds. Substantially all of our life insurance assets are held by GWG DLP Funding IV, LLC (DLP IV), which is a wholly owned subsidiary of GWG Life. The policies held by DLP IV are not collateral for the L Bond obligations but serve instead as collateral for our senior credit facility. These facts present the risk to investors that the collateral security that we and GWG Life have granted for our obligations under the L Bonds may be insufficient to repay the L Bonds upon an event of default.

We may call and redeem the entire outstanding principal and accrued but unpaid interest of any or all of the L Bonds at any time, and from time to time, without penalty or premium. L Bond holders will have no right to put (that is, require us to redeem) any L Bond prior to its due date unless in the case of a holder’s death, bankruptcy or total permanent disability. In the event we agree to redeem L Bond upon the request of an L Bond holder — other than after death, bankruptcy or total permanent disability of such holder — we will impose a redemption fee of 6% against the outstanding principal balance of the redeemed L Bond. This redemption fee will be subtracted from the amount paid.

We do not intend to list our L Bonds on any securities exchange during the offering period, and we do not expect a secondary market in the L Bonds to develop. As a result, you should not expect to be able to resell your L Bonds regardless of how we perform. Accordingly, an investment in our L Bonds is not suitable for investors that require liquidity in advance of their L Bond’s maturity date.

We maintain senior borrowing arrangements that subordinate to our senior lenders the right to payment on, and the collateral securing, the L Bonds. In addition, these borrowing arrangements restrict our receipt of distributions from our operating subsidiaries, subject to certain exceptions. These provisions will restrict cash flows available for payment of principal and interest on the L Bonds. From time to time we may add or replace senior lenders and the particular arrangements under which we borrow from them.

We are an “emerging growth company” and a “smaller reporting company” under applicable law and are subject to reduced public company reporting requirements. Please read the disclosures on page 1 of this prospectus for more information. Investing in our L Bonds may be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 19 to read about the risks you should consider before buying our L Bonds. The L Bonds are only suitable for persons with substantial financial resources and with no need for liquidity in this investment.

Please read this prospectus before investing and keep it for future reference. We file annual, quarterly and current reports with the SEC. This information will be available free of charge by contacting us at 220 South Sixth Street, Suite 1200, Minneapolis, MN 55402, or by phone at (612) 746-1944. This information may also be accessed on our website at www.gwgh.com, and the SEC maintains a website at www.sec.gov that contains this information.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 30, 2018

The L Bonds will be offered and sold on a best-efforts basis by Emerson Equity LLC, a registered broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”). Emerson Equity will be our dealer manager for the L Bonds in this offering for purposes of the Securities Act of 1933. Our dealer manager will enter into participating dealer agreements with certain other broker-dealers that are members of FINRA, referred to as “selling group members,” to authorize those broker-dealers to sell our L Bonds. We will pay Emerson Equity a selling commission ranging from 0.75% to 5.00% of the principal amount of L Bonds sold, depending on the L Bonds’ maturity date. We will also pay Emerson Equity additional compensation consisting of those items set forth in footnote (1) to the table below. The dealer manager will share its commissions and additional compensation, other than its dealer manager fee, with selling group members pursuant to the terms of each participating dealer agreement. The total amount of the selling commissions and additional compensation (including reimbursements, non-transaction-based and non-cash compensation) paid to Emerson Equity and any other FINRA member in the course of offering and selling L Bonds will not exceed 8.00% of the aggregate gross offering proceeds we receive from the sale of L Bonds. We also may sell L Bonds at a discount from the public offering price through appropriate and designated distribution channels. See “Plan of Distribution” and “Use of Proceeds” for further information.

	Units	Price to Investor	Aggregate Commissions, Fees, and Expense Allowances(1)(2)	Net Proceeds to Company
Minimum Investment	25	$25,000	$2,000	$23,000	(3)
Maximum Offering	1,000,000	$1,000,000,000	$80,000,000	$920,000,000	(4)

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(1)      Assumes an average sales commission of 5.00%. As explained above, actual commissions will vary based on the term of the L Bonds sold. Nevertheless, the total amount of selling commissions and additional compensation (consisting of (i) a dealer-manager fee payable to the dealer manager in an amount equal to 0.50% of the principal amount of all L Bonds sold; (ii) an accountable expense allowance payable to the selling group members as described in the “Plan of Distribution,” which may include due-diligence expenses of the dealer manager and selling group members set forth in a detailed and itemized invoice; (iii) wholesaling fees, which may consist of commissions and non-transaction-based compensation of the wholesalers; (iv) non-cash compensation; and (v) up to a 1.00% reallowance to selling group members) will not exceed 8.00% of the aggregate gross offering proceeds we receive from the sale of L Bonds. Accordingly, and assuming the sale of all $1,000,000,000 in principal amount of bonds offered hereby, the maximum amount of selling commissions we can pay is 5.00% of the gross offering proceeds we receive from the sale of the L Bonds (or $50,000,000), and the maximum amount of additional compensation we can pay will not exceed 3.00% of the aggregate gross offering proceeds we receive from the sale of the L Bonds (or $30,000,000). See “Plan of Distribution” for further information.

(2)      Emerson Equity has agreed to offer the L Bonds on a “best efforts” basis.

(3)      Net Proceeds to Company based on the Minimum Investment are calculated after deducting (i) selling commissions and (ii) additional compensation (consisting of the dealer-manager fee, a wholesaling fee, an accountable expense allowance and non-transaction-based and non-cash selling compensation). We expect that our own offering expenses, consisting of legal, accounting, printing, mailing, registration, qualification and associated securities offering filing costs and expenses, will through the course of the offering aggregate to approximately $1,200,000, but for purposes of illustrating the Net Proceeds to Company based on the Minimum Investment, those offering expenses of $1,200,000 are not reflected.

(4)      Net Proceeds to Company based on the Maximum Offering of 1,000,000 L Bond Units (representing $1,000,000,000 in aggregate principal amount) are calculated as described in footnote (3) above, but also before deducting our estimated offering-related expenses of $1,200,000.

L Bonds will be sold as “Units,” with each whole Unit representing $1,000 in principal amount of L Bonds. Throughout this prospectus, we refer to L Bond Units simply as “L Bonds.” We will issue the L Bonds in book-entry form, certificated form, or in the form of a global certificate deposited with a depositary. Depending on the manner in which you purchase L Bonds, you may not receive a physical certificate representing your L Bonds. In all cases, however, we will deliver written confirmation to purchasers of L Bonds. Bank of Utah will act as trustee for the L Bonds.

The current interest rates for the L Bonds based on their applicable maturity is set forth in the table below.

Maturity Term	Interest Rate (%)
2 years	5.50
3 years	6.25
5 years	7.50
7 years	8.50

We may change the interest rates applicable to unsold L Bonds from time to time during this offering, in which case the applicable interest rates will be set forth in a supplement to this prospectus. Once an L Bond is sold, the interest rate will not change during its term (subject, however, to the extension and renewal provisions contained in that L Bond).

GWG Holdings, Inc.
220 South Sixth Street, Suite 1200
Minneapolis, MN 55402
Tel: (612) 746-1944
Fax: (612) 746-0445

i

ABOUT THIS PROSPECTUS

We have prepared this prospectus as part of a registration statement that we filed with the SEC for our continuous offering of L Bonds.

The registration statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this prospectus and certain information that is incorporated by reference. You should read this prospectus, the related exhibits filed with the SEC, and any prospectus supplement(s), together with additional information described below under “Where You Can Find More Information,” and the documents that are incorporated, or deemed to be incorporated, by reference into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a subsequent prospectus supplement (or other disclosure incorporated into this prospectus by reference). This prospectus contains summaries of certain other documents, which summaries contain all material terms of the relevant documents and are believed to be accurate, but reference is hereby made to the full text of the actual documents for full and complete information concerning those documents. All documents relating to this offering, if readily available to us, will be made available to a prospective investor or its representatives upon request.

The L Bonds will be issued under an amended and restated indenture, as may be amended or supplemented from time to time (referred to herein as the “indenture”). This prospectus is qualified in its entirety by the terms of that indenture filed with SEC as an exhibit to the registration statement of which this prospectus is a part. All material terms of the indenture are summarized in this prospectus. You may obtain a copy of the indenture upon written request to us or online at www.sec.gov.

The indenture trustee did not participate in the preparation of this prospectus and makes no representations concerning the L Bonds, the collateral, or any other matter stated in this prospectus. The indenture trustee has no duty or obligation to pay the L Bonds from their funds, assets or capital or to make inquiry regarding, or investigate the use of, amounts disbursed from any account.

You should rely only on the information contained in this prospectus, as the same may be supplemented by prospectus supplements or other public disclosure incorporated into this prospectus by reference. Neither we nor the dealer manager have authorized any other person to provide you with any information different from that contained in this prospectus, a supplement, information incorporated into this prospectus by reference, or information furnished by us upon request as described herein. The information contained in this prospectus is complete and accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or sale of our securities.

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. Each prospective investor should consult its, his or her own legal, tax and financial advisors to ascertain the merits and risks of the transactions described herein prior to purchasing the L Bonds. This written communication is not intended to be written advice as defined in Circular 230 published by the U.S. Treasury Department.

In this prospectus, we use the term “day” to refer to a calendar day, and we use the term “business day” to refer to any day other than Saturday, Sunday, a legal holiday or a day on which banks in New York City are authorized or required to close.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this prospectus have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable.

HOW TO PURCHASE L BONDS

If, after carefully reading this entire prospectus, obtaining any other information requested and available, and being fully satisfied with the results of pre-investment due-diligence activities, you would like to purchase L Bonds, you will have two different ways in which to consummate a purchase: (1) DTC settlement, or (2) direct settlement with the Company.

1. Depositary Trust Company Settlement (DTC settlement). You can place an order for the purchase of L Bonds using DTC Settlement through your selling group member (i.e., your broker-dealer). A selling group member using this service will have an account with a DTC participant in which your funds will be placed to facilitate a closing on our periodic DTC closing cycle (typically, closings will occur on a bi-monthly cycle). Orders may be placed until the cyclical order due date. Orders will be executed by your selling group member electronically and you must coordinate with your selling group member’s registered representative to pay the full purchase price for the L Bonds by the trade date. You will be credited with ownership of an L Bond on the second business day following the periodic DTC closing cycle in which the purchase is made. Nevertheless, interest will accrue for a period of 15 or 30 days for the month in which your purchase is made, depending on when during the DTC closing cycle your purchase is made. Your purchase price for L Bonds purchased in this way will not be held in escrow. This process is different if you purchase L Bonds through direct settlement with the Company as described below.

2. Direct Settlement with the Company. If you wish to purchase L Bonds through direct settlement with the Company, then you must complete, execute and return the Subscription Agreement to us together with a certified check or personal check payable to the order of “GWG Holdings, Inc. — Subscription Account” (or wire sent to the Subscription Account) equal to the principal amount of L Bonds you wish to purchase. You will be credited with ownership of an L Bond, and interest will begin to accrue, from the date on which your fully paid subscription is accepted. If you are working with a selling group member, your subscription materials and the wire transfer, certified check or personal check should be delivered to your selling group member, who will deliver it to us at the following address:

GWG Holdings, Inc.
220 South Sixth Street, Suite 1200
Minneapolis, MN 55402

Wire Instructions
GWG Holdings, Inc. — Subscription Account
Account: 500023916
Routing: 091310521
Bank Name: Bell State Bank & Trust

Your purchase is subject to our acceptance. All information provided is confidential and will be disclosed only to our directors, officers and employees who need to know, affiliates, the managing broker-dealer, legal counsel and, if required, to governmental authorities and self-regulatory organizations or as otherwise required by law. For your purchase to be effective as of the first business day of a calendar month, your completed and executed Subscription Agreement, together with your related funds, must be received and accepted by us on or prior to the final settlement date (settlement dates normally occur on a bi-monthly basis).

Upon our receipt of the signed Subscription Agreement and acceptance of your purchase, we will notify you of such acceptance. In our sole discretion, we may accept or reject any purchase, in whole or in part. In the event we do not accept your purchase of L Bonds for any reason, we will promptly return your payment. We may terminate or suspend this offering at any time, for any reason or no reason, in our sole discretion. You may obtain a copy of the Subscription Agreement from our website at www.gwgh.com, from your selling group member (if you are working with one), or by contacting us at 1-877-494-2388.

COVERED SECURITY

Our L Bonds are a “covered security.” The term “covered security” applies to securities exempt from state registration pursuant to Section 18 of the Securities Act of 1933. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange. Our L Bonds are a covered security because they will be senior to our common stock, which is listed on The Nasdaq Capital Market, and therefore our offering of L Bonds is exempt from state registration.

Although the status of our L Bonds as a “covered security” will facilitate their purchase and sale to a broader range of investors than would otherwise be available to us, and although the offer and sale of a “covered security” generally involves fewer issuance costs to the issuer of such securities, our L Bonds are not a suitable purchase for all investors. Investors are urged to read carefully the risk factors relating to our business and our Company contained in the Risk Factors section of this prospectus beginning on page 19. In addition, investors should understand that because our L Bonds are a “covered security” exempt from state securities regulations, neither our Company, the L Bonds, or any other aspects of this offering have been the subject of any merit-based review by state securities regulators.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

The following questions and answers about this offering highlight material information regarding us and this offering that you may wish to review. Nevertheless, you should read this entire prospectus, including the section entitled “Risk Factors,” before deciding to purchase our L Bonds.

Can you explain and clarify the interplay between GWG Holdings, Inc. and GWG Life, LLC and its subsidiaries in relation to the L Bonds and the registration statement?

GWG Holdings, Inc. will be issuing the L Bonds, receiving all proceeds from the sale of L Bonds, and will be the only entity making regular payments on the L Bonds. Nevertheless, because a significant amount of our consolidated assets are held in our subsidiary GWG Life, LLC (and its own subsidiaries), GWG Life is a guarantor of our obligations under the L Bonds. As guarantor of the L Bonds, SEC rules require that GWG Life be included as a co-registrant under this registration statement. GWG Life will not, however, be otherwise involved in the offering of L Bonds.

It seems as though you are offering severa L Bonds with different interest rates and maturities but calling them all L Bonds. Is this the case?

All bonds we issue in this offering will have identical terms, excepting only (1) the interest rate and (2) the maturity length or “term.” In this regard, we have essentially created multiple classes of L Bonds, similar to how companies may have different classes of stocks with slightly different economic rights. Currently, we are offering four classes of L Bonds, as follows:

•         “Class 2-2” L Bonds will mature two years from their issuance and accrue interest at 5.50% per annum.

•         “Class 3-2” L Bonds will mature three years from their issuance and accrue interest at 6.25% per annum.

•         “Class 5-2” L Bonds will mature five years from their issuance and accrue interest at 7.50% per annum.

•         “Class 7-2” L Bonds will mature seven years from their issuance and accrue interest at 8.50% per annum.

The economic terms for each L Bond in any particular class will be identical to all other L Bonds in the same class (other than the date of maturity). In the event we adjust the interest rate for any class of bonds we offer, we will create a new class of L Bonds. Upon the renewal of any L Bonds we have sold, any new interest rate applied to an L Bond will be applied to all L Bonds in the same class.

Your prospectus states that the interest rate for the L Bonds may be adjusted from time to time during the course of the offering. Will any such adjustment apply retroactively to L Bonds already issued?

No. Once you purchase an L Bond, the interest rate on that L Bond will not change during the entirety of its original term. The interest rate on an issued L Bond may, however, be adjusted upon renewal of that L Bond. In any such case, we will advise you of any different interest rate that may apply to your L Bond upon renewal. In sum, any new interest rates for the L Bonds will apply only to newly issued L Bonds sold or renewed after the date of any interest rate change. Our decision to change interest rates depends on numerous factors, including but not limited to things such as market interest rates, our capitalization, the demand for our L Bonds, the life settlement market in general, our capital requirements, and other factors. Please see “Description of the L Bonds — Interest Rate.”

How do I subscribe for L Bonds, and what is the settlement process?

L Bonds may be purchased either directly from the Company or through your broker-dealer (also referred to in this prospectus as a selling group member), who utilizes a participant in the DTC system and offers “DTC settlement.”

If you purchase directly from the Company, you will send your completed and executed Subscription Agreement, together with your subscription amount to us at the address listed in “How to Purchase L Bonds.” Your subscription amount is the principal amount of L Bonds you wish to purchase, and should be paid through a certified check or personal check payable to the order of “GWG Holdings, Inc. — Subscription Account.” In lieu of paying by check, you may wire your subscription amount to the account referenced in “How to Purchase L Bonds.” If you are working with a broker-dealer or other investment professional, your broker-dealer or professional will gather and send in the required information on your behalf, and may facilitate your payment of the subscription amount.

Once we have received your subscription amount and required documentation, we will either reject or accept your subscription. If accepted, you will be credited with ownership of the L Bond, we will have immediate access to your subscription amount and you will start to accrue interest on your investment at the rate applicable to the L Bond you have purchased. If you purchase directly from the Company, your L Bond will ordinarily be issued in book-entry (or, if requested, certificated) form and payments will be made directly into the account you indicate in your Subscription Agreement.

Purchasing through a DTC participant is a slightly different process. In this case, you will provide your order for the purchase of L Bonds to your broker-dealer, together with such other information as your broker-dealer may require. Your broker-dealer will ensure your order is electronically placed with the Company and that the Company timely receives your subscription amount. There is no need to furnish the Company with a Subscription Agreement when you purchase through a broker-dealer that utilizes a participant in the DTC system and offers “DTC settlement,” However, your broker-dealer may require additional documents.

Once we have received your subscription amount, we will either reject or accept your subscription. Once accepted based on our DTC closing cycle, we will have immediate access to your subscription amount and you will start to accrue interest on your investment at the rate applicable to the L Bond you have purchased. Nevertheless, you will be credited with ownership of an L Bond on the second business day after the end of the closing cycle in which your subscription is accepted. Interest will accrue for a period of 15 or 30 days for the month in which your purchase is made, depending on when during the DTC closing cycle your purchase is made. If you purchase through a broker-dealer who utilizes a participant in the DTC system and offers “DTC settlement,” your L Bond will be issued to DTC in the name of Cede & Co, as its nominee. In this sense, DTC will be the legal owner of the L Bond and you will be the beneficial owner. Your ownership of the L Bond should then appear on the brokerage or other investment statements you receive from your broker-dealer or custodian.

For so long as DTC settlement is approved, we intend to issue each class of L Bonds a unique identifying number (CUSIP) each month to facilitate the settlement of L Bonds. Thus, Class 2-2 L Bonds issued in February 2018 (and maturing February 2020) will all have the same CUSIP, which will be different from the CUSIP applicable to Class 2-2 L Bonds issued in September 2018 (and maturing September 2020). In this way, all L Bonds belonging to a single CUSIP will be completely fungible, meaning that they will all mature on the same date and have identical terms so that one L Bond with a particular CUSIP is interchangeable with any other L Bond having the same CUSIP. This process creates a tracking system for the L Bonds to be issued to and transferred through DTC.

What is the role of the trustee?

The Bank of Utah is the trustee for the L Bonds. The role of the trustee is essentially to enforce the terms of the L Bonds on behalf of bondholders, including direct and beneficial holders, and facilitate the relationship between our Company and the bondholders. We must notify the trustee of certain events as required under the indenture, and the trustee will in turn notify bondholders. The trustee has also been granted a security interest in all of the assets of GWG Holdings and GWG Life for the benefit of the bondholders. The trustee has no duty to pay any obligations under L Bonds or to make inquiry regarding, or investigate the use of, amounts disbursed from any account. Upon an event of default under the indenture, and subject to those limitations in the indenture designed to benefit our senior creditors, the trustee may take action against us to enforce the rights of holders of the L Bonds.

What is the role of the paying agent?

The paying agent is the term ascribed to whomever it is that is making the payment to the holders of L Bonds. Presently, the Company itself is the paying agent and therefore responsible for tracking investors’ respective payment dates and ensuring timely payment of principal and interest under the L Bonds. Under the indenture, we may designate a third party, such as a transfer agent registered with the SEC, or a banking institution, to serve as paying agent. The role of the paying agent is essentially mechanical, and does not ordinarily involve the exercise of discretion and judgment in the way that is typical for an indenture trustee.

Do I need to sign any paperwork in connection with the renewal of my L Bond?

No. The terms of the L Bond allow for the automatic renewal into a new L Bond of an identical (or lesser) maturity, unless we receive notice from you. Upon maturity, the L Bonds will be automatically renewed for the same term at the interest rate we are offering at that time to other investors with similar aggregate L Bond portfolios for L Bonds of the same maturity, unless repaid upon maturity at our or your election. In this regard, we will notify you at least 30 days prior to the maturity date of your L Bonds. In the notice, we will advise you if we intend to repay the L Bonds or else remind you that your L Bonds will be automatically renewed unless you exercise your option, at least 15 days prior to the maturity date, to elect to have your L Bonds repaid. If applicable, a new certificate will be issued. Please see “Prospectus Summary — Renewal or Redemption at Maturity” and “Description of the L Bonds — Renewal or Redemption at Maturity.”

Can I resell or transfer my L Bond after it has been purchased?

Yes. Since these L Bonds are being offered and sold pursuant to an effective registration statement, the L Bonds may be transferred so long as the transfer is documented in a form approved by us. We do not, however, expect a public trading market to develop for the L Bonds in the foreseeable future, if ever. Because of the lack of a trading market for L Bonds, it is unlikely that holders will be able to sell their L Bonds easily. If you wish to transfer your L Bond held in book-entry (or certificated) form, you should contact us. If you wish to transfer your L Bond held through DTC, you should contact your broker-dealer (i.e., your selling group member).

How will I receive interest and principal payments on my L Bonds?

This will depend on how you purchased your L Bond. If you purchased your L Bond directly from us, we will directly deposit our payments of interest and principal into the account indicated in your Subscription Agreement. If you purchased through DTC, all payments of principal and interest will be made to DTC, who will forward such payment to your brokerage account. In this case, all accountings of what you have contributed and what you are owed will be the responsibility of your broker-dealer.

What is GWG Holdings, Inc.?

We are a financial services company committed to finding new ways of disrupting and transforming the life insurance and related industries. We built our business by creating opportunities for consumers to obtain significantly more value for their life insurance policies as compared to the traditional options offered by the insurance industry. We are enhancing and extending these activities through innovation in our products and services, business processes, financing strategies, and investments in advanced epigenetic technologies. At the same time, we are creating opportunities for investors to receive income and capital appreciation from our investment activities in the life insurance and related industries.

Through our principal subsidiary GWG Life, we purchase and finance life insurance policies at a discount to the face value of the policy benefit. While GWG Life began operations in March 2006, we were formed and organized in Delaware in 2008. In September 2014, we consummated an initial public offering of our common stock. In connection with that offering, our common stock was listed on The NASDAQ Capital Market under the ticker symbol “GWGH.” We are based in Minneapolis, Minnesota.

Do you currently own any assets?

Our assets consist primarily of cash and equity interests in our subsidiaries. Nearly all of our life insurance assets are held through our subsidiaries. As of December 31, 2017, our consolidated assets totaled $818.9 million, of which approximately $114.4 million was cash and equivalents, approximately $28.3 million was restricted cash, and approximately $650.5 million was the fair value of our life insurance assets. Those life insurance assets had an aggregate face value of policy benefits approximating $1.68 billion.

What is your business strategy?

Our business strategy is to purchase a large and well-diversified portfolio of life insurance policy assets at discounts to the face value of the policy benefits sufficient enough to generate profitable returns. In addition, we seek to create value for consumers owning life insurance through the secondary market for life insurance. In order to meet our goals, we have spent and intend to continue to spend significant resources: (i) developing a robust operational platform and systems for originating and purchasing life insurance policies; (ii) developing financing resources, strategies, and capabilities for servicing a large portfolio of life insurance policies; and (iii) establishing strategic relationships for delivering our products and services. In addition, we are exploring various ways in which we can commercialize, and perhaps transform, certain aspects of the life insurance and related industries through the application of epigenetic technology.

Are there any risks involved in investing in this offering?

Yes. Investing in our L Bonds involves a high degree of risk. You should carefully review the “Risk Factors” section of this prospectus, which contains a detailed discussion of the material risks that you should consider before investing in our L Bonds.

How long will this offering last?

The offering is a continuous offering. The offering under this registration statement expires under SEC rules after three years (i.e., December 1, 2020). We may, however, conduct similar or identical offerings of L Bonds or other securities during this same time or afterwards. We may also decide to terminate this offering at any time.

Will I be notified of how my investment is doing?

We will provide you with periodic updates on our performance through periodic filings we make with the SEC. Such filings will include: (i) three quarterly financial reports; (ii) one annual report; (iii) supplements to this prospectus, as appropriate; and (iv) such other reports as required under Section 13 of the Securities Exchange Act of 1934. Such information is also available on our website at www.gwgh.com.

Will I receive annual tax information regarding interest payments from you?

You will receive a Form 1099-INT, which will be mailed by January 31 of each year.

Who can help answer my questions about the offering?

If you have more questions about our offering, you should contact a registered representative of your broker-dealer (i.e., your selling group member) or other investment professional, or else contact:

GWG Holdings, Inc.

220 South Sixth Street, Suite 1200

Minneapolis, MN 55402

(612) 746-1944

Attention: Jacky Junek, Senior Counsel

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” and the documents that are incorporated, or deemed to be incorporated, by reference into this prospectus, before making a decision to invest in our L Bonds. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “GWG” refer to GWG Holdings, Inc. together with its wholly owned direct or indirect subsidiaries. In instances where we refer emphatically to “GWG Holdings” or “GWG Holdings, Inc.,” or where we refer to a specific subsidiary of ours by name, we are referring only to that specific legal entity.

Our Company

We are a financial services company committed to transforming the life insurance industry with disruptive and innovative products and services. We built our business by creating opportunities for consumers to obtain significantly more value for their life insurance policies in a secondary market as compared to the traditional options offered by the insurance industry. We are working to enhance and extend our business in the life insurance industry through continued innovation in our products and services, including the application of advanced technology.

Our core life insurance secondary market business is designed to serve consumers 65 years or older owning life insurance. We seek to earn non-correlated yield from life insurance policies that we purchase in the secondary market. We purchase these policies at a discount to the face value of the policy’s benefit and continue to pay the premiums in order to collect the policy benefits. The secondary market opportunity is created because the incumbent life insurance industry offers consumers inadequate surrender values for the policies they sell. Since inception, we have purchased over $2.7 billion in face value of policy benefits from consumers for over $477 million, as compared to the $35 million in surrender value offered by insurance carriers on those same policies. Our products provide unique and valuable services to the senior consumers that we serve.

The opportunity to earn non-correlated yield generated from a portfolio of life insurance assets equals the difference between the (i) purchase price of the life insurance assets, plus the premiums and financing costs to maintain those assets; and (ii) the face value of the policy benefits received. As of December 31, 2017, the total face value of the life insurance policy benefits that we own was $1.68 billion, and the total investment in our portfolio of life insurance assets, including the purchase price, attendant premiums and financing costs was $644 million.

The goal of our secondary life insurance business has been to build a profitable, large and well-diversified portfolio of life insurance assets. We believe that scale and diversification are key factors and risk mitigation strategies to provide consistent cash flows and reliable investment returns. We believe that we are reaching this goal in terms of acquiring portfolio size and diversification. Our other key goal has been to build an operational platform to work with financial advisors and insurance professionals to assist consumers in accessing our products and services. We believe originating life insurance policies for the secondary market is a key source of value for our business.

More recently, we have been working to further innovate in the primary life insurance market with products and services built using our advanced epigenetic technology. On April 26, 2017 we exclusively licensed the patent pending “DNA Methylation Based Predictor of Mortality” discovered by Dr. Steve Horvath from the University of California, Los Angeles (UCLA). We refer to the technology developed by Dr. Horvath as M-Panel technology because it measures methylation patterns along the human epigenome. The “DNA Methylation Based Predictor of Mortality” established an all-cause mortality hazard ratio estimate based upon a pattern of methylation along the human epigenome. The science, known as epigenetics, is a facet of biology reflects certain aspects of one’s interactions with environmental and physiological conditions at a molecular level. We believe epigenetics provides a foundational science for improving the traditional factors measured by the life insurance industry in underwriting, as well as providing new insights into health and wellness. We are in the process of applying advanced epigenetic technology into commercial applications that will permit us to reimagine the way in which risk is assessed, selected and priced in the life insurance, long-term care and annuity industries.

The need for innovative insurance based products and services that address the needs of the aging demographic in the United States was further supported by a policy statement by the National Association of Insurance Commissioners (“NAIC”) Long-Term Care Innovation (B) Subgroup in 2017. In that policy statement, the NAIC recognized that the life insurance secondary market can provide an important private market solution for financing seniors need for long-term care. We share the belief that consumers are dramatically underserved with products and services based off life insurance secondary market principles. Further, we believe the opportunity to serve the aging demographic represents a significant long-term growth opportunity that GWG is well positioned to address.

The opportunity to apply technology to transform the insurance industry is significant. According to leading industry consultancy firms such as KPMG, Accenture, and Ernst & Young, there is a major movement afoot to transform the insurance industry through the use and application of advanced technology. This movement, commonly referred to as “insurtech,” suggests a new era of disruptive entrants into the traditional insurance marketplace that have the potential to upend the insurance industry’s historical approach to assessing and selecting acceptable risks.

We have identified advanced epigenetic technology as a means to improve underwriting systems in the primary life insurance market. Our M-Panel technology provides innovative insights into individual all-cause mortality and may have wide market application to traditional life insurance underwriting. In addition, we have filed patent applications for our M-Panel Smoking and Alcohol Tests. We believe these tests will provide more accuracy and precision to factors used in the traditional life insurance underwriting process. We intend to commercialize and apply our tests to the primary market of life insurance and believe that our initial tests, and additional testing we plan to develop, may have applications outside of the insurance industry.

Portfolio Information

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2017, is summarized below:

Life Insurance Portfolio Summary

Total portfolio face value of policy benefits	$1,676,148,000
Average face value per policy	$1,867,000
Average face value per insured life	$2,085,000
Average age of insured (yrs.)*	81.7
Average life expectancy estimate (yrs.)*	6.9
Total number of policies	898
Number of unique lives	804
Demographics	75% Males; 25% Females
Number of smokers	36
Largest policy as % of total portfolio	0.79%
Average policy as % of total portfolio	0.11%
Average annual premium as % of face value	2.92%

____________

*         Averages presented in the table are weighted averages.

Corporate Organization

Our business was originally organized in February 2006. We added our current parent holding company, GWG Holdings Inc., in March 2008, and in September 2014 we consummated an initial public offering of our common stock on The NASDAQ Capital Market, where our stock trades under the ticker symbol “GWGH.”

We conduct our life insurance related business through a wholly owned subsidiary, GWG Life, LLC (GWG Life), and GWG Life’s principal wholly owned subsidiary GWG DLP Funding IV, LLC (DLP IV). Both GWG Life and DLP IV are legally organized in Delaware. Life Epigenetics Inc. is a wholly owned subsidiary of GWG Holdings formed to engage in the various life insurance related businesses and activities.

Our principal executive offices are located at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402 and our telephone number at that address is (612) 746-1944. Our website address is www.gwgh.com. The information on or accessible through our website is not part of this prospectus. Our corporate structure, including our principal subsidiaries, is depicted below.

“Emerging Growth Company” Status

As a public reporting company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other requirements otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•         are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

•         are not required to provide a detailed narrative disclosure discussing our compensation principles and objectives and analyzing how our compensation elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•         are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•         are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•         may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

•         are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards. Our election to use the phase-in periods is irrevocable and may make it difficult to compare our financial statements to companies that are either ineligible for, or have opted out of, the longer phase-in periods.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933 (which occurred in September 2014), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

It should be noted that certain reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules, and our claim to those reduced reporting requirements and exemptions will not be affected by the loss of our status as an “emerging growth company.” In this regard, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

The Offering

Issuer	GWG Holdings, Inc.

Indenture Trustee	Bank of Utah

Paying Agent	GWG Holdings, Inc.

Securities Offered	We are offering up to 1,000,000 Units of L Bonds (“L Bonds”), with each whole Unit representing $1,000 in principal amount of L Bonds. The L Bonds are being sold on a continuous basis.

Method of Purchase

We will sell L Bonds using two different closing or “settlement” services, whenever available. The first service is DTC settlement, and the second is direct settlement with the Company. For more information, see “Plan of Distribution.” The registration statement of which this prospectus is a part also registers the renewal of L Bonds that are outstanding from time to time.

Denomination	The minimum purchase amount is 25 L Bond Units, or $25,000 in principal amount. Additional L Bonds in excess of 25 Units may be purchased in any number of whole or fractional Units.

Offering Price	$1,000 per whole Unit, representing 100% of the principal amount of the L Bond represented by a whole Unit. Throughout this prospectus, we refer to L Bond Units simply as “L Bonds.”

Limited Rescission Right

If you are purchasing L Bonds through direct settlement with the Company and your Subscription Agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective, you will have a limited time within which to rescind your investment subject to the conditions set forth in this prospectus. See “Description of the L Bonds — Limited Rescission Right” for additional information.

Maturity

You may generally choose maturities for your L Bonds of two, three, five or seven years. Nevertheless, depending on our capital requirements, we may not offer and sell L Bonds of all maturities at all times during this offering.

Interest Rates

The interest rate of the L Bonds will be established at the time of your purchase, or at the time of renewal, based upon the rates we are offering in this prospectus or our latest interest rate supplement to this prospectus (i.e., any prospectus supplement containing interest rate information for L Bonds of different maturities), and will remain fixed throughout the term of the L Bond. We may offer higher rates of interest to investors with larger aggregate L Bond portfolios, but only as set forth in the then-current interest rate supplement.

Interest Payments

We will pay interest on the L Bonds based on the terms you choose, which may be monthly or annually. Interest will accrue from the effective date of the L Bond’s issuance. If you purchase your L Bond directly from the Company, the effective date of your L Bond will be the date on which we accept your fully paid subscription. If you purchase your L Bond through DTC settlement, interest will begin accruing on the trade date. Based on our anticipated bi-monthly closing cycle, this means that interest will accrue for a period of 15 or 30 days for the month in which your purchase is made, depending on when during the DTC closing cycle your purchase is made. Interest payments will generally be made on the 15th day immediately following the last day of the month to the L Bond holder of record as of the last day of that interest-payment period. Interest will be paid without any compounding.

Principal Payments

The maturity date for the L Bonds will be the last day of the month during which the L Bond matures. We are obligated to pay the principal on the L Bond by the fifth day of the month next following its maturity (or the first business day following such date).

Payment Method

Principal and interest payments will be made by direct deposit to the account you designate in your Subscription Agreement if you purchase L Bonds through direct settlement with the Company. If you purchase L Bonds through DTC settlement, principal and interest payments will be made to your brokerage or custodial account through DTC.

Renewal or Redemption at Maturity

Upon maturity, the L Bonds will be automatically renewed for the same term at the interest rate we are offering at that time to other investors with similar aggregate L Bond portfolios for L Bonds of the same maturity, unless repaid upon maturity at our or your election. In this regard, we will notify you at least 30 days prior to the maturity date of your L Bonds. In the notice, we will advise you if we intend to repay the L Bonds or else remind you that your L Bonds will be automatically renewed unless you exercise your option, at least 15 days prior to the maturity date, to elect to have your L Bonds repaid. If applicable, a new certificate will be issued.

If we determine that a post-effective amendment to the registration statement covering the offer and sale of L Bonds must be filed during your 15-day repayment election period, we will extend your election period until ten days following the postmark date of our notice to you that the amendment has become effective.

For any L Bonds offered hereby that mature after the three-year anniversary of the commencement of this offering, we expect that the renewal of such L Bonds may require us to file a new registration statement. In such a case, the new registration statement must be declared effective before we will be able to renew your L Bond. In this event, if the new registration statement has not yet been filed or become effective, we will extend your election period until ten days following the date of our notice to you that the new registration statement has become effective, which notice will include a new prospectus.

If L Bonds with similar terms are not being offered at the time of renewal, then (i) the interest rate upon renewal will be (a) the rate specified by us in writing on or before the maturity date or (b) if no such rate is specified, the rate of your existing L Bonds, and (ii) the maturity will the same if L Bonds of the same maturity are then being offered at the time of renewal. If L Bonds of the same maturity are not then being offered at the time of renewal, then the maturity will be the next earliest maturity. Accordingly, you should understand that the interest rate offered upon renewal may differ from the interest rate applicable to your L Bonds prior to maturity. See “Description of the L Bonds — Renewal or Redemption on Maturity.”

Call and Redemption Prior to Maturity

We may call and redeem the entire outstanding principal balance and accrued but unpaid interest of any or all of the L Bonds at any time without penalty or premium. L Bond holders will have no right to require us to redeem any L Bond prior to maturity unless the request is due to death, bankruptcy or total permanent disability. The indenture defines “total permanent disability” as the determination by a physician, approved by us, that a holder of an L Bond who is a natural person, and who was gainfully employed at the time of issuance of the L Bond (or its renewal date), is unable to work on a full-time basis during a period of 24 consecutive months.

In our sole discretion, we may accommodate other requests to redeem any L Bond prior to maturity. If we agree to redeem an L Bond upon the request of an L Bond holder (other than in connection with death, bankruptcy or total permanent disability), we will impose a redemption fee of 6% against the outstanding principal balance of the L Bond redeemed, which fee will be subtracted from the amount paid.

Ranking	The L Bonds will constitute secured debt of GWG Holdings. The payment of principal and interest on the L Bonds will be:

•    pari passu with respect to payment on and collateral securing all L Bonds, of which approximately $461.4 million in principal amount is outstanding as of December 31, 2017 (see the caption “— Collateral Security” below);

•    structurally junior to the present and future obligations owed by DLP IV under a senior secured term loan with LNV/CLMG, and structurally or contractually junior to any future obligations that DLP IV or other primary obligors or guarantors may have under future senior secured borrowing facilities; and

• structurally junior to the present and future claims of other creditors of DLP IV, including trade creditors.

The indenture will permit us to issue other forms of debt, including senior and secured debt, in the future. Any such secured senior debt will have priority over L Bonds with respect to claims for payment and claims for any collateral that is shared as between the holders of L Bonds and such senior secured debt.

To fully understand the foregoing summary, you should understand that “pari passu” means that claims for payment and entitlement to security among the holders of L Bonds (including the holders of previously issued L Bonds) and the holders of any later-created class of “pari passu debt” of ours, will generally be treated equally and without preference. Debt issued on a pari passu basis in the future would be treated equally and without preference in respect of the L Bonds. Thus, in the event of any default on the L Bonds (or any other debt securities of ours that is pari passu with the L Bonds) resulting in claims for payment or claims on collateral security, the holders of the L Bonds and all such other debt securities that are pari passu with the L Bonds would share in payment or collateral in proportion to the amount of principal and interest owed on each such debt instrument. See “Description of the L Bonds — Ranking” for further information.

Guarantee

The payment of principal and interest on the L Bonds is fully and unconditionally guaranteed by GWG Life. On December 31, 2017, there was approximately $461.4 million in outstanding principal amount of previously issued L Bonds.

Collateral Security

The L Bonds are secured by the assets of GWG Holdings, Inc. We have granted a security interest in all of our assets to the indenture trustee for the benefit of the L Bond holders. Our assets consist primarily of our investments in our subsidiaries and any cash proceeds we receive from life insurance assets of our subsidiaries, and all other cash and investments we hold in various accounts.

 Substantially all of our life insurance assets are held in our subsidiary DLP IV. The L Bonds’ security interest will be structurally subordinate to the security interest in favor of our senior secured lender, together with any future senior secured lenders of ours. The assets of GWG Life, including proceeds it receives as distributions from DLP IV and derived from the insurance policies owned by DLP IV, are collateral for GWG Life’s guarantee of the repayment of principal and interest on the L Bonds.

The L Bonds are also secured by a pledge of a majority of our outstanding common stock beneficially held by our largest stockholders. For more information please see “Description of the L Bonds — Collateral Security.”

Indenture Covenants	The indenture governing the L Bonds places restrictive covenants and affirmative obligations on us. For example, our debt coverage ratio may not exceed 90%.

The indenture defines the debt coverage ratio as a percentage calculated by the ratio of (A) obligations owing by us and our subsidiaries on all outstanding debt for borrowed money (including the L Bonds), over (B) the net present asset value of all life insurance assets we own, directly or indirectly, plus any cash held in our accounts, plus, without duplication, the value of all other assets of the Company as reflected on our most recently available balance sheet prepared in accordance with GAAP. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the cash flows derived from the face value of policy benefit assets we own, discounted at a rate equal to the weighted-average cost of capital for all our indebtedness for the prior month.

We are required to notify the indenture trustee in the event that we violate this restrictive covenant for a period of 30 consecutive days. An “event of default” will exist under the indenture if a violation of this covenant persists for a period of 60 calendar days after the trustee’s notice to us of a breach, or such a notice received from the holders of at least 25% in principal amount of outstanding L Bonds.

The indenture also places limitations on our ability to engage in a merger or sale of all of our assets. See “Description of the Indentures — Events of Default” and “— Consolidation Mergers or Sales” for more information.

Use of Proceeds

If all the L Bonds are sold, we would expect to receive up to approximately $918.8 million of net proceeds from this offering after paying estimated offering and related expenses and after paying our estimated average selling commissions, dealer-manager fees, accountable expense allowance, wholesale commissions and our offering expenses. There is no minimum amount of L Bonds that must be sold before we access investor funds. The exact amount of proceeds we receive may vary considerably depending on a variety of factors, including how long the L Bonds are offered.

We intend to use the net proceeds from this offering to: service our life insurance assets; and for certain other expenditures we anticipate incurring in connection with this offering and in connection with our business. See “Use of Proceeds” for additional information.

No Market for L Bonds Units; Transferability

There is no existing market for the L Bonds and we do not anticipate that a secondary market for the L Bonds will develop. We do not intend to apply for listing of the L Bonds on any securities exchange or for quotation of the L Bonds in any automated dealer quotation system. Nevertheless, you will be able to freely transfer or pledge L Bonds. See “Description of the L Bonds — Transfers.”

Book Entry	The L Bonds may be issued in book-entry form, certificated form, or in the form of a global certificate deposited with a depositary. See “Description of the L Bonds — Registration and Exchange.”

Covered Security

Our L Bonds are a “covered security.” The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act of 1933. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange. Our L Bonds are a covered security because they are senior to our common stock, which is listed on The Nasdaq Capital Market, and therefore our offering of L Bonds is exempt from state registration.

Although the status of our L Bonds as a “covered security” will facilitate their purchase and sale to a broader range of investors than would otherwise be available to us, and although the offer and sale of a “covered security” generally involves fewer issuance costs to the issuer of such securities, our L Bonds are not a suitable purchase for all investors. In this regard, please carefully review the “Risk Factors” contained in this prospectus, as well as the disclosures on page 19 under the heading “Covered Security.”

Risk Factors

An investment in the L Bonds involves significant risks, including the risk of losing your entire investment, and may be considered speculative. Importantly, we maintain a senior borrowing arrangement that subordinates the right to payment on, and shared collateral securing, the L Bonds to our senior secured lender. From time to time we may add or replace senior lenders and the particular arrangements under which we borrow from them. In addition, these borrowing arrangements with senior lenders restrict, and are expected to continue to restrict, our cash flows and, subject to certain exceptions, distributions from our operating subsidiaries. These provisions will restrict cash flows available for payment of principal and interest on the L Bonds. For a summary of risks relating to this offering and our Company and business, please see “Risk Factors” on page 19.

RISK RELATING TO FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus contain forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions about our operations and the investments we make, including, among other things, factors discussed under the heading “Risk Factors” in this prospectus and the following:

•         changes in the secondary market for life insurance;

•         changes resulting from the evolution of our business model and strategy with respect to the life insurance industry;

•         our limited operating history;

•         the valuation of assets reflected on our financial statements;

•         the reliability of assumptions underlying our actuarial models, including our life expectancy estimates;

•         our reliance on debt financing;

•         our history of operating losses;

•         risks relating to the validity and enforceability of the life insurance policies we purchase;

•         risks relating to our ability to license and effectively apply technologies to improve and expand the scope of our business;

•         our reliance on information provided and obtained by third parties;

•         federal, state and FINRA regulatory matters;

•         competition in the secondary market of life insurance;

•         the relative illiquidity of life insurance policies;

•         our ability to satisfy our debt obligations if we were to sell our entire portfolio of life insurance policies;

•         life insurance company credit exposure;

•         cost-of-insurance (premium) increases on our life insurance contracts;

•         general economic outlook, including prevailing interest rates;

•         performance of our investments in life insurance policies;

•         financing requirements;

•         risks associated with our merchant cash advance business;

•         risks associated with our attempts to commercialize our M-Panel technology;

•         risks associated with our ability to protect our intellectual property rights;

•         litigation risks;

•         restrictive covenants contained in borrowing agreements; and

•         our ability to make cash distributions in satisfaction of dividend obligations and redemption requests.

Forward-looking statements can be identified by the use of words like “believes,” “could,” “possibly,” “probably,” “anticipates,” “estimates,” “projects,” “expects,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” or the negative of these expressions or other variations, or by discussions of strategy that involves risks and uncertainties. All forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements.

We base these forward-looking statements on current expectations and projections about future events and the information currently available to us. Although we believe that the assumptions for these forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Consequently, no representation or warranty can be given that the estimates, opinions, or assumptions made in or referenced by this prospectus will prove to be accurate. Some of the risks, uncertainties and assumptions are identified in the discussion entitled “Risk Factors” in this prospectus. We undertake no obligation to update our forward-looking statements. We caution you that the forward-looking statements in (or incorporated by reference into) this prospectus are only estimates and predictions, or statements or current intent. Actual results or outcomes, or actions that we ultimately undertake, could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. These risks, uncertainties and assumptions include, but are not limited to, those discussed in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before purchasing the securities offered by this prospectus, you should carefully consider the risks, uncertainties and additional information (i) set forth in our most recent Annual Report on Form 10-K filed with the SEC on March 29, 2018, Quarterly Reports on Form 10-Q filed with the SEC on May 12, August 10, and November 9, 2017, and Current Reports on Form 8-K filed with the SEC on February 9, February 22, March 8, April 3, May 10, June 30, August 10, September 27, October 26, November 9, 2017 and January 18, 2018, our definitive proxy statement filed with the SEC on March 30, 2017, all which are incorporated by reference into this prospectus, and (ii) contained herein or in any applicable prospectus supplement. The information incorporated by reference into this prospectus specifically includes the risk factors contained in our Annual Report on Form 10-K filed with the SEC on March 29, 2018.

For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” The risks and uncertainties in this prospectus and in the documents incorporated, or deemed to be incorporated, by reference in this prospectus are those that we currently believe may materially impact the Company. Additional risks not presently known or are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

We may be unable to raise the capital we are seeking from our securities offerings, and may be unable to meet our overall business objective of growing a larger, actuarially diverse portfolio of life insurance assets.

Our offer and sale of L Bonds and other securities are the principal means by which we intend to raise funds needed to meet our goal of growing a larger and more statistically diverse portfolio. While we plan to continue financing our business, if we are unable to do so for any reason we may be unable to meet our goal. In addition, if holders of our L Bonds were to fail to renew those securities with the frequency we have historically experienced, and if actual cash flows from our portfolio of life insurance policies do not occur as our actuarial projections have forecasted, we could be forced to sell some or all of our investments in life insurance policies in order to service or satisfy our debt-related obligations. If we are forced to sell some or all of our investments in life insurance policies, or our entire portfolio, we may be unable to sell them at prices we believe are optimal or that approximate the discount rate we have applied to value our portfolio, particularly if our sale of policies occurs at a time when we are (or are perceived to be) in distress. In any such event, our business and the value of our securities would likely be materially and adversely impacted.

We depend upon cash distributions from our subsidiaries, and contractual restrictions on distributions to us or adverse events at one of our operating subsidiaries could materially and adversely affect our ability to pay our debts, redeem preferred stock when requested and continue operating our business.

GWG Holdings, Inc. is a holding company. As a holding company, we conduct our operations through operating subsidiaries, and as such our most significant assets are cash and our ownership interests in our subsidiaries. Accordingly, our ability to meet our obligations, including our obligations under the L Bonds, materially depends upon the ability of our subsidiaries to distribute cash to us. In this regard, the ability of our subsidiaries to distribute cash to us is, and will continue to be, restricted by certain negative covenants in the agreement governing our senior credit facility. If any of these limitations were to materially impede the flow of cash to us, our ability to service and repay our debt, including obligations under the L Bonds, would be materially and adversely affected. In addition, any adverse corporate event at the subsidiary level, such as a declaration of bankruptcy, liquidation or reorganization or an event of default under our senior credit facility, could adversely affect the ability of our subsidiaries to distribute cash to us, and thereby materially and adversely affect our ability to service and repay our debt, including obligations under the L Bonds, and negatively impact our ability to continue operations.

Cost-of-insurance (premium) increases could materially and adversely affect our profitably and financial condition.

We are subject to the risk of increased cost-of-insurance (“COI”) charges (i.e., premium charges) for the universal life insurance policies we own in our portfolio. As of December 31, 2017, approximately 24% of the policies in our portfolio have premium levels that are guaranteed under the terms of the policy to keep the policy’s death benefit in force even in a situation where the policy’s cash account has been wholly depleted. On the remaining 76% of our policies, we pay “non-guaranteed COI charges” and are subject to the risk that the insurer could increase the COI charges for the policy. In all cases, the amount of increase is subject to any limits that may be set forth in the insurance policy. Because very few of the policies we own have significant cash account value balances, any COI increase will require us to use more cash to satisfy the minimum premium amount required to keep the related policy in force, and this could materially and adversely affect our profitability.

A COI increase can also be expected to impair the value of the affected policy since extra expense (i.e., additional premium amounts) will be required to keep the policy in force, and such extra expense will diminish the economic value, or return, of the policy upon the mortality of the insured. As a result, any widespread COI increases in policies we own would likely have a material and adverse effect on the value of our portfolio, which in turn would materially and adversely affect our financial condition.

Subordination provisions contained in the indenture will restrict the ability of the trustee or the L Bond holders to enforce their rights against us under the indenture, including the right to payment on the L Bonds, if a default then exists under a senior credit facility.

The L Bonds will be subordinate in right of payment to any claims of our senior lenders under a senior credit facility. In this regard, subordination provisions limiting the right of L Bond holders to enforce their rights are contained in the indenture. These provisions include:

•         a prohibition on challenging any enforcement action taken by a senior lender, or interfering with any legal action or suits undertaken by a senior lender, against us and our affiliates;

•         a 180-day standstill period during which there may not be brought any action against us or our affiliates to enforce rights respecting collateral unless our senior credit facilities have been repaid in full, which period may be extended if the senior lender takes action during such standstill period; and

•         a prohibition on filing a bankruptcy or insolvency case against us or our affiliates for at least one year plus one day after any senior lender has been paid in full.

In the event of a default on a senior credit facility, the indenture prohibits us from making any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repayment at maturity, on default, or otherwise), on the L Bonds and any other indebtedness unless and until: (i) the default respecting the senior credit facility has been cured or waived or has ceased to exist; or (ii) in the case of a non-payment default that permits a senior lender to declare as due and payable all amounts owing under a senior credit facility (but where that senior lender has not yet so declared amounts as being due and payable), the end of the period commencing on the date the trustee receives written notice of default from the senior lender and ending on the earliest of (1) our discharge of the default (or other cure), (2) the trustee’s receipt of a valid waiver of default from the senior lender, or (3) a written notice from the senior lender terminating the payment prohibition.

During any payment prohibition period, neither the holders of the L Bonds nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the L Bonds. Other provisions of the indenture do permit the trustee to take action to enforce the payment rights of L Bond holders after 179 days have passed since the trustee’s receipt of notice of default from a senior lender, but in such case any funds paid as a result of any such suit or enforcement action shall be applied toward the senior credit facility until the facility is indefeasibly paid in full before being applied to the L Bonds.

These subordination provisions present the risk that, upon any default by us on obligations owed to our senior lenders, the holders of the L Bonds will be unable to enforce their rights to payment.

If the 180-day standstill period noted above, or any other limitation on the rights of the trustee or L Bond holders to assert their rights to payment of principal or interest under the indenture, is ultimately determined to conflict with provisions of the Trust Indenture Act of 1939 (most notably sections 316(b) and 317(a) of that Act), then the trustee, as well as any holder who shall not have earlier consented to such subordination provisions, will (notwithstanding such provision contained in the indenture) be authorized to institute a lawsuit for the enforcement of any payment of principal or interest after their respective due dates.

The collateral granted as security for our obligations under the L Bonds may be insufficient to repay the indebtedness upon an event of default.

GWG Holdings (the issuer of the L Bonds) and GWG Life (the guarantor of obligations under the L Bonds, and the wholly owned subsidiary of GWG Holdings) have each granted a security interest in substantially all of their respective assets to serve as collateral security for obligations under the L Bonds. Importantly, DLP IV owns substantially all of our life insurance policies and is the borrower under our senior credit facility with LNV/CLMG. As the borrower under that senior credit facility, all of its assets — including all of its life insurance policy assets — serve as collateral for our obligations under the facility.

The most significant assets of each of GWG Holdings and GWG Life are their cash and investments in their respective subsidiaries. At December 31, 2017, GWG Holdings’ total assets were approximately $594.5 million, of which approximately $112 million was cash and approximately $480.7 million was its investment in subsidiaries. On that same date, GWG Life’s total assets were approximately $480.7 million, of which approximately $1.5 million was cash and approximately $415.2 million was its investment in subsidiaries. Approximately $51.1 million in fair value of life insurance policies was directly owned by GWG Life at December 31, 2017.

Because of the fact that substantially all of our life insurance assets are held in our DLP IV subsidiary, and all of those assets serve as collateral security for our obligations under our senior credit facility, L Bond holders risk the possibility that the collateral security that has been granted for our obligations under the L Bonds may be insufficient to repay holders upon an event of default. Furthermore, while the indenture governing the L Bonds limits the amount of debt we and our subsidiaries can incur, the indenture permits us and our subsidiaries to incur additional secured debt (subject to the debt coverage ratio) that may be senior to the L Bonds.

If a significant number of holders of our L Bonds demand repayment upon maturity instead of renewing the bonds, and at such time we do not have sufficient access to capital to fund those repayments (and do not otherwise have access to sufficient capital), we may be forced to liquidate some of our life insurance policies, which could have a material and adverse impact on our results of operations and financial condition.

As of December 31, 2017, we had approximately $461.4 million in principal amount of L Bonds outstanding. Since we first issued our L Bonds through December 31, 2017, we have experienced $394.9 million in maturities, of which $234.7 million has renewed for an additional term. This has provided us with an historical renewal rate of approximately 59.4%, in principal amount, for L Bond maturities. Future contractual maturities of L Bonds, and future amortization of their deferred financing costs, at December 31, 2017 are as follows:

Years Ending December 31,	L Bonds
2018	$105,916,000
2019	151,689,000
2020	78,402,000
2021	30,759,000
2022	40,018,000
Thereafter	54,643,000
$461,427,000

If investors holding existing and maturing indebtedness do not elect to renew their investments and we do not at such time have or have access to sufficient capital, then we may need to liquidate some or all of our investments in life insurance policies earlier than anticipated. In such an event, we may be unable to sell those policies at prices we believe are fair or otherwise appropriate and these sales could have a material and adverse impact on our results of operations and financial condition. See also “We may be unable to raise the capital we are seeking . . . ..”

The debt coverage ratio, designed to provide some assurance that the value of our assets exceeds our obligations to the holders of L Bonds, values our life insurance policy assets in a manner that may not be representative of the amount we would actually receive upon a sale of those assets.

Under the indenture governing the L Bonds, the maximum amount of L Bonds we may issue at any time is limited to an amount such that our debt coverage ratio does not exceed 90%. This limitation is designed to provide a basis to ensure that the net present value of policy benefits from our life insurance assets are able to cover the obligations to our L Bond holders. Conceptually, and because we intend to hold our life insurance policies until we receive the related policy benefits, the debt coverage ratio is based on the future receipt of our portfolio’s gross expected yield (i.e., our expected gains) as measured against the future interest cost of our total debt obligations to finance the portfolio to maturity. Expressed as a percentage, the debt coverage ratio is calculated as the ratio of (i) the total amounts outstanding on interest-bearing debt over (ii) the net present asset value of all life insurance assets we own, plus any cash and cash equivalents held in our accounts, plus policy benefit receivables, and plus, without duplication, the value of all other assets of the Company as reflected on its most recently available balance sheet prepared in accordance with GAAP. For this purpose, the net present asset value of our life insurance assets is calculated as the present value of the life insurance portfolio’s expected future cash flows discounted at the weighted-average interest rate of the interest-bearing indebtedness for the previous month.

Although the debt coverage ratio is designed to provide a basis to ensure that our assets will be sufficient to meet our obligations to the holders of L Bonds, the “net present value” of our life insurance assets used in the debt coverage ratio is not the same as the “fair value” of those assets on our balance sheet. Accordingly, the “net present value” and the “fair value” of our life insurance assets may be different — greater or less — and as a result the debt coverage ratio is not informative of the amount we and holders of L Bonds would actually receive if we were forced to sell or liquidated our assets. Furthermore, any sale or liquidation of all or a significant portion of our assets would incur significant transactional costs. As a result, our mere compliance with the debt coverage ratio in the indenture will not guarantee that the value of our assets, if sold or liquidated, would in all cases exceed the amount of our obligations to the holders of L Bonds.

We have no obligation to redeem L Bonds prior to their maturity date except in very limited circumstances.

We will have no obligation, and L Bond holders will have no right to require us, to redeem any L Bonds prior to their maturity date. The only exceptions will exist for situations in which an individual natural person who holds an L Bond suffers a total permanent disability or a bankruptcy, or dies. In such an event, we will be required to redeem the L Bonds of that person so long as certain procedural requirements are met. We may nonetheless agree, in our sole and absolute discretion, to accommodate requests to redeem L Bonds prior to their maturity in other cases. If, in our discretion, we voluntarily agree to redeem L Bonds that we are not obligated to redeem under the indenture, we will assess a 6% redemption fee for the transaction. For more information, see “Description of the L Bonds — Call and Redemption Prior to Stated Maturity.” As a result, any investment in our L Bonds should be considered illiquid until its stated maturity date.

Inaccuracies in the life expectancy estimates we use for small face policies could have a material and adverse effect on our results of operation and financial condition.

As of December 31, 2017, we owned 502 “small face” life insurance policies (i.e., policies having $1 million in face value of benefits or less) having $279.9 million in aggregate face value of benefits. We expect that the proportion of our total portfolio of life insurance policies consisting of small face policies will continue to increase in the future.

The underwriting processes we use to evaluate, price and purchase small face policies are different from, and may not be as reliable as, the processes we use for life insurance policies with larger face values of benefits. In particular, the processes we use to develop or obtain life expectancy estimates and the related mortality curves for small face policies are less extensive than traditional methods. These processes include obtaining either a single fully underwritten or simplified report as opposed to two fully underwritten reports. A simplified third-party underwriting report is based on a self-reported medical interview and may be supplemented with additional information obtained from a pharmacy benefit manager database which is provided to one or more medical-actuarial underwriting firms to obtain a simplified life expectancy report. Although we obtain professional actuarial guidance regarding these processes, our simplified underwriting methodology may not be as reliable as the processes we use for policies with larger (i.e., greater than $1 million) face value of benefits where two fully underwritten life expectancy reports are obtained.

As the face value attributable to our small face policies increases relative to the total face value of our portfolio, the accuracy with which we have estimated life expectancies for these policies will become increasingly material to our business. Any shortcomings in the processes we use to evaluate, price, purchase and value our small face policies, or significant inaccuracies in the life expectancy estimates relating to those policies, could have a material and adverse effect on our results of operation and financial condition. Any such outcomes could have a negative and possibly material effect on our ability to satisfy our debts.

We may in the future rely, in part, on new and unproven technology as part of our underwriting processes. If the mortality predictions we obtain through use of this technology proves inaccurate, our results of operation and financial condition could be materially and adversely affected.

We recently exercised our option to license, on an exclusive basis for use in the life insurance industry, new technology (which we call “M-Panel” technology) that we believe may be applied to assist us with the mortality predictions in the course of underwriting and valuing life insurance policies. This M-Panel technology, however, has not yet been commercially applied in the manner we envision, and it is possible that we will be unable to obtain more accurate mortality predictions through its use. It is also possible that the mortality predictions we obtain through use of the M-Panel technology will prove inaccurate, and perhaps materially so. In such a case, our failure to accurately forecast mortalities could have a material and adverse effect on our results of operation and financial condition, which could in turn materially and negatively affect the price of our common stock and our ability to satisfy our debts.

Although we have entered into a written license agreement for the M-Panel technology, we may have difficulties preventing third parties from using that technology, and we may be required to obtain additional licenses from other parties prior to our commercial use of that technology. We may be forced to develop our own proprietary processes, the success of which would be uncertain. Difficulties we encounter in our efforts to use or develop, and protect, intellectual property may prove costly and affect our results of operation.

The M-Panel technology rights we have licensed are the subject of a provisional patent application, but no patent protection will be afforded those rights unless and until a non-provisional patent application is filed with the U.S. Patent and Trademark Office, which filing is beyond our control. If the patent for the M-Panel technology ultimately were to issue, we would be legally entitled to prevent third parties from using any part of the technology that is both covered by the claims of the patent and licensed to us. If, on the other hand, no patent is ultimately granted with respect to the M-Panel technology (or the scope of claims is too narrow to afford us with meaningful protection), then we may be unable to prevent third parties from using the M-Panel technology. This outcome may severely diminish any competitive advantage we hope to obtain through our use of the M-Panel technology.

We are aware that other patent applications pending in the U.S. Patent and Trademark Office may have scopes of claims that overlap with the claims contained in the provisional patent application filed with respect to the M-Panel technology. If those other patents were to issue with scopes of claims that in fact overlap with the claims in any patent application for the M-Panel technology, we would likely be required to enter into a license agreement with other third parties before we could use processes that are covered by those overlapping claims. Nevertheless, we may be unable to procure such a license, and even if we are able to procure such a license it may prove too costly for us. Alternatively, we would ourselves be required to develop other processes that would not overlap with other patent claims. Our own development of these processes could be costly and time consuming and may ultimately prove unsuccessful.

In sum, any difficulties we encounter in our efforts to use (through a license), or develop, and ultimately protect, intellectual property from which we hope to gain a competitive advantage and enter into new insurance-related markets could prove costly and time-consuming enough to materially and adversely affect our results of operation.

The M-Panel technology we license may subject us to claims of infringement or invalidity from third parties, and the magnitude of this risk to our business generally rises if and as we become more successful in employing and relying on the technology. Any such claims would be complex and costly, and adverse outcomes could undermine the competitive advantages we seek.

Our reliance on M-Panel technology (or any other technology we own or license) will subject us to the risk that other parties may assert, rightly or wrongly, that our intellectual property rights are invalid or violate the rights of those parties, as well as the risk that our intellectual property rights will be infringed upon by third parties. Any outcome invalidating our intellectual property rights or otherwise diminishing the competitive advantages obtained, at least in part, through the use of those rights could have a material and adverse effect on our competitive position and our prospects.

Commercializing the M-Panel or other technology may require significant expenses, may cause us to incur losses, and may ultimately prove ineffective or fail to create profitable business lines in the life insurance and related industries in which we operate.

We intend to pursue new business models and business strategies in the insurance industry with M-Panel or similar technology. This M-Panel technology, however, has not yet been commercially applied in the manner we envision, and it is possible that we will incur losses as a result of these efforts. It is also possible that we will be unable to effectively commercialize M-Panel or similar technology, or unsuccessful in disrupting the life insurance industry. One or more competitors, however, may ultimately succeed in applying technology to the life insurance industry in a manner that provides them with a significant competitive advantage or that disrupts the marketplace. Any such outcome could have a material and adverse effect on our prospects, which could in turn materially and negatively affect the price of our common stock and our ability to satisfy our debts.

We are in the final stages of readying our first scaled research pilot that will run concurrent M-Panel testing and life insurance underwriting analysis on insurance applicants. On each insurance applicant, we will compare and analyze the standard underwriting protocol against a detailed epigenetic scan of methylation patterns. Although we expect we will emerge from the pilot with a quantitative understanding of the accuracy of our M-Panel Smoking Test and Alcohol Test that will be critical in commercializing our tests for the life insurance industry, we have not yet validated the claims that we believe to be true in a large-scale study. Further, although we invest in the insurtech business overall and in research and development specifically, these activities do not guarantee that we will develop or obtain intellectual property necessary for profitable operations. Costs involved in developing and protecting rights in intellectual property may have a negative impact on our business.

Fraudulent transfer statutes may limit your rights under GWG Life’s guarantee of the L Bonds.

Obligations under our L Bonds will be fully and unconditionally guaranteed by our direct wholly owned subsidiary, GWG Life. The guarantee may be subject to review under various laws for the protection of creditors. It is possible that other creditors of GWG Life may challenge the guarantee as a fraudulent transfer under relevant federal and state laws. Under certain circumstances, including a finding that GWG Life was insolvent at the time its guarantee was issued, a court could hold that the obligations of GWG Life under the guarantee may be voided or are subordinate to other obligations of GWG Life, or that the amount for which GWG Life is liable under its guarantee of the L Bonds may be limited. Different jurisdictions define “insolvency” differently, and we cannot assure you as to what standard a court would apply to determine whether GWG Life was insolvent at the time it guaranteed obligations under the L Bonds. If a court were to determine that GWG Life was insolvent on the date on which it guaranteed the L Bonds, or that the guarantee constituted a fraudulent transfer on other grounds, then the claims of creditors of GWG Life would effectively have priority (with respect to GWG Life’s assets and earnings) over the claims of L Bond holders.

Our controlling stockholders and principal executives are involved in litigation “clawback” claims, and it is possible that adverse outcomes from these claims could negatively affect us.

Our Chief Executive Officer, Jon R. Sabes, and our corporate secretary and Chief Operating Officer — Life Epigenetics Inc., Steven F. Sabes, who together beneficially own or control approximately 72% of our common stock, are subject to clawback litigation relating to loan payments made to Opportunity Finance, LLC. The litigation stems from loan payments received by Opportunity Finance, LLC (owned by Jon R. Sabes and Steve F. Sabes) from a borrower who filed for bankruptcy in 2008. The bankruptcy trustee alleges that loan repayments to Opportunity Finance were voidable transfers under preference or other legal theories and seeks to recover amounts for other creditors of the bankruptcy estate Case No. 08-45257 (U.S. Bankruptcy Court District of Minnesota). Such loan repayments may ultimately be deemed to be voidable transfers under preference or other legal theories. To date, no claim has been made against us.

While we believe there are numerous meritorious defenses to the claims made by the bankruptcy trustee, and we are advised that the defendants in that action will vigorously defend against the trustee’s claims, the defendants may not prevail. If the bankruptcy trustee were to succeed in any effort to sell or transfer the equity interests of Jon R. Sabes or Steven F. Sabes in our company as a result of the litigation, there could be a change in control of our company. Such an event could adversely affect holders of our L Bonds by reducing the number of shares of common stock of GWG Holdings that have been pledged as collateral security for our obligations under those securities. Finally, regardless of the outcome of this litigation, these matters may distract management and reduce the time and attention that they are able to devote to our business.

The loss of the services of our current executives or other key employees, or the failure to attract additional key individuals, would materially adversely affect our business operations and prospects.

Our financial success is significantly dependent upon the efforts of our current executive officers and other key employees. We have entered into employment agreements with Messrs. Jon R. Sabes and William B. Acheson. Nevertheless, there can be no assurance that these individuals will continue to provide services to us. A voluntary or involuntary termination of employment could have a materially adverse effect on our business operations if we were not able to attract qualified replacements in a timely manner. At present, we do not maintain key-man life insurance policies for any of these individuals. In addition, our success and viability is also dependent to a significant extent upon our ability to attract and retain qualified personnel in all areas of our business, especially our sales, policy acquisition, and financial management team. If we were to lose the members of these service teams, we would need to replace them with qualified individuals in a timely manner or our business operations and prospects could be adversely impacted.

We have no obligation to contribute to a sinking fund to retire the L Bonds, nor are the L Bonds guaranteed by any governmental agency.

We have no obligation to contribute funds to a sinking fund to repay principal or pay interest on the L Bonds upon maturity or default. The L Bonds are not certificates of deposit or similar obligations of, or guaranteed by, any depository institution. Further, no governmental entity insures or guarantees payment on the L Bonds if we do not have sufficient funds to make principal or interest payments.

We have the discretion to purchase assets, including life insurance assets, through different subsidiaries, and to transfer assets among our subsidiaries. Any decision to purchase or hold title to assets in one subsidiary, as opposed to a different subsidiary, may affect the value of collateral security for our obligation under the L Bonds.

We may at our discretion direct the purchase of policies by, and the sale of policies and other assets amongst, different subsidiaries of GWG Holdings. Purchases of assets in, or movements of assets amongst, different subsidiaries could affect the value of the collateral security for obligations under the L Bonds. For example, purchases through, or transfers of life insurance policies to, DLP IV would cause the policies acquired or transferred to become collateral for our senior credit facility with LNV/CLMG, whereas purchases through, or transfers of life insurance policies to, GWG Life would cause the policies acquired by GWG Life to become collateral for the L Bonds. Accordingly, purchases of assets through, or transfers of assets to, different subsidiaries may affect the value of collateral security for different classes of holders of our debt, including the L Bonds. In the case of a liquidation, any of these discretionary decisions may affect the value of, and amount you may ultimately be entitled to receive with respect to, your L Bonds.

We are an “emerging growth company” under federal securities laws, and the reduced reporting requirements applicable to emerging growth companies may make it more difficult to compare our financial statements to those of other issuers that are not emerging growth companies.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements normally applicable to public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a non-binding advisory vote on executive compensation, and delayed adoption of new or revised financial accounting standards. We could be an emerging growth company through 2019, although certain circumstances could cause us to lose that status earlier. It is possible that these reduced reporting requirements could make it more difficult for investors to compare our results of operations and financial condition with those of other companies that are not emerging growth companies.

We do not expect a market to exist that will enable you to sell your L Bonds.

Although we are a public reporting company that files information with the SEC, the L Bonds will not be readily resalable or transferable. No public market for the L Bonds exists and none is expected to develop. As a result, the transferability of the L Bonds will be limited. Accordingly, the purchase of L Bonds is not suitable for investors desiring liquidity at any time prior to the maturity of the L Bonds.

We cannot know the tax implications of an investment in the L Bonds for the L Bond holder.

The section of this prospectus entitled “Material Federal Income Tax Considerations” sets forth a summary of federal income tax consequences to the purchasers of the L Bonds. No information is provided concerning tax consequences under any other federal, state, local or foreign laws that may apply to the purchasers of the L Bonds. Prospective investors or their representatives should read that section very carefully in order to properly evaluate the federal income tax risks of an investment in the L Bonds. Each prospective investor should consult his personal counsel, accountant and other business advisors as to the federal, state, local and foreign tax consequences of an investment in the L Bonds. L Bond holders will receive an IRS Form 1099-INT in connection with their receipt of interest payments.

USE OF PROCEEDS

If all of the L Bonds are sold, we expect to receive up to approximately $918.8 million of net proceeds from this offering after paying our estimated offering and related expenses and the estimated selling commissions and additional compensation consisting of the following:

•         a dealer-manager fee payable to the dealer manager in an amount equal to 0.50% of the principal amount of all L Bonds sold;

•         an accountable expense allowance to be paid to the selling group members, which may include due diligence expenses of the dealer manager and selling group members set forth in a detailed and itemized invoice and as further described below;

•         wholesaling fees, which may consist of commissions and non-transaction based compensation of the wholesalers;

•         non-cash compensation, which may consist of an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment that is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target, the national and regional sales conferences of our selling group members, training and education meetings for registered representatives of our selling group members, and permissible forms of non-cash compensation to registered representatives of our selling group members, such as gifts that do not exceed an aggregate value of $100 per annum per registered representative and that are not pre-conditioned on achievement of a sales target, including but not limited to seasonal gifts; and

•         up to a 1.00% reallowance to selling group members.

We expect the selling commissions and additional compensation to aggregate approximately $80.0 million based on expected average selling commissions of $50.0 million (5.00%), dealer-manager fees of $5.0 million (0.50%), and additional expenses aggregating to $25.0 million (2.50%), assuming the sale of all of the L Bonds.

Our dealer manager will enter into participating dealer agreements with certain other broker-dealers that are members of FINRA, referred to as “selling group members,” to authorize those broker-dealers to sell our L Bonds. As explained elsewhere in this prospectus, the maximum amount of commissions, dealer manager fees and additional compensation payable to the dealer manager and selling group members is 8.00% of the aggregate principal amount of L Bonds sold. Therefore, if all of the L Bonds were sold and the maximum commissions, dealer manager fees and additional compensation were paid, we estimate that the net proceeds to us, after paying our own estimated offering and related expenses, would be approximately $918.8 million. Nevertheless, because we do not know the total principal amount of L Bonds that will be ultimately sold, we are unable to accurately forecast the total net proceeds that will be generated by this offering.

There is no minimum amount of L Bonds that must be sold before we access investor funds. The exact amount of proceeds we receive may vary considerably depending on a variety of factors, including how long the L Bonds are offered.

Our goal is to use a majority of the net proceeds from the sale of L Bonds to purchase additional life insurance policy assets. The amount of proceeds we apply towards purchasing additional life insurance policy assets will depend, among other things, on how long the L Bonds are offered, the amount of net proceeds that we receive from the sale of L Bonds being offered, the existence and timing of opportunities to expand our portfolio of insurance policy assets, our cash needs for certain other expenditures (summarized below) we anticipate incurring in connection with this offering and in connection with our business, and the availability of other sources of cash (e.g., a senior credit facility). These certain other expenditures, listed in order of priority, include:

•         servicing of life insurance assets (i.e., paying attendant life insurance policy premiums);

•         paying principal at maturity, interest and fees to our lenders, including under a senior credit facility, previously issued L Bonds and the L Bonds offered hereby; and

•         general working capital purposes.

Our use of funds for general working capital purposes is expected to include, but not be limited to, expenditures such as (i) obtaining life expectancy reports, (ii) mortality tracking and (iii) legal and collections expenses, (iv) sales and marketing expenses, (v) general and administrative salary expenses, as well as (vi) tax liabilities, and (vii) interest rate caps, swaps or hedging instruments for our life insurance policy portfolio or our indebtedness.

As indicated above, the extent to which we will use proceeds from this offering for these other purposes, and the amounts and timing of such expenditures will depend on, among other things, how long the L Bonds are offered, the amount of net proceeds that we receive from the sale of L Bonds being offered, the existence and timing of opportunities to expand our portfolio of insurance policy assets, the availability of funds from other sources, including borrowings from a senior credit facility and cash generated from our life insurance assets, and certain other factors. We currently expect to allocate net offering proceeds (assuming the maximum amount of commissions, fees, allowances and any other items of selling compensation equal to 8.00% of the aggregate principal amount of L Bonds sold) as follows, based upon various assumed amounts of gross proceeds that we receive from the sale of L Bonds:

	Gross Offering Proceeds
	$1,000,000,000		$750,000,000		$500,000,000
Net Offering Proceeds	918,800,000	100%	688,800,000	100%	458,800,000	100%
Purchase Policies	661,536,000	72%	495,936,000	72%	330,336,000	72%
Payment of Premiums	91,880,000	10%	68,880,000	10%	45,880,000	10%
Payment of Principal and Interest	119,444,000	13%	89,544,000	13%	59,644,000	13%
Other Expenditures	45,940,000	5%	34,440,000	5%	22,940,000	5%

Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. Treasury Bills and similar securities investments pending their use. We may also purchase interest rate hedges to lock in our cost of capital, or longevity hedges to lock in our expected return from our portfolio.

As indicated above, we may use some of the net proceeds from this offering to pay premiums on life insurance assets we own. The amount of payments for anticipated premiums and servicing costs that we will be required to make over the next five years to maintain our current portfolio, assuming no mortalities, is set forth in the table below:

Years Ending December 31,	Premiums	Servicing	Premiums and Servicing Fees
2018	$53,548,000	$1,102,000	$54,650,000
2019	61,125,000	1,102,000	62,227,000
2020	69,886,000	1,102,000	70,988,000
2021	79,081,000	1,102,000	80,183,000
2022	89,102,000	1,102,000	90,204,000
	$352,742,000	$5,510,000	$358,252,000

Also as indicated above, we may use some of the net proceeds from this offering to pay principal amounts owing under previously issued L Bonds when such amounts become due and payable. The amount of such securities that we would repay with proceeds of this offering will depend on whether the holders of such notes elect repayment rather than renewal of such securities, as well as whether we elect to use other sources of repayment. We believe it is most likely that such payments, if any, would relate to securities that mature within the first three years after the initial effective date of the registration statement of which this prospectus is a part (i.e., the maximum period of time during which we may offer securities under the registration statement). We presently do not intend to use any net proceeds from this offering to repurchase outstanding L Bonds prior to their maturity.

Overview

We are a financial services company committed to transforming the life insurance industry with disruptive and innovative products and services. We built our business by creating opportunities for consumers to obtain significantly more value for their life insurance policies in a secondary market as compared to the traditional options offered by the insurance industry. We are working to enhance and extend our business in the life insurance industry through continued innovation in our products and services, including the application of advanced technology. Finally, we entered into a strategic relationship with The Beneficient Company Group, L.P. that we expect to provide a significant increase in assets, common shareholder equity and earnings.

Our core life insurance secondary market business is designed to serve consumers 65 years or older owning life insurance. We seek to earn non-correlated yield from life insurance policies that we purchase in the secondary market. We purchase these policies at a discount to the face value of the policy’s benefit and continue to pay the premiums in order to collect the policy benefits. The secondary market opportunity exists because the incumbent life insurance industry offers consumers inadequate surrender values for the policies they sell. Since inception, we have purchased over $2.7 billion in face value of policy benefits from consumers for over $477 million, as compared to the $35 million in surrender value offered by insurance carriers on those same policies. Our products provide unique and valuable services to the senior consumers that we serve.

The opportunity to earn non-correlated yield generated from a portfolio of life insurance is potentially generated from the difference between the (i) purchase price of the life insurance assets over time, plus the premiums and financing costs to maintain those assets; and (ii) the face value of the policy benefits received. As of December 31, 2017, the total face value of the life insurance policy benefits that we own was $1.68 billion, and the total investment in our portfolio of life insurance assets, including the purchase price, attendant premiums and financing costs was $644 million.

The goal of our secondary life insurance business has been to build a profitable, large and well-diversified portfolio of life insurance assets. We believe that scale and diversification are key factors and risk mitigation strategies to provide consistent cash flows and reliable investment returns. We believe that we are reaching this goal in terms of acquiring portfolio size and diversification. Our other key goal has been to build an operational platform to work with financial advisors and insurance professionals to assist consumers in accessing our products and services. We believe originating life insurance policies for the secondary market is a key source of value for our business.

More recently, we have been working to further innovate in the primary life insurance market with products and services built using our advanced epigenetic technology. On April 26, 2017 we exclusively licensed the patent pending “DNA Methylation Based Predictor of Mortality” discovered by Dr. Steve Horvath from the University of California, Los Angeles (UCLA). We refer to the technology developed by Dr. Horvath as M-Panel technology because it measures methylation patterns along the human epigenome. The “DNA Methylation Based Predictor of Mortality” established an all-cause mortality hazard ratio estimate based upon a pattern of methylation along the human epigenome. The science, known as epigenetics, is a facet of biology that reflects certain aspects of one’s interactions with environmental and physiological conditions at a molecular level. We believe epigenetics provides a foundational science for improving the traditional factors measured by the life insurance industry in underwriting, as well as providing new insights into health and wellness. To that end, we recently filed patents for our proprietary M-Panel Smoking and Alcohol consumption Tests. We are in the process of applying this advanced epigenetic technology into commercial applications that will permit us to reimagine the way in which risk is assessed, selected and priced in the life insurance, long-term care insurance and annuity industries.

On January 12, 2018, we entered into a strategic relationship through a Master Exchange Agreement (as it may be amended from time to time, the “Master Agreement”), among GWG Holdings, GWG Life, The Beneficient Company Group, L.P., a Delaware limited partnership (“Beneficient”), MHT Financial SPV, L.L.C., a Delaware limited liability company (“MHT SPV”), and certain related trusts (the “Seller Trusts”). The transactions contemplated by the Master Agreement are collectively referred to in this report as the “Exchange Transaction.” Information regarding Beneficient and the Exchange Transaction is set forth below and in Item 1A (Risk Factors) of this report under the caption “Risks Related to the Pending Exchange Transaction.”

Our business was originally organized in February 2006. We added our current parent holding company, GWG Holdings Inc., in March 2008, and in September 2014 we consummated an initial public offering of our common stock on The NASDAQ Capital Market where our stock trades under the ticker symbol “GWGH.”

GWG Holdings, Inc. (“GWG Holdings”) conducts its life insurance secondary market business through a wholly owned subsidiary, GWG Life, LLC (“GWG Life”), and GWG Life’s wholly owned subsidiaries, GWG Life Trust and GWG DLP Funding IV, LLC. All of these entities are legally organized in Delaware, other than GWG Life Trust, which is governed by the laws of the State of Utah. GWG Holdings’ wholly owned subsidiary, Life Epigenetics Inc. (formerly named Actüa Life & Annuity Ltd.), was formed to engage in various life insurance related businesses and activities related to its exclusive license for “DNA Methylation Based Predictor of Mortality” technology. Unless the context otherwise requires or we specifically so indicate, all references in this report to “we,” “us,” “our,” “our Company,” “GWG,” or the “Company” refer to these entities collectively. Our headquarters are based in Minneapolis, Minnesota.

On December 7, 2015, GWG Holdings formed a wholly owned subsidiary, GWG MCA, LLC. On January 13, 2016, GWG MCA, LLC was converted to a corporation and became GWG MCA Capital, Inc. GWG MCA Capital, Inc. was formed to provide cash advances to small businesses.

Markets

Secondary Life Insurance Market

The market for life insurance is large. According to the American Council of Life Insurers Fact Book 2017 (ACLI), consumers owned approximately $12 trillion in face value of individual life insurance policy benefits in the United States in 2016. In that same year, the ACLI reports that individual consumers purchased an aggregate of $1.7 trillion of new individual life insurance policy benefits. This figure includes all types of individual life policies, including term insurance and permanent insurance known as whole life and universal life.

The secondary market for life insurance exists as a result of consumer lapse behaviors and surrender values far below economic value offered to consumers for their life insurance by the issuing insurance carriers. The ACLI reports that the annual lapse and surrender rate for individual life insurance policies is 5.2% of the in-force face value of benefits, amounting to over $624 billion in face value of policy benefits lapsed and surrendered in 2016 alone. According to Milliman (2004), a leading actuarial consulting firm, nearly 88% of all universal life insurance policies issued in the United States ultimately do not terminate with the payment of a death claim.

The life insurance secondary market primarily serves consumers, 65 years and older, and their families who own life insurance. These consumers represent the fastest growing demographic segment in the United States, estimated to be over 49 million in 2016, according to the U.S. Census Bureau in its 2015 report “Projections and the Size and Composition of the U.S. Population: 2014 to 2060”. As these consumers age, they and their families will be faced with a variety of financial needs that can be met from the value-added products and services we offer. Our life insurance secondary market products and services address the convergence of major trends that include: increased lifetime estate tax exemptions, changing needs for life insurance protection, the disappearance of traditional long-term care insurance protection, under-saving for retirement, and increasing medical expenses. Our approach to the life insurance secondary market allows consumers to efficiently access the value of an illiquid life insurance asset, which may otherwise lapse or be surrendered, to offset the costs associated with retirement and aging.

This year we experienced a noticeable increase in activity and interest in the life insurance secondary market across the entire spectrum of market constituents. This increased activity and interest was marked by the National Association of Insurance Commissioners (“NAIC”) policy bulletin issued July 19, 2017 in support of products we provide that the bulletin described as “innovative private market solutions for financing Americans’ long-term care needs.” The NAIC, citing the Company’s August 25, 2016 presentation, discussing how consumers could exchange the market value of their life insurance policies for products designed to fund long-term care expenses. The use of a life insurance policy to generate resources to fund long-term care was pioneered by our Executive Vice President, Chris Orestis. Today, we are the only company in the life insurance industry that provides this innovative product to pay for long-term care expenses.

Primary Life Insurance Market and Technology (“Insurtech”)

The opportunity to apply technology to transform the insurance industry is significant. According to leading industry consultancy firms such as KPMG, Accenture, and Ernst & Young, there is a major movement afoot to transform the insurance industry through the use and application of advanced technology. This movement, commonly referred to as

“insurtech,” suggests a new era of disruptive entrants into the traditional insurance marketplace that have the potential to upend the insurance industry’s historical approach to assessing and selecting acceptable underwriting risks.

We have identified advanced epigenetic technology as a means to improve underwriting systems in the primary life insurance market. Our M-Panel technology provides innovative insights into individual all-cause mortality and may have market-wide application to traditional life insurance underwriting. In addition, we have filed patent applications for our Smoking and Alcohol Tests. We believe these tests will provide more accuracy and precision in assessing the key factors used in the traditional life insurance underwriting process. We intend to commercialize and apply our tests to the primary market of life insurance and believe that our initial tests, and additional testing we plan to develop, may have applications outside of the insurance industry.

Our Business

Our business was founded to acquire life insurance policies in the secondary market and earn a profit from those assets. We believe that we are uniquely positioned in the life insurance secondary market, particularly as the need for our products and services grows. Over the past year we have been expanding our business with products and services built from intellectual property based on epigenetic science. In addition, we recently announced our pending transaction with The Beneficient Company Group, L.P. that will serve to expand our business to include a greater, more diversified portfolio of assets.

To participate in our industry and deliver our products and services in the markets we serve, we intend to spend significant resources: (i) recruiting and developing professional management; (ii) establishing strategic relationships for delivering the services we provide; (iii) creating opportunities for investors to participate in the yield and capital appreciation from the life insurance assets and intellectual property we own; (iv) developing innovative products from epigenetic technology; and (v) developing an operational platform and systems for originating life insurance.

Secondary Life Insurance

Secondary Life Insurance — Origination

We generally purchase life insurance assets in the secondary market directly from policy owners who purchased their life insurance in the primary market. Historically, we have purchased these life insurance policies through a network of specialized life settlement brokers who assist consumers and financial professionals in accessing the secondary market. One of our key strategic initiatives has been to expand our ability to originate and purchase life insurance policies directly from consumers by working with their financial or insurance advisor. We refer to this strategy as our “D100” initiative because we seek to acquire 100% of the life insurance policies that we purchase directly from consumers without the aid of a broker. Our D100 initiative is focused on bringing our products and services to consumers through partnerships with independent life insurance distribution organizations, which we believe is critical to achieve the growth potential of the life insurance secondary market.

Secondary Life Insurance Underwriting

We focus on purchasing high quality life insurance assets through our origination practices and underwriting procedures. These practices and procedures strive to meet guidelines and methodologies published by rating agency A.M. Best. At the same time, we seek innovative value-added tools, services, and methodologies to improve both the accuracy and efficiency with which we acquire life insurance assets.

Our secondary market underwriting procedures consist of a careful review and analysis of available materials and information related to a life insurance policy and the insured. The goal of our underwriting procedures is to make an informed purchasing decision. We typically purchase life insurance policies from insureds who are 65 years or older and whose life expectancies are less than 144 months (twelve years). The life expectancies we use are estimates, stated in months, which indicate the 50% probability of an individual’s mortality (meaning actuarial analysis predicts half of the individuals with similar age, sex, and medical conditions will experience mortality before that number of months, and half will experience mortality after that number of months). Life expectancies are based on actuarial tables that predict statistical probability of individual mortality.

We obtain life expectancies from independent third-party medical-actuarial underwriting firms, unless the life insurance policy benefit has a face value of $1,000,000 or less (which we generally refer to as a “small face policy”).

Secondary Life Insurance – Value Proposition

The value proposition of owning a life insurance asset purchased in the secondary market is the opportunity to earn a spread between the investment cost of the life insurance assets and the face value of the policy benefits. Accordingly, if we purchase life insurance assets in the secondary market, and make all the attendant premium payments to maintain those assets in order to receive the policy benefits, the most significant risk factors (among others that we discuss in the “Risk Factors” section of this report) in the performance of those assets are: (i) the predictability of mortality, or longevity risk; and (ii) the creditworthiness of the issuing life insurance company, or credit risk. We believe the value proposition of our investments in the life insurance assets is our ability to obtain superior risk-adjusted returns.

We believe actuarial mortality is the single largest variable affecting the returns on our investments in life insurance assets over time. Accurately predicting an individual’s mortality date is impossible, and the best an actuary can do is provide a set of probabilities of survival over time. Nevertheless, predicting mortality among a group of similarly situated individuals is less difficult — in fact, the larger the group, the more accurate actuarial predictions tend to become. The statistical mathematical concept stating that the results of random events tend to become very predictable as the number of events becomes large is the “Central Limit Theorem” (or more commonly known as the “Law of Large Numbers”). This statistical mathematical concept is the basis for many business models, ranging from insurance to the lottery. Insurance carriers, for example, can be very certain of the number of insurance claims they can expect when they have spread their risk over a large pool of diversified policies. In this way, insurance carriers can price a large number of insurance policies of any type to collect premiums slightly above the level of expected claims, and thereby expect to earn a surplus or profit. Similarly, a lottery can depend on an expected amount of earnings equal to the small advantage built into the odds of the games.

The implications for our business model are two-fold: first, as we accumulate larger numbers of life insurance policies, we should expect our results to increasingly correlate with our expectations; second, over the long run, we should expect that the actual cash flows will converge with the forecasted cash flows from our portfolio of life insurance assets, and the actual return on our portfolio of life insurance assets will converge with our expected return. Although medical advances and life expectancy changes may significantly impact the longevity risk we face and our understanding of that risk, these concepts nevertheless serve as guiding principles as we seek to build, manage, and forecast the performance of our portfolio of life insurance assets.

These expectations are affirmed in research published by A.M. Best and others, illustrating that as the number of insured lives increase within a portfolio of life insurance policies, there is a corresponding decrease in the standard deviation of the mortality events within the portfolio — i.e., longevity risk decreases as the number of insureds increases. Standard & Poor’s indicates that 1,000 insured lives are required to reach statistical “significance” (where the relationship, in this context, between mortality projections and actual mortality events is not random). A.M. Best concludes that a portfolio of at least 300 insured lives is statistically significant. Our current portfolio covers 804 insured lives and we believe that both the predictability and actual performance will continue to improve with additional size and diversification. Accordingly, we continue to seek to grow the size and diversification of the portfolio in order to mitigate risk and improve our profitability.

We rely on the payment of policy benefit claims by life insurance companies as a significant source of cash inflow. The life insurance assets we own represent obligations of third-party life insurance companies to pay the benefit amount under the policy upon the mortality of the insured. As a result, we manage this credit risk exposure by generally purchasing policies issued by insurance companies with investment-grade ratings from Standard & Poor’s, and diversifying our portfolio among a number of insurance companies.

The yield to maturity on bonds issued by life insurance carriers reflects, among other things, the credit risk (risk of default) of such insurance carrier. We follow the yields on certain publicly traded life insurance company bonds because this information is part of the data we consider when valuing our portfolio of life insurance policies for our financial statements.

The average yield to maturity of publicly traded life insurance company bonds data we consider when valuing our portfolio of life insurance policies was 2.71% as of December 31, 2017. We believe that this reflects, in part, the financial market’s judgment that credit risk is low with regard to these carriers’ financial obligations. It should be noted that the obligations of life insurance carriers to pay life insurance policy benefits ranks senior to all of their other financial obligations, such as the aforementioned senior bonds they issue. As of December 31, 2017, approximately 96.7% of the face value of policy benefits in our life insurance portfolio were issued by insurance companies with investment-grade credit ratings from Standard & Poor’s.

Secondary Life Insurance Assets

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2017, is summarized below:

Life Insurance Portfolio Summary

Total portfolio face value of policy benefits	$1,676,148,000
Average face value per policy	$1,867,000
Average face value per insured life	$2,085,000
Average age of insured (yrs.)*	81.7
Average life expectancy estimate (yrs.)*	6.9
Total number of policies	898
Number of unique lives	804
Demographics	75% Males; 25% Females
Number of smokers	36
Largest policy as % of total portfolio	0.79%
Average policy as % of total portfolio	0.11%
Average annual premium as % of face value	2.92%

____________

*         Averages presented in the table are weighted averages.

Our portfolio of life insurance policies, owned by our wholly owned subsidiaries as of December 31, 2017, organized by the insured’s current age and the associated number of policies and policy benefits, is summarized below:

Distribution of Policies and Policy Benefits by Current Age of Insured

Min Age	Max Age	Policy Benefits	Weighted Average Life Expectancy (years)	Number of Policies	Percentage of Total Policy Benefits
95	100	$11,139,000	1.2	6	0.7%
90	94	$166,518,000	2.8	94	9.9%
85	89	$440,672,000	4.8	202	26.3%
80	84	$425,070,000	6.5	192	25.4%
75	79	$311,667,000	8.8	170	18.6%
70	74	$240,709,000	10.8	160	14.3%
60	69	$80,373,000	9.7	74	4.8%
Total		$1,676,148,000	6.9	898	100.00%

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2017, organized by the insured’s estimated life expectancy estimates and associated policy benefits, is summarized below:

Distribution of Policies by Current Life Expectancies of Insured

Minimum Life Expectancy (Months)	Maximum Life Expectancy (Months)	Policies	Policy Benefits	Percentage of Total Policy Benefits
1	47	225	$367,529,000	21.9%
48	71	195	367,908,000	21.9%
72	95	180	357,059,000	21.3%
96	119	136	262,733,000	15.7%
120	143	90	163,732,000	9.8%
144	179	59	109,340,000	6.5%
180	206	13	47,847,000	2.9%
Total		898	$1,676,148,000	100.0%

We track concentrations of pre-existing medical conditions among insured individuals within our portfolio based on information contained in life expectancy reports including the underwriter’s designation of primary impairment. We track these medical conditions within the following ten primary categories: (1) cancer, (2) cardiovascular, (3) cerebrovascular, (4) dementia, (5) diabetes, (6) multiple, (7) neurological disorders, (8) respiratory disease, (9) other, and (10) no diseases. Currently, the primary disease categories within our portfolio that represent a concentration of over 10% are multiple, cardiovascular, and other which constitute 26.2%, 20.5%, and 13.2%, respectively, of the face amount of insured benefits of our portfolio as of December 31, 2017.

As of December 31, 2017, approximately 96.7% of the face value of policy benefits in our life insurance portfolio were issued by insurance companies with investment-grade credit ratings from Standard & Poor’s. Our ten largest life insurance company credit exposures and the Standard & Poor’s credit rating of their respective financial strength and claims-paying ability is set forth below:

Distribution of Policy Benefits by Top 10 Insurance Companies

Rank	Policy Benefits	Percentage of Policy Benefit Amount	Insurance Company	Insurance Company S&P Rating
1	$260,928,000	15.6%	John Hancock Life Insurance Company (U.S.A.)	AA-
2	$199,202,000	11.9%	AXA Equitable Life Insurance Company	A+
3	$181,003,000	10.8%	Lincoln National Life Insurance Company	AA-
4	$167,254,000	10.0%	Transamerica Life Insurance Company	AA-
5	$118,472,000	7.1%	Metropolitan Life Insurance Company	AA-
6	$65,089,000	3.9%	American General Life Insurance Company	A+
7	$62,457,000	3.7%	Pacific Life Insurance Company	AA-
8	$57,293,000	3.4%	Massachusetts Mutual Life Insurance Company	AA+
9	$53,106,000	3.1%	Security Life of Denver Insurance Company	A
10	$50,140,000	3.0%	West Coast Life Insurance Company	AA-
Total	1,214,944,000	72.5%

Secondary Life Insurance — Portfolio Return Modeling

Our portfolio of life insurance assets is to earn superior risk-adjusted returns. At any time, we calculate our returns from our life insurance assets based upon (i) our historical results; and (ii) the future cash flows we expect to realize from our statistical forecasts. To forecast our expected future cash flows and returns, we use the probabilistic method of analysis. The expected internal rate of return of our portfolio is based upon future cash flow forecasts derived from a probabilistic analysis of policy benefits received and policy premiums paid in relation to our non-GAAP (Generally Accepted Accounting Principles in the United States of America, or “GAAP”) investment cost basis. As of December 31, 2017, the expected internal rate of return on our portfolio of life insurance assets was 10.48% based on our portfolio benefits of $1.68 billion and our non-GAAP investment cost basis of $644.2 million (including purchase price, premiums paid, and financing costs incurred to date). This calculation excludes returns realized from our matured policy benefits which are substantial.

We seek to further enhance our understanding of our expected future cash flow and returns by using a stochastic analysis, sometimes referred to as a “Monte Carlo simulation,” to provide us with a greater understanding of the variability of our projections. The stochastic analysis we perform provides internal rates of return calculations for different statistical confidence intervals. The results of our stochastic analysis, in which we run 10,000 random mortality scenarios, demonstrates that the scenario ranking at the 50th percentile of all 10,000 results generates an internal rate of return (“IRR”) of 10.46%, which is very near to our expected IRR (“Expected IRR”) of our portfolio of 10.48%. Our Expected IRR is based upon future cash flow forecasts derived from a probabilistic analysis of our policy benefits received and policy premiums paid in relation to our non-GAAP investment cost basis. The stochastic analysis results also reveal that our portfolio is expected to generate an internal rate of return of 9.98% or better in 75% of all generated scenarios; and an internal rate of return of 9.56% or better in 90% of all generated scenarios. As the portfolio continues to grow in size and diversity, all else equal, the scenario results cluster closer to each other around our median, or 50th percentile, internal rate of return expectation, thereby lowering future cash flow volatility and potentially justifying our use of lower discount rates to value our portfolio.

In sum, we believe our statistical analyses show that, if we can continue to grow and maintain our investments in life insurance assets, then, in the absence of material negative events affecting our most significant risks, including but not limited to longevity, credit risk, interest rate and financing risk, those investments will potentially provide superior risk-adjusted returns for our Company.

The complete detail of our portfolio of life insurance policies, owned by our wholly owned subsidiaries as of December 31, 2017, organized by the current age of the insured and the associated policy benefits, sex, estimated life expectancy, issuing insurance carrier, and the credit rating of the issuing insurance carrier, is set forth at the end of this prospectus.

Financings Summary

Debt Financings Summary

The table below reconciles the face amount of our outstanding debt to the carrying value shown on our balance sheet:

	As of December 31, 2017	As of December 31, 2016
Total senior facilities and other indebtedness:
Face amount outstanding	$222,525,000	$162,725,000
Unamortized selling costs	(10,287,000)	(6,660,000)
Carrying amount	$212,238,000	$156,065,000

Series I Secured Notes:
Face amount outstanding	$—	$16,614,000
Unamortized selling costs	—	(209,000)
Carrying amount	$—	$16,405,000

L Bonds:
Face amount outstanding	$461,427,000	$387,067,000
Subscriptions in process	1,560,000	5,882,000
Unamortized selling costs	(15,593,000)	(11,636,000)
Carrying amount	$447,394,000	$381,313,000

Portfolio Assets and Secured Indebtedness

At December 31, 2017, the fair value of our investments in life insurance policies of $650.5 million plus our cash balance of $114.4 million and our restricted cash balance of $28.3 million, plus matured policy benefits receivable of $16.7 million, totaled $809.9 million, representing an excess of portfolio assets over secured indebtedness of $126.0 million. At December 31, 2016, the fair value of our investments in life insurance policies of $511.2 million plus our cash balance of $78.5 million and our restricted cash balance of $37.8 million, plus matured policy benefits receivable of $5.3 million, totaled $632.9 million representing an excess of portfolio assets over secured indebtedness of $66.4 million.

The following forward-looking table seeks to illustrate the impact that a hypothetical sale of our portfolio of life insurance assets at various discount rates would have on our ability to satisfy our debt obligations as of December 31, 2017. In all cases, the sale of the life insurance assets owned by DLP IV will be used first to satisfy all amounts owing under the respective senior credit facility with LNV Corporation. The net sale proceeds remaining after satisfying all obligations under the senior credit facility with LNV Corporation would be applied to L Bonds on a pari passu basis.

Portfolio Discount Rate	10%	11%	12%	13%	14%	15%	16%
Value of portfolio	$664,849,000	$633,741,000	$605,099,000	$578,666,000	$554,216,000	$531,554,000	$510,506,000
Cash, cash equivalents and policy benefits receivable	159,430,000	159,430,000	159,430,000	159,430,000	159,430,000	159,430,000	159,430,000
Total assets	824,279,000	793,171,000	764,529,000	738,096,000	713,646,000	690,984,000	669,936,000
Senior credit facility	222,525,000	222,525,000	222,525,000	222,525,000	222,525,000	222,525,000	222,525,000
Net after senior credit facility	601,754,000	570,646,000	542,004,000	515,571,000	491,121,000	468,459,000	447,411,000
L Bonds	461,427,000	461,427,000	461,427,000	461,427,000	461,427,000	461,427,000	461,427,000
Net after L Bonds	140,327,000	109,219,000	80,577,000	54,144,000	29,694,000	7,032,000	(14,016,000)
Impairment to L Bonds	No impairment	No impairment	No impairment	No impairment	No impairment	No impairment	Impairment

The table illustrates that our ability to fully satisfy amounts owing under the L Bonds would likely be impaired upon the sale of all our life insurance assets at a price equivalent to a discount rate of approximately 15.04% or higher. At December 31, 2016, the likely impairment occurred at a discount rate of approximately 13.94% or higher. The discount rates used to calculate the fair value of our portfolio were 10.45% and 10.96% as of December 31, 2017 and December 31, 2016, respectively.

The table does not include any allowance for transactional fees and expenses associated with a portfolio sale (which expenses and fees could be substantial) and is provided to demonstrate how various discount rates used to value our portfolio could affect our ability to satisfy amounts owing under our debt obligations in light of our senior secured lender’s right to priority payments. This table also does not include the yield maintenance fee, which could be substantial, we are required to pay in certain circumstances under our senior credit facility with LNV Corporation. You should read the above table in conjunction with the information contained in other sections of our Annual Report on Form 10-K for the period ended December 31, 2017, filed with the SEC on March 29, 2018 (including all exhibits thereto).

Cash Flows

For the quarter-end dates set forth below, the following table illustrates the total amount of face value of policy benefits owned, and the trailing 12 months of life insurance policy benefits realized and premiums paid on our portfolio. The trailing 12-month benefits/premium coverage ratio indicates the ratio of policy benefits realized to premiums paid over the trailing 12-month period from our portfolio of life insurance policies.

Quarter End Date	Portfolio Face Amount ($)	12-Month Trailing Benefits Realized	12-Month Trailing Premiums Paid	12-Month Trailing Benefits/ Premium Coverage Ratio
March 31, 2015	754,942,000	46,675,000	23,786,000	196.2%
June 30, 2015	806,274,000	47,125,000	24,348,000	193.5%
September 30, 2015	878,882,000	44,482,000	25,313,000	175.7%
December 31, 2015	944,844,000	31,232,000	26,650,000	117.2%
March 31, 2016	1,027,821,000	21,845,000	28,771,000	75.9%
June 30, 2016	1,154,798,000	30,924,000	31,891,000	97.0%
September 30, 2016	1,272,078,000	35,867,000	37,055,000	96.8%
December 31, 2016	1,361,675,000	48,452,000	40,239,000	120.4%
March 31, 2017	1,447,558,000	48,189,000	42,753,000	112.7%
June 30, 2017	1,525,363,000	49,295,000	45,414,000	108.5%
September 30, 2017	1,622,627,000	53,742,000	46,559,000	115.4%
December 31, 2017	1,676,148,000	64,719,000	52,263,000	123.8%

We believe that the portfolio cash flow results set forth above are consistent with our general investment thesis: that the life insurance policy benefits we receive will continue to increase over time in relation to the premiums we are required to pay on the remaining polices in the portfolio. Nevertheless, we expect that our portfolio cash flow on a period-to-period basis will remain inconsistent until such time as we achieve our goal of acquiring a larger, more diversified portfolio of life insurance policies.

Adjusted Non-GAAP Tangible Net Worth

We calculate our adjusted non-GAAP tangible net worth by recognizing the actuarial gain accruing within our life insurance policies at the Expected IRR of the policies we own without regard to fair value. We net this actuarial gain against our costs during the same period to calculate our adjusted tangible net worth on a non-GAAP basis.

	As of December 31, 2017	As of December 31, 2016
GAAP net worth	$133,672,000	$67,298,000
Less intangible assets(1)	(30,354,000)	(19,442,000)
GAAP tangible net worth	103,318,000	47,856,000
Unrealized fair value gain(2)	(331,386,000)	(264,625,000)
Adjusted cost basis increase(3)	325,100,000	248,377,000
Accrual of unrealized actuarial gain(4)	158,241,000	132,808,000
Total adjusted non-GAAP tangible net worth	$255,273,000	$164,416,000

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(1)      Unamortized portion of deferred financing costs and pre-paid insurance.

(2)      Reversal of cumulative unrealized GAAP fair value gain or loss of life insurance policies.

(3)      Adjusted cost basis is increased to include interest, premiums and servicing fees that are expensed under GAAP.

(4)      Accrual of cumulative actuarial gain at Expected IRR.

Debt Coverage Ratio

Our L Bonds borrowing covenants require us to maintain a debt coverage ratio of less than 90%. The debt coverage ratio is calculated by dividing the sum of our total interest-bearing indebtedness by the sum of our cash, cash equivalents, and policy benefits receivable by the net present value of the life insurance portfolio, and, without duplication, the value of all of our other assets as reflected on our most recently available balance sheet prepared in accordance with GAAP (see Item 9B).

	As of December 31, 2017		As of December 31, 2016
Life insurance portfolio policy benefits	$1,676,148,000		$1,361,675,000
Discount rate of future cash flows(1)	7.95	%(1)	7.30	%(1)
Net present value of life insurance portfolio policy benefits	$737,625,000		$614,908,000
Cash, cash equivalents	142,771,000		116,314,000
Life insurance policy benefits receivable	16,659,000		5,345,000
Total Coverage	$897,055,000		$736,567,000

Senior credit facilities	$222,525,000		$162,725,000
Series I Secured Notes	—		16,614,000
L Bonds	461,427,000		387,067,000
Total Indebtedness	$683,952,000		$566,406,000

Debt Coverage Ratio	76.24%		76.90%

____________

(1)      Weighted average-interest rate paid on indebtedness.

As of December 31, 2017, we were in compliance with the debt coverage ratio.

Expected Portfolio Internal Rate of Return at Purchase

Expected portfolio IRR at purchase is calculated as the weighted average (by face amount of policy benefits) derived from a probabilistic analysis of policy benefits received and policy premiums paid relative to our purchase price for all life insurance policies in the portfolio. This non-GAAP measure isolates our IRR expectation at purchase utilizing our underwriting life expectancy assumptions at the time of purchase. This measure does not change with the passage of time as compared to our non-GAAP investment cost basis that increases with the payment of premiums, financing costs, and the effective life expectancy which changes over time, both of which are used to calculate our Expected IRR.

Primary Life Insurance and Technology (“Insurtech”)

We believe life insurance underwriting will transform due to advancements in science and technology. As part of that transformational change, we believe that the science of epigenetics will serve as a foundational science to this advancement for the life insurance industry. The life insurance industry is striving to achieve more automated underwriting and improve the overall customer experience. However, for a large number of life insurance policies issued today, the industry requires the collection of blood and urine to measure traditional health underwriting factors. Epigenetics not only offers a less invasive saliva-based solution, but promises to provide greater accuracy and precision to these traditional underwriting factors.

Science Overview — Genetics vs. Epigenetics

The science of epigenetics differs materially from genetics. Genetic science is the study of human DNA, or genes, that consist of over three billion base pairs consisting of Adenine (A), Guanine (G), Thymine (T) and Cytosine (C). The Human Genome Project reports that the first human genomes were fully mapped and sequenced in 2003 at a cost of $2.7 billion. Since then, the cost of genetic sequencing has decreased exponentially where “next-generation sequencing” has brought this cost down even faster than Moore’s Law would have predicted. Several companies, such as Helix, now measure targeted sections of the genome as a service directly to consumers for under $100.

Epigenetic science is the study of how gene expression changes through the addition or removal of biochemical markers rather than alterations in the genetic DNA code itself. Unlike the genome, which basically stays the same throughout a person’s lifetime, studies show that the epigenome changes dramatically over a person’s lifetime based on age, behaviors and other environmental factors. This means that the epigenome is reacting to an individual’s behavior or environment, such as smoking, alcohol consumption, or running marathons. Among the most studied epigenetic processes is DNA methylation, wherein chemical molecules called methyl groups attach or detach to cytosines along the genome, thereby affecting gene expression. By measuring unique methylation signatures along the genome, we believe we can identify health conditions or disease states that are traditionally used to underwrite life insurance with greater accuracy and precision.

While our technology is scientifically verified, the science of epigenetics is still nascent. As a result, we anticipate our technology to evolve rapidly in a way that adds to its core benefits over time. In particular, we believe that once our technology is commercialized for use and more lives are underwritten, we will have more data to further refine our technology and enhance its underwriting benefit. We also expect that the costs and the time required to process our tests will continue to fall due to technological advances, economies of scale and process improvements. The anticipated strengthening of these core benefits gives us confidence that epigenetic testing will become an integral part of life insurance underwriting and a driving force of the industry’s transformation.

Epigenetic Testing — All-Cause M-Panel Mortality Test

We believe epigenetics not only promises to improve upon many traditional factors used in underwriting with greater accuracy and precision, but also opens up new factors in underwriting itself. In 2013, Dr. Steve Horvath published his landmark paper on the “Epigenetic Clock,” which demonstrated that epigenetic data can be used to estimate human age. In late 2016, an international effort led by Dr. Horvath and Dr. Brian Chen, our Chief Science Officer, established that a new epigenetic clock could be used to “predict all-cause mortality above and beyond chronological age and traditional risk factors.” The meta-analysis study completed by Dr. Horvath and Dr. Chen on DNA methylation and mortality prediction, involved more than 13,000 people from multiple countries that were followed for a number of years. In April of 2017, we secured an exclusive global license from UCLA to use Dr. Horvath’s patent pending all-cause mortality predictive technology for the life insurance and related industries. We call the technology to conduct our all-cause M-Panel Mortality Test technology after the methylation signatures used in the analysis to identify individual risk of all-cause mortality.

The research behind our all-cause M-Panel Mortality Test suggests that the information it provides about an individual’s risk of mortality is a new important independent factor that should be considered in life insurance underwriting. With the help of actuarial consultants, we have translated the all-cause mortality hazard ratios reported in Dr. Horvath’s research into individual actuarial mortality factors. The actuarial consultants reported that the process we developed was “acceptable and consistent with established actuarial principles,” an important confirmation of the proposed application of an all-cause M-Panel Mortality Test. We are in process of conducting our first large scale pilot test to analyze the independent and significance of our all-case M-Panel Mortality Test.

Epigenetic Testing — M-Panel Smoking Test

We recently filed for patent protection for our proprietary M-Panel Smoking Test. Environmental factors, such as smoking tobacco, impact the epigenome and can be measured through distinct epigenetic patterns. Given the large difference in life insurance premiums between smokers and non-smokers, and the shortcomings of current testing methodologies for testing smoking status, we have developed our proprietary M-Panel Smoking Test. The current gold-standard for measuring smoking status used by the life insurance industry measures cotinine collected from saliva, blood or urine. The half-life of cotinine in the human body is 16-19 hours, which means that >95% of cotinine is eliminated from the human body after about 3 days, making it easy for smokers to appear as non-smokers.

In contrast, our patent pending M-Panel Smoking Test analyzes methylation patterns in saliva to assess a variety of smoking patterns, including short-term and long-term effects of smoking on the epigenome. The test is based on a rich body of scientific evidence that identified specific epigenetic signatures for different smoking patterns. Several studies have reported individual epigenetic markers that may be used to estimate: (i) the amounts of cigarettes smoked, (ii) whether someone has regularly smoked within the past decade, and (iii) whether someone is a currently smoking or not. Building upon these findings, we developed a proprietary algorithm that selects the optimal combination of epigenetic markers to determine an individual’s smoking habits. Using a single biological sample (e.g., saliva), the M-Panel Smoking Test identifies four categories of smokers: current smokers, recent quitters, long-term quitters, and never smokers. In addition to these four classifications, the M-Panel Smoking Test can also estimate the amount of cigarettes a current smoker likely smokes. Both amount and duration of smoking in one’s lifetime plays a dramatic role in determining one’s risk for morbidity and mortality. We believe our M-Panel Smoking Test will provide new features and details of individual smoking behavior that are not currently on the market. For a discussion of risks attendant to our M-Panel Smoking Test, see Risk Factors (“Commercializing the M-Panel or other technology…”).

Epigenetic Testing — M-Panel Alcohol Test

We recently filed for patent protection for our proprietary M-Panel Alcohol Test. Similar to smoking tobacco, alcohol consumption leads to changes in the epigenome which may be useful in life insurance underwriting decisions. Today, quantification of alcohol intake is currently limited to self-reporting, as well as a limited number of biomarkers that have their own strengths and limitations. Current biomarkers to detect alcohol consumption are able to measure recent alcohol use (e.g., ethyl glucuronide), moderate use (e.g., PeTH), longer term use (e.g., carbohydrate-deficient transferrin), and chronic alcohol intake (e.g., severe liver damage, alanine aminotransferase). However, each of these biomarkers have limitations that include their cost and accuracy, particularly for the biomarkers that detect moderate and longer term use. We believe there is a great need for a single test that integrates information across self-report and multiple biomarkers and epigenetics may offer such a test. Our patent pending M-Panel Alcohol Test is based on scientific research that identifies specific methylation signatures for different drinking patterns. Building upon these findings, the proprietary algorithm underlying our M-Panel Alcohol Test identifies three types of alcohol consumption patterns with a single biological sample (e.g., from saliva): heavy drinkers, moderate drinkers, and light/non-drinkers. For a discussion of risks attendant to our M-Panel Alcohol Test, see Risk Factors (“Commercializing the M-Panel or other technology…”).

Epigenetics — Research and Development

We are engaged in several research and development efforts to further validate, refine and expand our epigenetic M-Panel testing capabilities. In particular, we are working with leading researchers in smoking and alcohol consumption to enhance and further validate our technology. We expect our research and development will support and enhance the efficacy of our M-Panel testing technology. We are in the final stages of readying our first scaled research pilot that will run concurrent M-Panel testing and life insurance underwriting analysis on up to 10,000 unique insurance applicants. We will compare and analyze the standard underwriting information against a detailed epigenetic scan of methylation patterns on each insurance applicant.

One of the first analyses that we conduct will be to compare the standard overall underwriting conclusion for each applicant to our all-cause M-Panel Mortality Test. This analysis will determine the relationship between our all-cause M-Panel Mortality Test and traditional underwriting conclusions. We seek to discover the correlation between our all-cause M-Panel Mortality Test results and traditional underwriting conclusions and risk classifications. A strong correlation will indicate that the all-cause M-Panel Mortality Test can be used to capture some or all of the current underwriting process, and a non-correlation will indicate that the all-cause M-Panel Mortality Test captures a new underwriting factor to be considered. This is critical for understanding the value proposition of our all-cause M-Panel Mortality Test to life insurance underwriting.

We also expect to finalize our M-Panel Smoking and Alcohol Tests for commercialization with the pilot. The pilot will allow us to compare the standard smoking test laboratory results currently used by the life insurance industry with a “ground truth” smoking measure based on a panel of biomarkers. With this information, we seek to demonstrate the accuracy of the current practice of measuring smoking in life insurance against “gold standard” biomarkers and the results of our M-Panel Smoking Test. We plan to run a similar process with respect to testing alcohol consumption using “gold standard” measurements. We expect we will emerge from the pilot with a quantitative understanding of the accuracy of our M-Panel Smoking and Alcohol Tests that will be critical in understanding the value proposition and commercialization of these tests for the life insurance industry.

The Beneficient Company Group, L.P. Strategic Transaction

On January 12, 2018, we entered into a strategic transaction through a Master Exchange Agreement (as it may be amended from time to time, the “Master Agreement”), among GWG Holdings, GWG Life, The Beneficient Company Group, L.P., a Delaware limited partnership (“Beneficient”), MHT Financial SPV, L.L.C., a Delaware limited liability company (“MHT SPV”), and certain related trusts (the “Seller Trusts”). Information regarding Beneficient and the Exchange Transaction is set forth below and in Item 1A (Risk Factors) of this report under the caption “Risks Related to the Pending Exchange Transaction.” We expect that this transaction will increase our common shareholder equity, diversify our balance sheet, income statement and cash flow sources while creating opportunities to leverage existing infrastructure and capabilities.

Description of The Beneficient Company Group, L.P.

Beneficient is a privately-held company organized as a Delaware master limited partnership, the general partner of which is Beneficient Management, a Delaware limited liability company. Subject to receipt of its regulatory trust charters from the State of Texas, Beneficient intends to register its common units with the SEC in the future and to apply for listing on a national stock exchange. If so registered and listed, Beneficient would be considered a publicly traded partnership for Internal Revenue Service purposes. There can be no assurance as to the timing or effectiveness, if any, of the proposed SEC registration and stock exchange listing of the common units.

Subject to receipt of its regulatory charters, Beneficient plans to provide to mid-to-high net worth individuals (i.e., individuals having a net worth of between $5 million and $30 million) trust services and related liquidity products and loans for the alternative assets and illiquid investment funds those individuals may own, as well as a variety of other financial services, including custody and clearing of alternative assets, fund and trust administration, and insurance services for covering risks attendant to owning or managing alternative assets.

In addition, Beneficient is developing a third business segment, referred to as financial technologies and online platforms, designed to offer clients online financial technologies and platforms for direct access to Beneficient’s liquidity products and services as well as specialized reporting tools. To expand this segment, Beneficient has acquired assets of ACE Portal Inc. (“ACE”), which was previously financed in part by the New York Stock Exchange in order to develop and operate a centralized platform for accredited and qualified investors to access the private markets for private placements of equity, debt and fund interests marketed by SEC-registered broker-dealers. Beneficient’s acquisition of the ACE closed in the first quarter of 2018.

Description of the Overall Exchange Transaction

The Seller Trusts are expected to own up to 82% of Beneficient’s issued and outstanding common units in the limited partnership. Pursuant to the Master Agreement, we will acquire the Beneficient common units held by the Seller Trusts in exchange for consideration valued at up to $800 million, which will be comprised of a combination of our common stock and five-year L Bonds valued, collectively, at up to $650 million, and $150 million in cash. The exact number of outstanding common units of Beneficient that we will purchase from the Seller Trusts, and the exact number of shares of our common stock and L Bonds that we will issue to the Seller Trusts as consideration therefor, will be determined approximately five business days prior to the closing of the Exchange Transaction. The Master Agreement provides, however, that the aggregate value of the consideration (consisting of our common stock, L Bonds and cash) provided to the Seller Trusts will not be less than $550 million nor more than $800 million.

As part of the Exchange Transaction, we may elect, in our sole discretion, to issue and sell to MHT SPV a combination of additional shares of common stock (at a purchase price of $10.00 per share) and additional L Bonds for aggregate cash proceeds of $150 million. We would use the proceeds from the sale of these additional securities to facilitate our payment of the cash consideration to the Seller Trusts.

Also as part of the Exchange Transaction, GWG Life will make a commercial loan to Beneficient in a principal amount between $275 million and $400 million. The expected terms of the commercial loan are described below under “— Other Agreements — Commercial Loan Agreement.”

Below is a diagram of the Exchange Transaction:

We have ascribed a minimum value of $10.00 per unit to the common units of Beneficient that we will acquire in the Exchange Transaction. If valuation opinions are secured from nationally recognized valuation firms stating that the common units of Beneficient will have, as of the closing date of the Exchange Transaction, a fair value of less than $9.00 per common unit, and such opinion is subsequently confirmed by a separate valuation opinion, Beneficient will cause its existing security holders to transfer additional common units to us at the closing as shall be necessary to provide an aggregate value to us equal to $10.00 per unit.

The Exchange Transaction is expected to close in the second quarter of 2018, subject to the satisfaction of various closing conditions set forth in the Master Agreement.

Proposed Listing of Beneficient Common Units; Redemption

In the Master Agreement, Beneficient has agreed to use its commercial best efforts to pursue and obtain a listing of its common units on a nationally recognized stock exchange (a “listing”) on or prior to the 40-month anniversary of the closing of the Exchange Transaction. If Beneficient does not (i) file a registration statement with the SEC in connection with a listing within 24 months after the closing of the Exchange Transaction, or (ii) secure a listing on or prior to the 40-month anniversary of the closing of the Exchange Transaction, then the Master Agreement provides that we may, at our election, cause Beneficient to adopt a strategy to redeem all of the common units of Beneficient held by us. If we were to make such an election, Beneficient would be obligated to repurchase our common units at a redemption price equal to the greater of $11.00 per unit or the book value per unit as of the date of redemption.

In adopting its redemption strategy, Beneficient will be obligated to use no less than 75% of its distributable cash flow (calculated quarterly as cash flows derived from operations, plus cash inflows from financings, less mandatory tax distributions) to satisfy our redemption election and any redemption elections that may be made by the holders of other interests in Beneficient that have redemption rights. If we were to elect redemption, then Beneficient will be obligated under the Master Agreement to use a percentage of its distributable cash flow (as defined above), each quarter, equal to the percentage that the common units held by us on the date of our election bears to the total number of outstanding common units (on an undiluted basis) as of the date of our election, until such time as all of our common units shall have been redeemed.

Other Agreements

The Master Agreement contemplates a number of other agreements that will be executed and delivered between the date of the Master Agreement and closing, or at the closing, in furtherance of the Exchange Transaction. None of these other agreements have been fully negotiated, reduced to writing, executed and delivered. Generally, the Master Agreement requires the proposed parties to these other agreements to use some level of effort to arrive at terms reasonably acceptable to the parties, or to enter into these other agreements in customary but negotiated form or substance reasonably acceptable to the parties. In all cases, however, the Master Agreement itself provides some of the material terms and conditions that will be included in these other agreements. Descriptions under the captions below summarize certain of the material terms and conditions that the Master Agreement specifies for these other agreements.

Commercial Loan Agreement

As required by the Master Agreement, at the closing of the Exchange Transaction, GWG Life, as the lender, will enter into a commercial loan agreement (the “Commercial Loan Agreement”) with Beneficient, as the borrower. The proceeds of the loan are intended to be used by Beneficient for working capital and to facilitate the delivery of trust products and services of Beneficient. The principal amount of the loan is expected to be $275 million, but may be increased by agreement of the parties up to an aggregate maximum amount of $400 million. Simple interest will accrue on the principal amount at the rate of 5% per annum, one-half of which will be due and payable in cash on a monthly basis, and one-half of which will accrue and become due on the maturity date. The loan will have a four-year term, and the maturity date will be the 48-month anniversary of the Commercial Loan Agreement. The outstanding principal amount of the commercial loan, together with interest thereon, may be prepaid in cash at any time or from time to time without penalty. The amounts owing in connection with the Commercial Loan Agreement will rank junior only to Beneficient’s bank debt and the NPC-B Unit Accounts of Beneficient Company Holdings, L.P., the subsidiary limited partnership of Beneficient. We expect that, in addition to the above, the Commercial Loan Agreement will contain certain financial covenants and other terms and conditions that are customary for commercial agreements of this type.

Registration Rights Agreements; Lock-Up Provisions

In connection with the closing of the Exchange Transaction, and as contemplated in the Master Agreement, we will enter into two different registration rights agreements, one of which will grant resale registration rights to us with respect to the common units of Beneficient we will receive at the closing, and the other of which will involve our grant of resale registration rights to the Seller Trusts with respect to the shares of common stock and L Bonds we issue to the Seller Trusts at the closing. These registration rights agreements are intended to provide the parties with the legal right to resell the securities they receive in the Exchange Transaction in compliance with the Securities Act of 1933. Notwithstanding the registration rights to be granted to the Seller Trusts, the ability of the Seller Trusts to resell the shares of our common stock they receive in the Exchange Transaction will be limited by the contractual provisions of the Orderly Marketing Agreement discussed below.

MHT SPV has agreed that, until the earlier of (i) the listing of the common units of Beneficient on a nationally recognized stock exchange and (ii) 40 months from the date of closing, it will not directly or indirectly sell, transfer, distribute, pledge or otherwise dispose of any shares it receives in the Exchange Transaction without our prior written consent.

Orderly Marketing Agreement

The Master Agreement obligates us and the Seller Trusts to negotiate in good faith the terms of an agreement (the “Orderly Marketing Agreement”) with one or more nationally recognized investment banks for the orderly marketing and resale of the shares of our common stock that we issue to the Seller Trusts under the Master Agreement. The purpose of the Orderly Marketing Agreement is to manage the timing and amount of our common shares that are publicly resold in the market since the number of shares of our common stock to be issued under the Master Agreement will substantially increase the total number of our issued and outstanding shares. However, the terms of that Orderly Marketing Agreement have not yet been determined. There is no assurance that the Orderly Marketing Agreement will accomplish its purpose of maintaining a stable market for our common stock.

Shareholders’ Agreement

The Master Agreement contemplates and requires the delivery at closing of a shareholders’ agreement (the “Shareholders’ Agreement”) among the Seller Trusts, MHT SPV and GWG. The purpose of the Shareholders’ Agreement is to limit the voting power of the Seller Trusts and MHT SPV and the control they would otherwise be entitled to exercise over GWG. To that end, the Shareholders’ Agreement will provide that all voting securities of GWG over which the Seller Trusts and MHT SPV (and their respective transferees) have voting control will be voted solely in proportion with the votes cast by all other holders of voting securities of GWG on any matter put before them. In addition, until the earlier of (i) one year from the closing of the Exchange Transaction and (ii) the termination of the Orderly Marketing Agreement, the Seller Trusts (including their assignees and transferees, and their respective affiliates) will be subject to certain standstill restrictions. These restrictions will prohibit the Seller Trusts from, among other things, acquiring any voting securities of GWG or any of its subsidiaries, seeking or proposing to influence or control our management, Board of Directors, or policies, and submitting a proposal for any merger, recapitalization, reorganization, business combination, or other extraordinary transaction involving GWG.

No Control of the Business and Affairs of Beneficient

Beneficient is a limited partnership organized in the State of Delaware and its business and affairs are managed by its general partner. Although we will become the owner of up to 82% of the issued and outstanding common units in Beneficient upon consummation of the Exchange Transaction, owners of common units of Beneficient have only limited voting rights relating to certain matters under applicable state law and Beneficient’s partnership agreement Therefore, we will have limited or no ability to influence Beneficient’s management’s decisions regarding its business.

Competitive and Regulatory Framework

Competition

We encounter significant competition from numerous companies in the products and services we provide and seek to develop in the life insurance industry. Many of these competitors have greater financial and other resources than we do and may have significantly lower cost of funds than us because they have access to insured deposits or greater access to the capital markets, for example. Moreover, some of these competitors have significant cash reserves and can better fund shortfalls in collections that might have a more pronounced impact on companies such as ours. They may also have greater market share. In the event that these or other competitors make a significant effort to compete against our businesses, we would experience significant challenges with our business model.

Competition can take many forms, including the pricing, technology, financing resources, transaction structuring, timeliness and customer service. Some competitors may outperform us in these areas. These factors could adversely affect our profitability by reducing our return on investment or increasing our risk.

As we enter new markets, we expect to experience significant competition from incumbent market participants. Our ability to compete in these markets will be dependent upon our ability to deliver value-added products and services to the customers we serve. Even still, our competitors in these markets may have greater financial, market share and other resources than we do. These factors could adversely affect our profitability by reducing our return on investment or increasing our risk as we enter these markets.

Government Regulation

Our business is highly regulated at the state level with respect to the life insurance industry, and at the federal level with respect to the issuance of our securities offerings. At the state level, states generally subject us to laws and regulations requiring us to obtain specific licenses or approvals to purchase life insurance policies in those states. State statutes typically provide state regulatory agencies with significant powers to interpret, administer and enforce the laws relating to the life insurance industry. Under this authority, state regulators have broad discretionary power and may impose new licensing and other requirements, and interpret or enforce existing regulatory requirements in new and different ways. Any of these new requirements, interpretations or enforcement directives could be materially adverse to our industry. Furthermore, because the areas of business in which we participate are relatively new, we believe it is likely that state regulation will increase and grow more complex in the foreseeable future. We cannot, however, predict what any new regulation would specifically involve or how it might affect our industry or our business.

The state regulatory landscape for the use of genetic and epigenetic testing in life insurance underwriting is such that genetic and epigenetic testing is generally permitted. A few states require informed consent for use of genetic testing in life insurance underwriting. Epigenetic testing is distinguishable from genetic testing and we believe epigenetic testing does not raise the ethical issue found with genetic testing of denying insurance coverage to applicants based on immutable inherited characteristics. While well-informed policymakers and regulators should have little reason to consider expanding current definitions of genetic testing to include epigenetic testing, or to increase restrictions on life insurance underwriting using epigenetic test results, we can provide no such assurances.

Although the federal securities laws and regulations do not directly affect life insurance, in some cases the purchase of a variable life insurance policy may constitute a transaction involving a “security” that is governed by federal securities laws. While we presently hold few variable life insurance policies, our holding of a significant amount of such policies in the future could cause our Company or one of our subsidiaries to be characterized as an “investment company” under the federal Investment Company Act of 1940. The application of that law to all or part of our businesses — whether due to our purchase of life insurance policies or to the expansion of the definition of “securities” under federal securities laws — could require us to comply with detailed and complex regulatory requirements, and cause us to fall out of compliance with certain covenants under our senior credit facility with LNV Corporation. Such an outcome could negatively affect our liquidity and increase our cost of capital and operational expenses, all of which would adversely affect our operating results. It is possible that such an outcome could even threaten the viability of our business and our ability to satisfy our obligations as they come due.

We hold licenses to purchase life insurance policies in 38 states and can also purchase in the eight unregulated states. At times, we may work with licensed entities to purchase a policy in a state where we are not licensed.

Health Insurance Portability and Accountability Act (HIPAA)

HIPAA requires that holders of medical records maintain such records and implement procedures designed to assure the privacy of patient records. In order to carry out our business, we receive medical records and obtain a release to share such records with a defined group of persons, take on the responsibility for preserving the privacy of that information, and use the information only for purposes related to the life insurance policies we own.

The Genetic Information Nondiscrimination Act of 2008 (GINA)

GINA is a federal law that protects people from genetic discrimination in health insurance and employment. GINA prohibits health insurers from: (i) requesting, requiring, or using genetic information to make decisions about eligibility for health insurance; or (ii) making decisions on the health insurance premium, contribution amounts, or coverage terms they offer to consumers. In addition, GINA makes it against the law for health insurers to consider family history or a genetic test result, a pre-existing condition, require a genetic test, or use any genetic information, to discriminate coverage, even if the health insurance company did not mean to collect such genetic information.

GINA does not apply to the life insurance, long-term care or annuity industries. The life insurance, long-term care or annuity industries operate on medical-evidenced underwriting principles in which specific medical conditions are taken into account when assessing and pricing risk. The regulation of genomic data is relatively new, and we believe it is likely that regulation will increase and grow more complex in the foreseeable future. We cannot, however, predict what any new law or regulation would specifically involve or how it might affect our industry, our business, or our future plans.

The Tax Cuts and Jobs Act

On December 22, 2017, the U.S. federal government enacted the Tax Cuts and Jobs Act (“Tax Reform Bill”). The Tax Reform Bill changed existing United States tax law and includes provisions that will affect our results of operations, financial position and cash flows. The Tax Reform Bill reduced the U.S. corporate income tax rate and changed business-related exclusions, deductions and credits.

Employees

We employ approximately 65 employees.

Properties

Our principal executive offices are located at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402. At that location, we lease 17,687 square feet of space for a lease term expiring in 2025. We believe that these facilities are adequate for our current needs and that suitable additional space will be available as needed.

Company Website Access and SEC Filings

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are filed with the SEC. We are subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements and other information with the SEC.

Our general website address is www.gwgh.com. Our website has a wealth of information about our Company, its mission, and our specialty finance business. Our website also has tools that could be used by our potential clients, financial advisors and investors alike. We maintain the website www.gwglife.com for consumers and life insurance professionals seeking our life insurance secondary market products and services. We also maintain the website www.lifeegx.com for our insurtech initiative of bringing commercialized epigenetic testing to the life insurance industry.

DESCRIPTION OF THE L BONDS

General

The L Bonds are secured obligations of GWG Holdings. The L Bonds will be issued under the amended and restated indenture between us and Bank of Utah as the indenture trustee, dated October 23, 2017, which amends and restates the original indenture dated October 19, 2011 and as may be amended or supplemented from time to time (referred to herein as the “indenture”). The terms and conditions of the L Bonds include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indenture. For a complete understanding of the L Bonds, you should review the definitive terms and conditions contained in the indenture, which include definitions of certain terms used below. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and is available from us at no charge upon request.

The following is a summary of the material terms associated with the L Bonds:

•         The L Bonds are general secured obligations of GWG Holdings. The obligations are secured by a grant of a security interest in all of the assets of GWG Holdings, which assets will serve as collateral for our obligations under the L Bonds. This grant of a security interest is effected pursuant to a pledge and security agreement attached to the indenture.

•         The L Bonds are fully and unconditionally guaranteed by our wholly owned direct subsidiary, GWG Life, but otherwise are not guaranteed by any other person or entity. The guarantee is backed by a grant of a security interest in all of the assets of GWG Life, which assets will serve as additional collateral for our obligations under the L Bonds. Chief among these assets is GWG Life’s ownership interest in DLP IV. This guarantee is effected pursuant to provisions contained in the indenture.

•         The L Bonds are also secured by a pledge of the equity ownership interests in GWG Holdings beneficially owned by its principal stockholders — Jon R. Sabes and Steven F. Sabes — which pledge is effected pursuant to a pledge and security agreement attached to the indenture.

•         Through DLP IV, we are party to a $300 million senior secured term loan with LNV/CLMG. The amount outstanding under this facility was $222.5 million at December 31, 2017. The L Bonds will also be junior to any other senior lending facility we may later obtain.

•         The L Bonds are not savings accounts, certificates of deposit (CDs) or other forms of “deposits,” and are not insured by the FDIC or any other governmental agency.

•         The L Bonds are not directly secured by any life insurance assets not owned by GWG Life. Substantially all of our life insurance assets are held by DLP IV. Although GWG Life’s equity ownership interest in DLP IV is an asset in which GWG Life has, pursuant to its guarantee, granted a security interest to serve as collateral for obligations under the L Bonds, the payment on such equity interest will be subordinate to the interests of creditors of DLP IV, including our senior creditor LNV/CLMG.

•         The L Bonds do not have the benefit of a “sinking fund” for the retirement of principal.

•         The L Bonds are not convertible into our capital stock or other securities.

•         We have the option to call and redeem the entire outstanding principal balance and accrued but unpaid interest of any L Bonds at any time and without premium or penalty. If we elect to call and redeem your L Bonds, those redeemed L Bonds will cease to accrue interest after the redemption date under the terms and subject to the conditions of the indenture.

•         Except in limited circumstances (death, bankruptcy or total permanent disability), L Bond holders will have no right to require us to redeem any L Bond prior to its maturity date. Any early redemption will be for the total outstanding principal balance and accrued but unpaid interest. If we in our sole discretion nonetheless elect to accommodate a redemption request, we will redeem the entire (but not less than the entire) outstanding principal balance and accrued but unpaid interest of the L Bonds and may impose a redemption fee of 6% against the outstanding principal balance of the L Bond redeemed. This fee will be subtracted from the amount paid to you.

The L Bonds will be represented by “Units,” with each whole Unit representing $1,000 in principal amount (USD) of L Bonds. Accordingly, L Bond Units will be sold at 100% of their principal face amount. Throughout this prospectus, we refer to L Bond Units simply as “L Bonds.” The minimum investment amount in the L Bonds will be 25 Units, or $25,000. Above that minimum amount, L Bonds may be purchased in whole Units. Subject to the minimum investment amount, you may select the principal amount and term of the L Bonds (ranging from two to seven years) you would like to purchase when you subscribe. The interest rate of your L Bonds will remain fixed until maturity. Depending on our capital requirements, we may not, however, always offer L Bonds with the particular terms you seek. See “Description of the L Bonds — Interest Rate and Maturity” below.

Upon acceptance of your subscription, we will create an account in a book-entry registration and transfer system for you, and credit the principal amount of your subscription to your account. We will also send you a purchase confirmation that will indicate our acceptance of your subscription. If your subscription is rejected, all funds deposited will be promptly returned to you without any interest. See “— Registration and Exchange” below. Alternatively, you may subscribe for L Bonds as a direct participant with Depository Trust Company (DTC settlement). See “Plan of Distribution — Settlement Procedures” for more information.

Investors whose subscriptions for L Bonds have been accepted and anyone who subsequently acquires L Bonds in a qualified transfer are referred to as “holders” or “registered holders” in this prospectus. We may modify or supplement the terms of the L Bonds described in this prospectus from time to time in a supplement to the indenture and a supplement to this prospectus. Except as set forth under “— Amendment, Supplement and Waiver” below, any modification or amendment will not affect L Bonds outstanding at the time of such modification or amendment.

The L Bonds are transferable pursuant to the terms of the indenture. The L Bonds may be transferred or exchanged for other L Bonds of the same series and class of a like aggregate principal amount (i.e., the same number of Units) subject to limitations contained in the indenture. We will not charge a fee for any registration, transfer or exchange of L Bonds. However, we may require the holder to pay any tax, assessment fee, or other governmental charge required in connection with any registration, transfer or exchange of L Bonds. The registered holder of any L Bonds will be treated as the owner of such L Bond Units for all purposes.

Denomination

You may purchase L Bonds in the minimum amount of 25 Units, representing a minimum principal amount of $25,000, and in any whole Unit amounts in excess thereof. You will determine the exact number of L Bond Units you purchase when you subscribe. You may not cumulate multiple purchases L Bond Units in amounts less than 25 Units to satisfy the 25 Unit minimum requirement. In our discretion, however, we may waive the 25 Unit minimum purchase requirement for any investor.

Term

We may offer L Bonds with the following terms to maturity: two years, three years, five years, and seven years.

You will select the term of the L Bonds you purchase when you subscribe. You may purchase multiple L Bonds with different terms by filling in investment amounts for more than one term on your Subscription Agreement. Nevertheless, during this offering we may not always offer L Bonds with each of the maturity terms outlined above.

The actual maturity date will be on the last day of the month in which the L Bond matures (i.e., the month in which the L Bond’s term ends). For example, if you select a two-year term and your L Bond becomes effective on January 1, 2018, then the actual maturity date will be January 31, 2020. After actual maturity, we will pay all outstanding principal and accrued but unpaid interest on the L Bond no later than the fifth day of the calendar month next following its maturity (or the first business day following the fifth day of such month). So, in the case of an L Bond with a maturity date of January 31, 2020, actual payment will be made on or prior to February 5, 2020 (unless such date is not a business day, in which case actual payment will be made on the next business day). The L Bonds do not earn interest after the maturity date or any date set for prepayment.

Should the original L Bond holder (x) no longer be the holder of the L Bond or (y) be unavailable, or a change in payee be necessary, such as in the case of a surviving estate, we may require a copy of the executed assignment to any transferee, or an order from a court or probate commission, as the case may be, in order that we know the principal is returned to the rightful party.

Interest Rate

The rate of interest we will offer to pay on L Bonds at any particular time will vary based upon market conditions, and will be determined by the term to maturity of the L Bonds, our capital requirements and other factors described below. The interest rate on particular L Bonds will be determined at the time of subscription or renewal and then remain fixed for the original or renewal term of the L Bond. We will establish and may change the interest rates payable for L Bonds of various terms and at various investment levels in an interest rate supplement to this prospectus.

We may offer L Bonds that earn incrementally higher interest rates when, at the time they are purchased or renewed, the aggregate principal amount of the L Bond portfolio of the holder increases. If applicable, the interest rates payable at each level of investment will be set forth in an interest rate supplement to this prospectus. We may change the interest rate for any or all maturities to reflect market conditions at any time by supplementing this prospectus. If we change the interest rates, the interest rate on L Bonds issued before the date of the change will not be affected.

Payments on the L Bonds; Paying Agent and Registrar

Investors will have the opportunity to select whether interest on their L Bonds will be paid monthly or annually. For investors using direct settlement with the Company, this selection opportunity will be presented in the Subscription Agreement.

Interest will accrue on the L Bonds at the stated rate from and including the effective date of the L Bond until maturity. The effective date of an L Bond will be as follows:

•         If you purchase an L Bond through DTC settlement, the effective date of your L Bond purchase will be the date your subscription is accepted by the Company.

•         If you purchase an L Bond through direct settlement with the Company, the effective date of your L Bond purchase will be the following, as applicable: (i) in cases where you pay for your bond via wire transfer directly to us, the first business day of the next calendar month after which we receive the wire; (ii) in cases where you pay for your bond by bank draft directly to us, the first business day of the next calendar month after which we receive the draft; or (iii) in cases where you pay for your bond by personal check, the first business day of the calendar month that is at least five full business days after which we receive the check. In all cases involving direct settlement with the Company, we must also have received and accepted your completed and executed Subscription Agreement.

Interest payments on L Bonds will be paid on the 15th day immediately following the last day of the applicable interest payment period. Interest will be paid without any compounding. The first payment of interest will include interest for the partial period in which the purchase occurred. The indenture provides that all interest will be calculated based on a year with twelve 30-day months.

If you purchase your L Bond Units through direct settlement, we will pay the principal of, and interest on, L Bonds by direct deposit to the account you specify in your Subscription Agreement. We will not accept subscriptions from investors who are not willing to receive their interest payments via direct deposit. If the foregoing payment method is not available, principal and interest payments on the L Bonds will be payable at our principal executive office or at such other place as we may designate for payment purposes. If you purchase your L Bond Units through DTC settlement, our payments of principal and interest will be paid to the depositary (DTC) and then be credited to your brokerage or custodial account through the DTC procedures followed by your brokerage firm or custodian. For more information, please see “Registration and Exchange — Global Certificates Deposited with DTC” below.

We will withhold 28% of any interest payable to any investor who has not provided us with a social security number, employer identification number, or other satisfactory equivalent in the Subscription Agreement (or another document) or where the IRS has notified us that backup withholding is otherwise required. Please see “Material Federal Income Tax Considerations — Backup Withholding and Information Reporting.”

Registration and Exchange

The L Bonds that we settle directly will generally be issued in book-entry form, which means that no physical L Bond is created, subject, however, to limited exceptions described in the indenture. The L Bonds settled through DTC settlement will be represented by global certificates deposited with the depositary as described below.

Book-Entry Registration

Evidence of your ownership will be provided by written confirmation. As described below, holders may, under certain circumstance described below, opt to receive physical delivery of a certificated security that evidences their L Bonds. Otherwise, the issuance and transfer of L Bonds will be accomplished exclusively through the crediting and debiting of the appropriate accounts in our book-entry registration and transfer system.

The holders of the accounts established upon the purchase or transfer of L Bonds will be deemed to be the owners of the L Bonds under the indenture. The holder of the L Bonds must rely upon the procedures established by the trustee to exercise any rights of a holder of L Bonds under the indenture. We will regularly provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts.

On or prior to any interest payment date or upon redemption, we will also provide the trustee with information regarding the total amount of any principal and interest due to holders of L Bonds. On each interest payment date, we will credit interest due on each account and direct payments to the holders. We will determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry accounts for the L Bonds.

Book-entry notations in the accounts evidencing ownership of the L Bonds are exchangeable for certificated L Bonds only: (i) at the request of the holder, at the end of the Company’s next fiscal quarter; or (ii) after the occurrence of an event of default under the indenture, if holders of more than 50% of the aggregate outstanding principal amount of the L Bonds advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of L Bonds. In its discretion, the Company may elect to terminate the book-entry system and replace book-entry notations with physical certificates.

Global Certificates Deposited with DTC

L Bonds may be issued in the form fully registered global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, NY, and registered in the name of Cede & Co., as nominee of DTC. Unless and until exchanged, in whole or in part, for L Bonds in definitive registered form, a global certificate may not be transferred except as a whole by the depositary to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary, or by such depositary or any nominee of such depositary to a successor of such depositary or a nominee of such successor.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the managing broker-dealer), banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

If available, purchases of L Bonds within the DTC system must be made by or through direct participants, which will receive a credit for the L Bonds on DTC’s records. The ownership interest of each beneficial owner of the L Bonds will be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the L Bonds are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all L Bonds deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of L Bonds with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the L Bonds. DTC’s records will reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We will make payments due on the notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detailed information, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not our responsibility or that of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Thereafter, disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants (i.e., brokers, dealers and custodians).

Except as provided herein, a beneficial owner of an interest in a global certificate will not be entitled to receive physical delivery of the L Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the L Bonds. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global certificate.

As long as the depositary, or its nominee, is the registered holder of a global certificate, the depositary or such nominee will be considered the sole owner and holder of the L Bonds represented thereby for all purposes under the L bonds and the indenture. Except in the limited circumstances referred to below, owners of beneficial interests in a global certificate will not be entitled to have such global certificate or any L Bonds represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated L Bonds in exchange for the global certificate and will not be considered to be the owners or holders of such global certificate or any certificates represented thereby for any purpose under the L Bonds or the indenture. Accordingly, each person owning a beneficial interest in such global certificate must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

If the depositary for a global certificate representing L Bonds is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue L Bonds in definitive form in exchange for such global certificate. In addition, we may at any time and in our sole discretion determine not to have the L Bonds represented by one or more global certificates and, in such event, we will issue the notes in definitive form in exchange for all of the global certificates representing the L Bonds. Finally, if an event of default, or an event which with the giving of notice or lapse of time or both would constitute an event of default, with respect to the L Bonds represented by a global certificate has occurred and is continuing, then we will issue L Bonds in definitive form in exchange for all of the global certificates representing the notes.

Although DTC has agreed to the procedures provided above in order to facilitate transfers, it is under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Limited Rescission Right

If you are purchasing L Bonds through direct settlement with the Company and your Subscription Agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective, we will send to you at your registered address a notice and a copy of the related prospectus once it has been declared effective. You will thereupon have the right to rescind your investment upon written request within ten business days from the postmark date of the notice we send to you that the post-effective amendment has been declared effective (and containing the related prospectus). We will promptly return any funds sent with a Subscription Agreement that is properly rescinded without penalty, although any interest previously paid on a rescinded L Bond will be deducted from the funds returned to you upon rescission. A written request for rescission, except in the case of a mailed rescission, must be postmarked on or before the tenth business day after our notice to you (described above). If you notify us other than by mail, we must actually receive your rescission request on or before the tenth business day after our notice to you.

We will not accept purchases of L Bonds through DTC settlement if, as of the end of the monthly closing for DTC settlement, we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective. In any such case, settlement of your L Bond purchase must occur in the following month.

Renewal or Repayment on Maturity

At least 30 days prior to the maturity of your L Bond, we will provide you with a notice indicating that your L Bond is about to mature and whether we will allow automatic renewal of your L Bond. If we allow you to renew your L Bond, we will also provide to you the then-current form of prospectus, which may include an interest rate or prospectus supplement and any other updates to the information contained in this prospectus. The prospectus, or the interest rate or prospectus supplement, will set forth the interest rates then in effect. The notice will recommend that you review the then-current prospectus, including any interest rate or prospectus supplement, prior to exercising one of the below options. If we do not provide you a new prospectus because the prospectus has not changed since the delivery of this prospectus in connection with your original investment or any prior renewal, we will nonetheless send you a new copy of the prospectus upon your request. Unless the election period is extended as described below, you will have until 15 days prior to the maturity date to exercise one of the following options:

•         You can do nothing, in which case (subject to applicable law) your L Bond will automatically renew for a new term equal to the original term but at the interest rate in effect at the time of renewal. Interest on renewed L Bonds will be paid on the same schedule (i.e., monthly or annually) as the original L Bond. If applicable, a new certificate will be issued.

•         You can elect repayment of your L Bond, in which case the principal amount will be repaid in full along with any accrued but unpaid interest. If you choose this option, your L Bond will not earn interest on or after the maturity date.

•         You can elect repayment of your L Bond and use all or part of the proceeds to purchase a new L Bond with a different term or principal amount. To exercise this option, you will need to complete a new Subscription Agreement for the new L Bond and mail it along with your request, or else work with your broker if you wish to purchase your new L Bond through DTC settlement. Any proceeds from the old L Bond that are not applied to the new L Bond will be sent to you.

The foregoing options will be available to holders unless and until terminated under the indenture. Interest will accrue from the first day of each renewed term. Each renewed L Bond will retain all its original provisions, including provisions relating to payment, except that the interest rate payable during any renewal term will be the interest rate that is being offered at that time to other holders with similar aggregate L Bond portfolios for L Bonds of the same term as set forth in the interest rate supplement delivered with the maturity notice. If similar L Bonds are not then being offered, the (i) interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing L Bond if no such rate is specified, and (ii) the maturity will, if L Bonds of the same maturity are being offered at the time of renewal, be the same or, if not, the next earliest maturity.

If we notify the holder of our intention to repay an L Bond at maturity, or if the holder timely requests repayment, we will pay the principal and all accrued but unpaid interest on the L Bond on or prior to the fifth day of the calendar month after the maturity date (or the first business day following the fifth day of such month). Thus, in the case of an L Bond with a maturity date of January 31, 2020, actual payment will be made on or prior to February 5, 2020 (unless such date is not a business day, in which case actual payment will be made on the next business day). No interest will accrue after the maturity date. You should be aware that because payment is made by ACH transfer, funds may not be received in the holder’s account for two to three business days.

We will be required from time to time to file post-effective amendments to the registration statement of which this prospectus is a part to update the information it contains. If you would otherwise be entitled to renew your L Bonds upon their stated maturity at a time when we have determined that a post-effective amendment must be filed with the SEC, but such post-effective amendment has not yet been declared effective, then the period during which you can elect renewal (or repayment) will be automatically extended until ten days following the postmark date of our notice to you that the post-effective amendment has been declared effective, which notice shall contain a copy of the related prospectus. All other provisions relating to the renewal or redemption of L Bonds upon their stated maturity described above shall remain unchanged.

For any L Bonds offered hereby that mature on or after the three-year anniversary of the date on which the registration statement of which this prospectus is a part shall have been declared effective, we expect that the renewal of such L Bonds may require us to file a new registration statement. In such a case, the new registration statement must be declared effective before we can renew your L Bond. In this event, if the new registration statement has not yet been filed or become effective, we will extend your election period until ten days following the date of our notice to you that the new registration statement has become effective, which notice will include a new prospectus.

Call and Redemption Prior to Stated Maturity

We may call and redeem, in whole or in part, principal amount and accrued but unpaid interest on any L Bonds prior to their stated maturity only as set forth in the indenture and described below. The holder has no right to put or otherwise require us to redeem any L Bond prior to its maturity date (as originally stated or as it may be extended), except as indicated in the indenture and described below.

Our Voluntary Redemption

We have the right to redeem any L Bond, in whole or in part, at any time prior to its stated maturity upon at least 30 days written notice to the holder of the L Bond. The holder of the L Bond being redeemed will be paid a redemption price equal to the outstanding principal amount thereof plus accrued but unpaid interest up to but not including the date of redemption without any penalty or premium. We may use any criteria we choose to determine which L Bonds we will redeem if we choose to do so. We are not required to redeem L Bonds on a pro rata basis.

Holder’s Put Election Upon Death, Bankruptcy or Total Permanent Disability

L Bonds may be redeemed prior to maturity at the election of a holder who is a natural person (including L Bonds held in an individual retirement account and the holders of a beneficial interest in a global certificate held by a depositary or its nominee), by giving us written notice within 45 days following the holder’s total permanent disability or bankruptcy, as established to our satisfaction, or at the election of the holder’s estate, by giving written notice within 45 days following the death of the holder. Subject to the limitations described below, we will redeem the L Bonds not later than the 15th day of the month next following the month in which we establish to our satisfaction the holder’s death, bankruptcy or total permanent disability. In the event that the 15th day of the month next following the month in which we so establish such facts is not a business day, we will redeem the L Bonds on the next business day. The redemption price, in the event of such a death, bankruptcy or total permanent disability, will be the entire principal amount of the L Bonds, plus accrued but unpaid interest thereon up to and through the last day of the calendar month preceding the redemption date. The indenture defines “total permanent disability” as the determination by a physician, approved by us, that a holder of an L Bond who is a natural person, and who was gainfully employed at the time of issuance of the L Bond (or its renewal date), is unable to work on a full-time basis during a period of 24 consecutive months.

If spouses are joint registered holders of an L Bond, the right to elect to have us redeem L Bonds will apply when either registered holder dies, files bankruptcy or suffers a total permanent disability. If the L Bond is held jointly by two or more persons who are not legally married, none of these persons will have the right to request that we redeem the L Bonds unless all joint holders have died, filed bankruptcy or suffered a total permanent disability. If the L Bond is held by a trust, partnership, corporation or other similar entity, the right to request redemption upon death or total permanent disability does not apply.

Redemption at Request of Holder

We have no obligation to redeem any L Bonds other than upon maturity, or upon the death, bankruptcy or total permanent disability of a natural person holder. Nevertheless, at our sole discretion we may agree from time to time, at the written request of a holder (including the holder of a beneficial interest in a global certificate held by a depositary or its nominee), to redeem an L Bond, subject, however, to a redemption fee of 6.0% of the principal amount of such L Bond. If we so redeem any L Bond prior to maturity, we will redeem the entire principal amount of such L Bond together with accrued but unpaid interest thereon, The redemption fee will be subtracted from the amount paid to you.

Transfers

The L Bonds will be transferable in accordance with the indenture. For L Bonds that are issued solely in book-entry form, transfers will be effective only upon the delivery to us of an executed assignment or other conveyance instrument in customary form. For L Bonds that are represented by a global certificate held by a depositary or its nominee, transfers of beneficial interests in such certificate must be effected in accordance with the procedures and rules of the depositary.

Upon transfer of an L Bond, we will provide the new holder of the L Bond with a purchase confirmation that will evidence the transfer of the account on our records. If applicable (e.g., if transferred to a custodial account), a new certificate will be issued. No written confirmations will be provided with respect to transfers of beneficial interests in a global certificate held by a depositary or its nominee.

Quarterly Statements

We will provide holders of the L Bonds with quarterly statements, which will indicate, among other things, the account balance at the end of the quarter, interest credited, redemptions made, if any, and the interest rate paid during the quarter. These statements will be sent electronically on or prior to the 10th business day after the end of each calendar quarter. If a holder is unwilling or unable to receive quarterly statements electronically, we will mail the statements to the address of record on or prior to the 10th business day after the end of each calendar quarter. In such a case, we may charge such holders a reasonable fee to cover our expenses incurred in mailing the statements.

Ranking

The L Bonds will constitute secured debt of GWG Holdings. The payment of principal and interest on the L Bonds will be:

•         pari passu with respect to payment and collateral securing all L Bonds previously issued by GWG Holdings, Inc., of which approximately $461.4 million in principal amount is outstanding as of December 31, 2017 (see the caption “— Collateral Security” below);

•         structurally and contractually junior to the present and future obligations owed by our subsidiary DLP IV under our senior credit facility with LNV/CLMG, and structurally or contractually junior to any future obligations that DLP IV or other primary obligors or guarantors may have under future senior secured borrowing facilities; and

•         structurally junior to the present and future claims of creditors of our subsidiaries, other than GWG Life, including trade creditors.

The indenture will permit us to issue other forms of debt, including secured and senior debt, in the future.

“Pari passu” means that claims for payment and entitlement to security among the holders of L Bonds, including the holders of previously issued L Bonds, and the holders of any later-created class of “pari passu debt,” will be treated equally and without preference. Although we have no present intention of causing GWG Life to issue additional secured debt in the future, any such debt issued on a pari passu basis in the future (including renewals of outstanding L Bonds or other renewable pari passu debt) would also be treated equally and without preference in respect of all outstanding L Bonds. Thus, in the event of any default on the L Bonds (or any other debt securities of ours that are pari passu with the L Bonds) resulting in claims for payment or claims on collateral security, the holders of the L Bonds and all such other debt securities pari passu with the L Bonds would share in payment or collateral in proportion to the amount of principal and interest owed on each such debt instrument.

Guarantee by GWG Life Subsidiary

The payment of principal and interest on the L Bonds, including previously issued L Bonds, is fully and unconditionally guaranteed by GWG Life. There were approximately $461.4 million in principal amount of previously issued L Bonds outstanding as of December 31, 2017.

Collateral Security

The L Bonds are secured by the assets of GWG Holdings, Inc. We will grant a security interest in all of the assets of GWG Holdings to the indenture trustee for the benefit of the L Bond holders. The assets of GWG Holdings consist, and are expected to consist, primarily of (i) any cash proceeds received from its subsidiaries as distributions derived from life insurance assets of subsidiaries, (ii) all other cash and investments held in various accounts, (iii) the equity ownership interests in subsidiaries of GWG Holdings, including the equity ownership interest in GWG Life, together with (iv) all proceeds from the foregoing. This collateral security granted by us is referred to as the “GWG Holdings Assets Collateral.”

As indicated above, our direct and wholly owned subsidiary, GWG Life, will fully and unconditionally guarantee our obligations under the L Bonds. This guarantee will be supported by GWG Life’s grant of a security interest in all of its assets. The assets of GWG Life consist, and are expected to consist, primarily of (i) certain life insurance assets, (ii) any cash proceeds received from life insurance assets owned by GWG Life or received from DLP IV, as distributions derived from life insurance policies owned by that subsidiary, (iii) all other cash and investments held by GWG Life in its various accounts, (iv) GWG Life’s equity ownership interest in its direct subsidiaries, including DLP IV, together with (v) all proceeds from the foregoing. The collateral security granted by GWG Life pursuant to its guarantee of our obligations under the L Bonds is referred to as the “GWG Life Assets Collateral.”

In addition, Messrs. Jon R. Sabes and Steven F. Sabes, our principal stockholders beneficially holding approximately 72% of the outstanding shares of our common stock, have pledged all of the shares they beneficially own in GWG Holdings to further secure our obligations under the L Bonds. This collateral security granted by Messrs. Jon R. Sabes and Steven F. Sabes is referred to as the “GWG Holdings Equity Collateral.”

Together, the GWG Holdings Assets Collateral, GWG Life Assets Collateral and GWG Holdings Equity Collateral comprise all of the collateral security for our obligations under the L Bonds. To the extent that we subsequently establish one or more wholly owned subsidiaries of GWG Holdings or GWG Life, the L Bonds will have a security interest in the equity ownership interests of those subsidiaries if and to the extent owned by GWG Holdings or GWG Life.

The guarantee by GWG Life is contained in the indenture, and the grant of security interests in the GWG Holdings Assets Collateral, GWG Life Assets Collateral and GWG Holdings Equity Collateral is effected through a “Pledge and Security Agreement” that is an exhibit to the indenture and has been amended in connection with this offering of L Bonds. Neither the indenture nor the Pledge and Security Agreement contain any provision preventing a pledging party from disposing of any collateral in the ordinary course of business. In this regard, the Pledge and Security Agreement permits the disposition of GWG Holdings Equity Collateral to the extent the number of shares continuing to constitute such collateral represents at least 10% of the number of shares beneficially held by each individual grantor as of the date of the Pledge and Security Agreement.

Substantially all of our life insurance assets are held in our subsidiaries. The L Bonds will not be directly secured by any security interest in the assets of those subsidiaries, including DLP IV. Instead, the L Bonds will be secured by a pledge of the equity ownership interests in those subsidiaries, including DLP IV, owned by GWG Life by virtue of the guarantee provisions in the indenture and the Pledge and Security Agreement referenced above. An equity ownership interest is, by its very nature, subordinate to the interests of creditors. Therefore, although investors in the L Bonds will have a security interest in the ownership of DLP IV (and other direct subsidiaries of GWG Life) any claim they may have to the assets owned by such entity will be subordinate to the interests of creditors of that entity, including LNV/CLMG, which is the lender to DLP IV under our senior credit facility, and all other creditors of DLP IV, including trade creditors. In addition, there is the risk that the collateral security granted for our obligations under the L Bonds may be insufficient to repay the L Bonds upon an event of default. See “Risk Factors,” page 19 (“The collateral granted as security...”).

Subordination; Other Indebtedness

Our obligations under the L Bonds will be subordinate to all our senior debt. For this purpose, “our senior debt” presently includes all indebtedness owed or that may in the future become owing under our senior credit facility with LNV/CLMG. As of December 31, 2017, DLP IV had approximately $222.5 million of debt outstanding under the credit facility with LNV/CLMG. In addition, as of December 31, 2017, we had approximately $461.4 million in principal amount of debt outstanding under previously issued L Bonds.

The maximum amount of debt, including the L Bonds, we may issue is limited by the indenture. In particular, the indenture prohibits us from issuing debt in an amount such that our “debt coverage ratio” would exceed 90%. The indenture defines the debt coverage ratio as a percentage calculated by the ratio of (A) obligations owing by us and our subsidiaries on all outstanding debt for borrowed money (including the L Bonds), over (B) the net present asset value of all life insurance assets we own, directly or indirectly, plus any cash held in our accounts. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the cash flows derived from the face value of policy benefit assets we own, discounted at a rate equal to the weighted average cost of capital for all our indebtedness for the prior month.

We are required to notify the indenture trustee in the event that we violate this restrictive covenant. An “event of default” will exist under the indenture if a violation of this covenant persists for a period of 30 calendar days after our initial notice to the trustee. The L Bonds are guaranteed by GWG Life but otherwise are not guaranteed by any of our subsidiaries, affiliates or control persons. Neither indenture nor the Pledge and Security Agreement prevent holders of debt issued by our subsidiaries from disposing of, or exercising any other rights with respect to, any or all of the collateral securing that debt. Accordingly, in the event of a liquidation or dissolution of one of our subsidiaries (other than GWG Life), creditors of that subsidiary that are senior in rank will be paid in full, or provision for such payment will be made, from the assets of that subsidiary prior to distributing any remaining assets to us as an equity owner of that subsidiary.

The indenture also contains specific subordination provisions, benefitting lenders under any senior credit facility, restricting the right of L Bond holders to enforce certain of their rights in certain circumstances, including:

•         a prohibition on challenging any enforcement action taken by a senior lender or interfering with any legal action or suits undertaken by our senior lenders against us and our affiliates;

•         a 180-day standstill period during which there may not be brought any action against us or our affiliates to enforce rights respecting collateral unless our senior credit facilities have been repaid in full, which period may be extended if the senior lender takes action during such standstill period; and

•         a prohibition on filing a bankruptcy or insolvency case against us or our affiliates for at least one year plus one day after the senior credit facility lenders have been paid in full.

We will not make any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repayment at maturity, on default, or otherwise), on the L Bonds and any other indebtedness, and neither the holders of the L Bonds nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the L Bonds, if a default or event of default under any senior credit facility has occurred and is continuing, or if any default or event of default under any senior credit facility would result from such payment, in each case unless and until:

•         the default and event of default has been cured or waived or has ceased to exist; or

•         in the case of a non-payment default that permits a senior lender to declare as due and payable all amounts owing under a senior credit facility (but where that senior lender has not yet so declared amounts as being due and payable), the end of the period commencing on the date the trustee receives written notice of default from the senior lender and ending on the earliest of (1) our discharge of the default (or other cure), (2) the trustee’s receipt of a valid waiver of default from the senior lender, or (3) a written notice from the senior lender terminating the payment prohibition.

During any payment prohibition period, neither the holders of the L Bonds nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the L Bonds. Other provisions of the indenture do permit the trustee to take action to enforce the payment rights of L Bond holders after 179 days have passed since the trustee’s receipt of notice of default from a senior lender, but in such case any funds paid as a result of any such suit or enforcement action shall be applied toward the senior credit facility until the facility is indefeasibly paid in full before being applied to the L Bonds. The indenture contains provisions whereby each investor in the L Bonds consents to the subordination provisions contained in the indenture and related agreements governing collateral security.

If the 180-day standstill period noted above or any other limitation on the rights of the trustee or L Bond holders to assert their rights to payment of principal or interest under the indenture or L Bonds is ultimately determined to conflict with provisions of the Trust Indenture Act of 1939 (most notably sections 316(b) and 317(a) of that Act), then the trustee, as well as any holder who shall not have earlier consented to such subordination provisions, shall (notwithstanding such provision contained in the indenture) be authorized to institute a lawsuit for the enforcement of any payment of principal or interest after their respective due dates.

No Sinking Fund

The L Bonds are not associated with any sinking fund. A sinking fund is generally any account to which contributions will be made, from which payments of principal or interest owed on the L Bonds will be made. See “Risk Factors,” page 19.

Restrictive Covenants

The indenture contains covenants that restrict us from certain actions as described below. In particular, the indenture provides that:

•         we will not declare or pay any dividends or other payments of cash or other property solely in respect of our capital stock to our stockholders (other than a dividend paid in shares of our capital stock on a pro rata basis to all our stockholders) unless no default and no event of default with respect to the L Bonds exists or would exist immediately following the declaration or payment of the dividend or other payment;

•         to the extent legally permissible, we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or the performance of the indenture;

•         our Board of Directors will not adopt a plan of liquidation that provides for, contemplates or the effectuation of which is preceded by (a) the sale, lease, conveyance or other disposition of all or substantially all of our assets, otherwise than (i) substantially as an entirety, or (ii) in a qualified sales and financing transaction, and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of our remaining assets to the holders of our capital stock, unless, prior to making any liquidating distribution pursuant to such plan, we make provision for the satisfaction of our obligations under the renewable unsecured subordinated notes; and

•         our debt coverage ratio may not exceed 90%.

The indenture defines the debt coverage ratio as a percentage calculated by the ratio of (A) obligations owing on all outstanding debt for borrowed money (including the L Bonds), over (B) the net present asset value of all life insurance assets we own, plus any cash held in our accounts, plus, without duplication, the value of all other assets of the Company as reflected on our most recently available balance sheet prepared in accordance with GAAP. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the face value of policy benefit assets we own, discounted at a rate equal to the weighted-average cost of capital for all our indebtedness for the prior month.

Importantly, we are not restricted from entering into “qualified sale and financing transactions” as defined — in the indenture, or incurring additional indebtedness, including additional senior debt.

Consolidation, Mergers or Sales

The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•         the resulting or acquiring entity, if other than us, is a United States corporation, limited liability company or limited partnership and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and

•         immediately after the transaction, and after giving effect to the transaction, no event of default shall exist under the indenture.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets, according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture in our name, and we (as an entity) will be released from all our liabilities and obligations under the indenture and under the L Bonds. Nevertheless, no such transaction will by itself eliminate or modify the collateral that we have provided as security for our obligations under the indenture.

Events of Default and Remedies

The indenture provides that each of the following constitutes an event of default:

•         the failure to pay interest or principal on any L Bond for a period of 30 days after it becomes due and payable;

•         a failure to observe or perform any material covenant, condition or agreement in the indenture, but only after notice of failure from the indenture trustee and such failure is not cured within 60 days;

•         our debt coverage ratio exceeds 90% for a period of 30 consecutive calendar days, but only after notice of such breach from the indenture trustee and such breach is not cured within 60 days;

•         certain events of bankruptcy, insolvency or reorganization with respect to us; or

•         the cessation of our business.

In addition, a default under the indenture will create a default under our senior credit facility.

Through DLP IV, we are party to a senior credit facility with LNV Corporation (referred to in this prospectus as LNV), as the lender. The facility is governed by a Loan and Security Agreement, and CLMG Corp (referred to in this prospectus as CLMG) acts as the administrative agent for the lender under the Loan and Security Agreement.

Effective September 27, 2017, DLP IV entered into an Amended and Restated Loan and Security Agreement with LNV Corporation, as lender, and CLMG Corp., as the administrative agent on behalf of the lenders under the agreement. The Loan and Security Agreement makes available a total of up to $300,000,000 in credit to DLP IV with a maturity date of September 27, 2029. Additional advances are available under the Amended and Restated Loan Agreement at the LIBOR rate as defined in the Amended and Restated Loan Agreement. Advances are available as the result of additional borrowing base capacity, created as the premiums and servicing costs of pledged life insurance policies become due. Interest will accrue on amounts borrowed under the Amended and Restated Loan Agreement at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (A) the greater of 12-month LIBOR or the federal funds rate (as defined in the agreement) plus one-half of one percent per annum, plus (B) 7.50% per annum. The effective rate at December 31, 2017 was 9.31%. Interest payments are made on a quarterly basis. As of December 31, 2017, approximately $222.5 million was outstanding under the line of credit. We may use proceeds of the line of credit to repay short-term debt and acquire additional life insurance assets.

Under the Loan and Security Agreement, DLP IV has granted the administrative agent, for the benefit of the lenders under the agreement, a security interest in all of its assets. As with prior collateral arrangements relating to the senior secured debt of GWG Holdings and its subsidiaries (on a consolidated basis), GWG Holdings’ equity ownership in DLP IV will serve as collateral for the obligations of GWG Holdings under its L Bonds (although the life insurance assets owned by DLP IV will not themselves serve directly as collateral for those obligations).

The Amended and Restated Loan Agreement does not require DLP IV to maintain a reserve account for future premiums.

In addition, the Loan and Security Agreement contains certain customary negative covenants restricting the ability of the borrower to directly or indirectly engage in a merger or exchange transaction, sell substantially all of its assets, or permit the amendment of the contracts governing the outstanding debt securities of GWG Holdings and its subsidiaries, without the prior consent of the lender.

The Loan and Security Agreement contains customary events of default (e.g., payment defaults, covenant defaults, cross-defaults, defaults arising by virtue of a change in control, and defaults arising from breaches of representations and warranties), as well as defaults for amendments to the organizational documents of the borrower, defaults from pledged policies falling out of good standing, the occurrence of an event that could terminate the arrangement by which GWG Life services the pledged life insurance policies, and the entry of a judgment against the borrower in an amount exceeding $50,000 without payment or discharge, or a stay of execution obtained, within 30 days thereafter.

The indenture requires that we give immediate notice to the indenture trustee upon the occurrence of an event of default under the indenture, unless it has been cured or waived. The indenture trustee may then provide notice to the L Bond holders or withhold the notice if the indenture trustee determines in good faith that withholding the notice is in your best interest, unless the default is a failure to pay principal or interest on any L Bond.

If an event of default occurs, the indenture trustee or the holders of at least 25% in principal amount of the outstanding L Bonds, may by written notice to us declare the unpaid principal and all accrued but unpaid interest on the L Bonds to be immediately due and payable. Notwithstanding the foregoing, the indenture limits the ability of the L Bond holders to enforce certain rights under the indenture in certain circumstances. These limitations are required subordination provisions under our senior credit facility and are summarized above under “— Subordination; Other Indebtedness.” The Pledge and Security Agreement permits the trustee to exercise on behalf of the holders of L Bonds all rights and remedies as are available to a secured creditor under applicable law, subject to any limitations therein or in the indenture. In this regard, the trustee is not authorized under the Pledge and Security Agreement to distribute in kind any collateral in its possession to the holders of L Bonds.

Amendment, Supplement and Waiver

Except as provided in this prospectus or the indenture, the terms of the indenture or the L Bonds then outstanding may be amended, supplemented or waived with the consent of the holders of at least a majority in principal amount of the L Bonds then outstanding (which consent will be presumed if a holder does not object within 30 days of a request for consent), and any existing default or compliance with any provision of the indenture or the L Bonds may be waived with the affirmative consent of the holders of a majority in principal amount of the then outstanding L Bonds.

Notwithstanding the foregoing, an amendment or waiver will not be effective with respect to the L Bonds held by a holder who him, her or itself has not consented if such amendment or waiver:

•         reduces the principal of, or changes the fixed maturity of, any L Bond;

•         reduces the rate of or changes the time for payment of interest, including default interest, on any L Bond;

•         waives a default or event of default in the payment of principal or interest on the L Bonds, except for a rescission or withdrawal of acceleration of the L Bonds made by the holders of at least a majority in aggregate principal amount of the then-outstanding L Bonds and a waiver of the payment default that resulted from such acceleration;

•         makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of L Bonds to receive payments of principal of or interest on the L Bonds; or

•         makes any change to the subordination provisions of the indenture that has a material adverse effect on holders of L Bonds.

Notwithstanding the foregoing, the following kinds of amendments or supplements to the indenture may be effected by us and the trustee without any consent of any holder of the L Bonds:

•         to cure any ambiguity, defect or inconsistency;

•         to provide for assumption of our obligations to holders of the L Bonds in the case of a merger, consolidation or sale of all or substantially all of our assets;

•         to provide for additional uncertificated or certificated L Bonds;

•         to make any change that does not materially and adversely affect the legal rights under the indenture of any holder of L Bonds, including but not limited to an increase in the aggregate dollar amount of L Bonds which may be outstanding under the indenture and limited in amount thereunder;

•         to modify or eliminate our policy regarding redemptions elected by a holder of L Bonds prior to maturity, including our obligation to redeem L Bonds upon the death, bankruptcy or total permanent disability of any holder of the L Bonds, but only so long as such modifications do not materially and adversely affect any then-existing obligations under pending repurchase commitments for L Bonds;

•         to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, or to comply with other applicable federal or state laws or regulations;

•         to comply with the rules or policies of a depositary of the L Bonds; or

•         in connection with an amendment, extension, replacement, renewal or substitution of any senior debt, to amend the subordination provisions of the indenture to conform to the reasonable requirements of the holder or holders of such senior debt.

Rights of L Bond Holders

As an L Bond holder, you have limited rights to vote on our actions as set forth in the indenture. In general, you will have the right to vote on whether or not to approve some amendments to the indenture. For a description of these rights, see “— Amendment, Supplement and Waiver” above. You will also have the right to direct some actions that the trustee takes if there is an event of default with respect to the L Bonds. For a description of these rights, see above under the caption “— Events of Default.” For a complete description of your rights as an L Bond holder, we encourage you to read a copy of the indenture, which is filed as an exhibit to the registration statement of which this prospectus is a part. We will also provide you with a copy of the indenture upon your request.

The trustee and the L Bond holders will have the right to direct the time, method and place of conducting any proceeding for some of the remedies available, except as otherwise provided in the indenture. The trustee may require reasonable indemnity, satisfactory to the trustee, from L Bond holders before acting at their direction. You will not have any right to pursue any remedy with respect to the indenture or the L Bonds unless you satisfy the conditions contained in the indenture.

The Indenture Trustee

General

Bank of Utah has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us.

Subject to certain exceptions, the holders of a majority in principal amount of the then-outstanding L Bonds will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that if an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of L Bonds, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee

The trustee may resign at any time, or may be removed by the holders of a majority of the aggregate principal amount of the outstanding L Bonds. In addition, we may remove the trustee for certain failures in its duties, including the insolvency of the trustee or the trustee’s ineligibility to serve as trustee under the Trust Indenture Act of 1939. However, no resignation or removal of the trustee may become effective until a successor trustee has accepted the appointment as provided in the indenture.

Reports to Trustee

We will provide the trustee with (i) a calculation date report by the 15th day of each month containing a calculation of the debt coverage ratio that includes a summary of all cash, life insurance policy investments serving as collateral, as well as our total outstanding indebtedness including outstanding principal balances, interest credited and paid, transfers made, any redemption or repayment and interest rate paid; (ii) copies of our audited annual financials, no earlier than when the same become a matter of public record; and (iii) any additional information reasonably requested by the trustee.

Certain Charges

We and our servicing agents, if any, may assess service charges for changing the registration of any L Bond to reflect a change in name of the holder, multiple changes in interest payment dates or transfers (whether by operation of law or otherwise) of an L Bond by the holder to another person. The indenture permits us to set off, against amounts otherwise payable to you under the L Bonds, the amount of these charges.

Variations in Terms and Conditions

We may from time to time vary the terms and conditions of the L Bonds offered, including but not limited to minimum initial principal investment amount requirements, maximum aggregate principal amount limits, interest rates, minimum denominations, service and other fees and charges, and redemption provisions. Terms and conditions may be varied by state, locality, principal amount, type of investor (for example, new or current investor) or as otherwise permitted under the indenture governing the securities offered by this prospectus. No change in terms, however, will apply to any L Bonds already issued and outstanding at the time of such change.

Satisfaction and Discharge of Indenture

The indenture shall cease to be of further effect upon the payment in full of all of the outstanding L Bonds and the delivery of an officer’s certificate to the trustee stating that we do not intend to issue additional L Bonds under the indenture or, with certain limitations, upon deposit with the trustee of funds sufficient for the payment in full of all of the outstanding L Bonds.

Reports

We will publish annual reports containing financial statements and quarterly reports containing financial information for the first three quarters of each fiscal year. We will send copies of these reports, at no charge, to any holder of L Bonds who sends us a written request.

PLAN OF DISTRIBUTION

General

We are offering up to 1,000,000 Units, representing $1,000,000,000 in aggregate principal amount, of L Bonds (referred to throughout this prospectus simply as “L Bonds”) on a continuous basis. The L Bonds will be sold at $1,000 per Unit, and in minimum amounts of 25 Units, or $25,000 or more in principal. There is no minimum amount of L Bonds that must be sold before we access and use the proceeds. The proceeds of new sales of L Bonds will be paid directly to us promptly following each sale and will not be placed in an escrow account. Even if we sell less than the entire $1,000,000,000 in aggregate principal amount of L Bonds Units being offered, the L Bonds that we sell will be issued, and the proceeds of those L Bond sales will be used by us, as described in this prospectus.

The L Bonds will be offered and sold on a best efforts basis by Emerson Equity LLC (our “dealer manager”). Our dealer manager will enter into participating dealer agreements with certain other broker-dealers that are members of FINRA, referred to as “selling group members,” to authorize those broker-dealers to sell our L Bonds. The L Bonds will be offered to the public on the terms set forth in this prospectus and any prospectus supplements we may file from time to time. Neither our dealer manager nor any selling group members will have any obligation to take or purchase any L Bonds. In addition to forming the selling group, our dealer manager provides services to us, which include conducting broker-dealer seminars, holding informational meetings and providing information and answering any questions investors or selling group members may have concerning this offering.

Members of the selling group will receive sales commissions of up to 5.00% of the gross offering proceeds depending upon the maturity of the L Bonds sold. In addition, our dealer manager and selling group members may receive up to 3.00% of the gross offering proceeds as additional compensation consisting of the following:

•         a dealer-manager fee payable to the dealer manager in an amount equal to 0.50% of the principal amount of all L Bonds sold;

•         an accountable expense allowance to be paid to the selling group members, which may include due diligence expenses of the dealer manager and selling group members set forth in a detailed and itemized invoice and as further described below;

•         wholesaling fees, which may consist of commissions and non-transaction-based compensation of the wholesalers;

•         non-cash compensation, which may consist of an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment that is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target, the national and regional sales conferences of our selling group members, training and education meetings for registered representatives of our selling group members, and permissible forms of non-cash compensation to registered representatives of our selling group members, such as gifts that do not exceed an aggregate value of $100 per annum per registered representative and that are not pre-conditioned on achievement of a sales target, including but not limited to seasonal gifts; and

•         up to a 1.00% reallowance to selling group members.

As part of the accountable expense allowance, the dealer manager and selling group members are expected to be reimbursed for accountable out-of-pocket expenses incurred by them during the course of the offering. Expenses eligible for reimbursement may include:

•         travel, lodging, and meals for the wholesalers who are our employees and associated with the dealer manager;

•         reasonable out-of-pocket expenses incurred by selling group members and their associated persons, including reimbursement of actual costs of third-party professionals retained by them; and

•         due diligence expenses of the dealer manager and selling group members set forth in a detailed and itemized invoice.

Upon the sale of L Bonds by a selling group member, the selling group member effecting the sale will receive selling commissions and additional compensation in connection therewith pursuant to the terms of the soliciting dealer agreement between the dealer manager and the selling group member.

In no event will the total selling commissions and additional compensation, including accountable due diligence expenses and reimbursements, exceed 8.00% of the aggregate gross offering proceeds we receive from the sale of L Bonds.

We may also sell our L Bonds at a discount through the following distribution channels in the event that the investor:

•         purchases L Bonds through fee-based programs, also known as wrap accounts;

•         purchases L Bonds through a selling group member that has an alternative fee arrangement with its clients;

•         purchases L Bonds through certain registered investment advisers;

•         purchases L Bonds through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers; or

•         is an endowment, foundation, pension fund or other institutional investor.

If an investor purchases shares through one of the above distribution channels in our offering, we will sell the L Bonds at a discount, reflecting that selling commissions are not being paid in connection with such purchase. The public offering price will be decreased by an amount equal to such reduction; however, the net proceeds to us will not be affected by any such reduction in selling commissions.

Our officers and directors and their family members may purchase the L Bonds offered hereby for investment and not for distribution at a discount from the public offering price. For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law. In addition, if approved by our Board of Directors, certain of our joint venture partners, consultants and other service providers may purchase the L Bonds offered hereby at a discount from the public offering price. We will sell such L Bonds reflecting that selling commissions will not be paid in connection with such sales. The public offering price will be decreased by an amount equal to such reduction; however, the net proceeds to us from such sales made net of commissions will be the same as the net proceeds we receive from other sales of L Bonds.

Also, we may sell L Bonds to the dealer manager, selling group members, their retirement plans, their representatives and the family members as described above, IRAs and qualified plans of their representatives at a purchase price reflecting that selling commissions will not be payable in consideration of the services rendered by such dealer manager, selling group members, and their representatives in the offering. Such sales, however, may not be made for the period of time from the effective date through 90 days after the effective date. The public offering price will be decreased by an amount equal to such reduction; however, the net proceeds to us from the sales of these L Bonds will be the same as the net proceeds we receive from other sales of L Bonds.

Neither our dealer manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in the L Bonds offered hereby. Also, we will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the L Bonds.

In addition to the sales commissions, fees, allowances, reimbursements and expenses described above, we expect to pay approximately $1,200,000 in offering and related costs and expenses in connection with this offering. These kinds of expenses include all expenses to be paid by us in connection with the offering (other than sales commissions, additional compensation, and expense allowances and reimbursement to our selling group members), including but not limited to legal, accounting, printing and mailing expenses, registration, qualification and associated securities filing fees and other costs and expenses.

The table below sets forth the maximum amount of sales commissions and additional compensation, as described in footnote (1) to the table below, we may pay in connection with this offering.

L Bond Term	Sales Commission	Additional Compensation(1)	Total(2)
2 years	3.25%	4.75%	8.00%
3 years	4.25%	3.75%	8.00%
5 years	4.90%	3.10%	8.00%
7 years	5.00%	3.00%	8.00%

____________

(1)      As described above, additional compensation includes: (i) a dealer-manager fee payable to the dealer manager in an amount equal to 0.50% of the principal amount of all L Bonds sold; (ii) an accountable expense allowance to the selling group members as described above, which may include due-diligence expenses of the dealer manager and selling group members set forth in a detailed and itemized invoice; (iii) wholesaling fees, which may consist of commissions and non-transaction-based compensation of the wholesalers; (iv) non-cash compensation, which may consist of an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment that is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target, the national and regional sales conferences of our selling group members, training and education meetings for registered representatives of our selling group members, and permissible forms of non-cash compensation to registered representatives of our selling group members, such as gifts that do not exceed an aggregate value of $100 per annum per registered representative and that are not pre-conditioned on achievement of a sales target, including but not limited to seasonal gifts; and (v) up to a 1.00% reallowance to selling group members.

(2)      The combined selling commissions and additional compensation for this offering will not exceed 8.00% of the aggregate gross proceeds of this offering.

The line items reflected in the table below are our current estimates of average sales commissions and additional compensation (including accountable expenses) that we will pay. Specifically, we estimate that the average sales commission will be 5.00%, or $50,000,000 based on $1,000,000,000 in principal amount of L Bonds sold, and the average additional compensation will be 3.00%, or $30,000,000 based on $1,000,000,000 in principal amount of L Bonds sold. The components of “additional compensation” are detailed in footnote (1) to the table above. Actual costs may differ from the percentages and amounts shown in the table below, subject, however, to the limitations noted above.

L Bonds Sold	Sales Commission	Additional Compensation	Total
$500,000,000	$25,000,000	$15,000,000	8.00%
$750,000,000	$37,500,000	$22,500,000	8.00%
$1,000,000,000	$50,000,000	$30,000,000	8.00%

The wholesalers employed by us are registered with and associated persons of our dealer manager. The wholesalers will:

•         attend local, regional and national conferences of the selling group members; and

•         contact selling group members and their registered representatives to make presentations concerning us and this offering.

The wholesalers will receive a portion of their non-transaction based compensation as compensation for their selling efforts. We host training and education meetings for selling group members and their representatives. The costs of the training and education meetings will be borne by us, but counted toward the 8.00% underwriting compensation limit.

Certain of our employees who are also registered representatives and supervisory principals of the dealer manager have been granted certain share appreciation rights (“SARs”) as part of their compensation. The SARs give such individual the contractual right to receive from us additional cash compensation at any point before the SAR’s expiration, but only if the price of our common stock has increased between the grant date and the date when we receive notice of such individual’s intention to exercise the SAR. At the termination of this offering, the aggregate of the appreciation amount, as defined in the SAR agreement, will be calculated and added to the other items of value (e.g., selling commissions and additional forms of compensation) to ensure that aggregate compensation paid in connection with this offering does not exceed 8.00% of the gross offering proceeds.

In accordance with FINRA rules, in no event will our total compensation to FINRA members, including but not limited to sales commissions, the dealer-manager fee and accountable expense and other reimbursements to our dealer manager and selling group members, including non-transaction-based compensation of the wholesalers and non-cash compensation, exceed 8.00% of our gross offering proceeds, in the aggregate.

We will indemnify the selling group members and our dealer manager against some civil liabilities, including certain liabilities under the Securities Act of 1933 and liabilities arising from breaches of our representations and warranties contained in the Dealer Manager Agreement.

The foregoing is a summary of the material terms relating to the plan of distribution of the L Bonds contained in the Dealer Manager Agreement. Any amendment to the Dealer Manager Agreement will be filed as an exhibit to an amendment to the registration statement of which this prospectus is a part.

Settlement Procedures

You can place an order for the purchase of L Bonds using DTC Settlement through your selling group member. A selling group member using DTC settlement will have an account with a DTC participant in which your funds will be placed to facilitate settlement. Orders may be placed until the cyclical order due date. Orders will be executed by such selling group member electronically and you must coordinate with your selling group member’s registered representative to pay the full purchase price of the L Bonds by the trade date. If you purchase your L Bonds using DTC settlement, you will be credited with ownership of an L Bond on the second business day after the end of the DTC closing cycle in which the subscription is made (typically, closings will occur on a bi-monthly cycle). If you purchase your L Bonds in this manner, your purchase price will not be held in escrow.

You also have the option to elect to settle your purchase directly with us, the Company. If you elect to use direct settlement with us, you should complete and sign a Subscription Agreement similar to the one filed as an exhibit to the registration statement of which this prospectus is a part. A form of Subscription Agreement is available from your selling group member’s registered representative. Once completed and signed, your Subscription Agreement should be provided to your selling group member who will deliver it to us to be held, together with your related subscription funds, until our acceptance of your subscription. In connection with a direct settlement subscription, you should pay the full purchase price of the L Bonds to us as set forth in the Subscription Agreement. Subscribers may not withdraw funds from the subscription account. Subscriptions will be effective upon our acceptance of your Subscription Agreement and related funds, and we reserve the right to reject any subscription in whole or in part.

Covered Security

Our L Bonds are a “covered security.” The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act of 1933. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange. Our L Bonds are a covered security because they are senior to our common stock, which is listed on The Nasdaq Capital Market, and therefore our offering of L Bonds will be exempt from state registration.

Although the status of our L Bonds as a “covered security” will facilitate their purchase and sale to a broader range of investors than would otherwise be available to us, and although the offer and sale of a “covered security” generally involves fewer issuance costs to the issuer of such securities, our L Bonds are not a suitable purchase for all investors. In this regard, please carefully review the “Risk Factors” contained in this prospectus, as well as the disclosures on page 3 under the heading “Covered Security.”

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material United States (“U.S.”) federal income tax considerations relating to the initial purchase, ownership and disposition of the L Bonds by U.S. and non-U.S. holders. This discussion is a summary only and is not a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the L Bonds. We have based this summary on current provisions of the Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus. However, these laws and other guidance are subject to differing interpretations or change, possibly with retroactive effect. In addition, we have not sought, and will not seek, a ruling from the IRS or an opinion of counsel with respect to any tax consequences of purchasing, owning or disposing of L Bonds. Thus, the IRS could take a different position regarding one or more of the tax consequences or matters described in this prospectus; and there can be no assurance that any position taken by the IRS would not be sustained.

This discussion is limited to purchasers of L Bonds who acquire the L Bonds from us in this offering and hold the L Bonds as capital assets for federal income tax purposes. This discussion does not address all possible tax consequences that may be applicable to you in light of your specific circumstances. For instance, this discussion does not address the alternative minimum tax provisions of the Code, or special rules applicable to some categories of investors such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, real estate investment trusts, regulated investment companies, or persons who hold L Bonds as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction that may be subject to special rules. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction; or any U.S. estate or gift tax laws.

If you are considering the purchase of an L Bond, you should consult your own tax advisors as to the particular tax consequences to you of acquiring, holding or otherwise disposing of the L Bonds, including the effect and applicability of state, local or foreign tax laws, or any U.S. estate and gift tax laws.

As used in this discussion, the term “U.S. holder” means a holder of an L Bond that is:

(i)       for United States federal income tax purposes, a citizen or resident of the United States;

(ii)      a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or other entity characterized as a corporation or partnership for federal income tax purposes;

(iii)     an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(iv)     a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a United States trust.

For the purposes of this discussion, a “non-U.S. holder” means any holder of L Bonds other than a U.S. holder. Any L Bond purchaser who is not a U.S. citizen will be required to furnish documentation, on IRS Form W-8BEN, that clearly states whether it is subject to U.S. withholding taxes, in accordance with applicable requirements of the United States taxing authority.

Characterization of the L Bonds

The federal income tax consequences of owning L Bonds depend on characterization of the L Bonds as debt for federal income tax purposes, rather than as equity interests or a partnership among the holders of the L Bonds. We believe that the L Bonds have been structured in a manner that will allow the L Bonds to be characterized as debt for federal income tax purposes. However, this is only our belief; and no ruling from the IRS or an opinion of counsel has been sought in this regard. Thus, the IRS could successfully challenge this characterization.

If the L Bonds were treated as equity interests, there could be adverse effects on some holders. For example, payments on the L Bonds could (1) if paid to non-U.S. holders, be subject to federal income tax withholding; (2) constitute unrelated business taxable income to some tax-exempt entities, including pension funds and some retirement accounts (if the relationship were characterized as a partnership for tax purposes); and (3) cause the timing and amount of income that accrues to holders of L Bonds to be different from that described below.

Because of these potential adverse effects, you are urged to consult your own tax advisors as to the tax consequences that may apply to your particular situation in the event the L Bonds are re-characterized as equity interests; and as to the likelihood that the L Bonds could be so re-characterized. The remainder of this discussion assumes that the L Bonds are characterized as debt.

Taxation of U.S. Holders

Stated Interest

Under general federal income tax principles, you must include stated interest in income in accordance with the method of accounting you use for federal income tax purposes. Accordingly, if you are using the accrual method of tax accounting, you must include stated interest in income as it accrues. If you are using the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received. Payments of interest to taxable holders of L Bonds will constitute portfolio income, and not passive activity income, for the purposes of the passive loss limitations of the Code. Accordingly, income arising from payments on the L Bonds will not be subject to reduction by losses from passive activities of a holder.

Income attributable to interest payments on the L Bonds may be offset by investment expense deductions, subject to the limitation that individual investors may only deduct miscellaneous itemized deductions, including investment expenses other than interest, to the extent these deductions exceed 2% of the investor’s adjusted gross income.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds L Bonds, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership purchasing L Bonds, we urge you to consult your tax advisor.

Disposition of L Bonds

In general, a U.S. holder will recognize gain or loss upon the sale, exchange or other taxable disposition of an L Bond measured by the difference between (1) the sum of the cash and the fair market value of all other property received on such disposition, excluding any portion of the payment that is attributable to accrued interest on the L Bonds; and (2) your adjusted tax basis in the L Bond. A U.S. holder’s adjusted tax basis in an L Bond generally will be equal to the price the U.S. holder paid for the L Bond. Any of this gain or loss generally will be long-term capital gain or loss if, at the time of any such taxable disposition, the L Bond was a capital asset in the hands of the holder and was held for more than one year. Net long-term capital gain recognized by individual U.S. holders is eligible for a reduced rate of taxation. The deductibility of capital losses is subject to annual limitations.

The terms of the L Bonds may be modified upon the consent of a specified percentage of holders and, in some cases, without consent of the holders. In addition, the L Bonds may be assumed upon the occurrence of specific transactions. The modification or assumption of an L Bond could, in some instances, give rise to a deemed exchange of an L Bond for a new debt instrument for federal income tax purposes. If an exchange is deemed to occur by reason of a modification or assumption, you could realize gain or loss without receiving any cash.

Additional Tax on Net Investment Income

If you are a U.S. holder other than a corporation, you generally will be subject to a 3.8% additional tax on the lesser of (1) your “net investment income” for the taxable year, and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold. Your net investment income generally will include any income or gain recognized by you with respect to our L Bonds, unless such income or gain is derived in the ordinary course of the conduct of your trade or business (other than a trade or business that consists of certain passive or trading activities).

Considerations for Tax-Exempt Holders of L Bonds

Tax-exempt entities, including charitable corporations, pension plans, profit sharing or stock bonus plans, individual retirement accounts and some other employee benefit plans are subject to federal income tax on unrelated business taxable income. For example, net income derived from the conduct of a trade or business regularly carried on by a tax-exempt entity or by a partnership in which it is a partner is treated as unrelated business taxable income.

A $1,000 special deduction is allowed in determining the amount of unrelated business taxable income subject to tax. Tax-exempt entities taxed on their unrelated business taxable income are also subject to the alternative minimum tax for items of tax preference which enter into the computation of unrelated business taxable income.

In general, interest income does not constitute unrelated business taxable income. However, under the debt-financed property rules, if tax-exempt holders of L Bonds finance the acquisition or holding of L Bonds with debt, interest on the L Bonds will be taxable as unrelated business taxable income. The L Bonds will be treated as debt-financed property if the debt was incurred to acquire the L Bonds or was incurred after the acquisition of the L Bonds, so long as the debt would not have been incurred but for the acquisition and, at the time of the acquisition, the incurrence of the debt has already occurred or was foreseeable.

Non-U.S. Holders

The following discussion is a summary of the principal U.S. federal income consequences resulting from the ownership of the L Bonds by non-U.S. holders. However, application of the U.S. federal income tax rules associated with non-U.S. holders is complex and factually sensitive. Thus, if you could be considered to be a non-U.S. holder, you are urged to consult your own tax advisors with respect to the application of the federal income tax rules for your particular situation.

Payments of Interest to Non-U.S. Holders

Subject to the discussion below under “Backup Withholding and Information Reporting,” payments of interest received by a non-U.S. holder generally will not be subject to U.S. federal withholding tax, provided (1) that (a) the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (b) the non-U.S. holder is not a controlled foreign corporation, actually or constructively, through stock ownership; and (c) the beneficial owner of the L Bond complies with the certification requirements, including delivery of a statement, signed by the holder under penalties of perjury, certifying that the holder is a foreign person and provides its name and address; or (2) that the non-U.S. holder is entitled to the benefits of an income tax treaty under which the interest is exempt from U.S. withholding tax and the non-U.S. holder complies with the reporting requirements. If an L Bond is held through a securities clearing organization or other specified financial institutions (an “Intermediary”), the Intermediary may provide the relevant signed statement and, unless the Intermediary is a “qualified” intermediary as defined under the Code, the signed statement provided by the Intermediary must be accompanied by a copy of a valid Form W-8BEN provided by the non-U.S. beneficial holder of the L Bond.

Payments of interest not exempt from United States federal withholding tax as described above will be subject to a withholding tax at the rate of 30%, subject to reduction under an applicable income tax treaty.

Payments of interest on an L Bond to a non-U.S. holder generally will not be subject to U.S. federal income tax, as opposed to withholding tax, unless the income is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States. To claim the benefit of a lower treaty withholding rate, a non-U.S. holder must provide a properly executed IRS Form W-8BEN to us or our paying agent before the payment of stated interest; and may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. You should consult your own tax advisor to determine the effects of the application of the U.S. federal withholding tax to your particular situation.

Disposition of the L Bonds by Non-U.S. Holders

Subject to the discussion below under “Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to United States federal income tax, and generally no tax will be withheld with respect to gains realized on the disposition of an L Bond, unless (a) the gain is effectively connected with a United States trade or business conducted by the non-U.S. holder or (b) the non-U.S. holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and other requirements are satisfied.

Non-U.S. Holders Subject to U.S. Income Taxation

If interest and other payments received by a non-U.S. holder with respect to the L Bonds, including proceeds from the disposition of the L Bonds, are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, or the non-U.S. holder is otherwise subject to United States federal income taxation on a net basis with respect to the holder’s ownership of the L Bonds, or are individuals that have by operation of law become residents in the United States for federal income tax purposes, the non-U.S. holder generally will be subject to the rules described above applicable to U.S. holders of L Bonds, subject to any modification provided under an applicable income tax treaty. If any of these non-U.S. holders is a corporation, it may also be subject to a U.S. “branch profits tax” at a 30% rate.

Backup Withholding and Information Reporting

Non-corporate U.S. holders may be subject to backup withholding at a rate of 28% on payments of principal, premium, and interest on, and the proceeds of the disposition of, the L Bonds. In general, backup withholding will be imposed only if the U.S. holder (1) fails to furnish its taxpayer identification number (“TIN”), which for an individual would be his or her Social Security number; (2) furnishes an incorrect TIN; (3) is notified by the IRS that it has failed to report payments of interest or dividends; or (4) under some circumstances, fails to certify under penalty of perjury that it has furnished a correct TIN and has been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments. In addition, the payments of principal and interest to U.S. holders generally will be subject to information reporting. You should consult your tax advisors regarding your qualification for exemption from backup withholding and the procedure for obtaining an exemption, if applicable.

Backup withholding generally will not apply to payments made to a non-U.S. holder of an L Bond who provides the certification that it is a non-U.S. holder, and the payor does not have actual knowledge that a certificate is false, or otherwise establishes an exemption from backup withholding. Payments by United States office of a broker of the proceeds of a disposition of the L Bonds generally will be subject to backup withholding at a rate of 28% unless the non-U.S. holder certifies it is a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. In addition, if a foreign office of a foreign custodian, foreign nominee or other foreign agent of the beneficial owner, or if a foreign office of a foreign “broker” pays the proceeds of the sale of an L Bond to the seller, backup withholding and information reporting will not apply; provided that the nominee, custodian, agent or broker is not a “United States related person,” or a person which derives more than 50% of its gross income for some periods from the conduct of a trade or business in the United States or is a controlled foreign corporation. The payment by a foreign office of a broker that is a United States person or a United States related person of the proceeds of the sale of L Bonds will not be subject to backup withholding, but will be subject to information reporting unless the broker has documentary evidence in its records that the beneficial owner is not a United States person for purposes of the backup withholding and information reporting requirements and other conditions are met, or the beneficial owner otherwise establishes an exemption.

The amount of any backup withholding imposed on a payment to a holder of an L Bond will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund; provided that the required information is furnished to the IRS.

STATE, LOCAL AND FOREIGN TAXES

We make no representations regarding the tax consequences of the purchase, ownership or disposition of the L Bonds under the tax laws of any state, locality or foreign country. You should consult your own tax advisors regarding these state and foreign tax consequences.

ERISA CONSIDERATIONS

General

Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code impose restrictions on employee benefit plans that are subject to ERISA, or plans or arrangements that are subject to Code Section 4975, and on persons who are parties in interest or disqualified persons with respect to those plans or arrangements. Some employee benefit plans, like governmental plans and church plans (if no election has been made under Section 410(d) of the Code), are not subject to the restrictions of Title I of ERISA or Code Section 4975, and assets of these plans may be invested in the L Bonds without regard to the ERISA considerations described below, subject to the Code and other applicable federal and state laws affecting tax-exempt organizations generally. Any plan fiduciary that proposes to cause a plan to acquire any of the L Bonds should consult with its counsel with respect to the potential consequences under ERISA and the Code of the plan’s acquisition and ownership of the L Bonds. Investments by plans are also subject to ERISA’s and the Code’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a plan’s investments be made in accordance with the documents governing the plan.

Prohibited Transactions

General

Section 406 of ERISA and Section 4975 of the Code prohibits certain “parties in interest” and “disqualified persons” with respect to a plan from engaging in select transactions involving a plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes excise taxes on parties in interest that engage in non-exempt “prohibited transactions.” Section 502(i) of ERISA requires the Secretary of the U.S. Department of Labor (“Labor”) to assess a civil penalty against a fiduciary who breaches any fiduciary responsibility under, or commits any other violation of, part 4 of Title I of ERISA, or any other person who knowingly participates in a breach or violation.

Plan Asset Regulations

Labor has issued regulations concerning the definition of what constitutes the assets of a plan for purposes of ERISA and the prohibited transaction provisions of the Code. The plan asset regulations describe the circumstances where the assets of an entity in which a plan invests will be considered to be “plan assets,” so that any person who exercises control over the assets would be subject to ERISA’s fiduciary standards. Generally, under the plan asset regulation, when a plan invests in another entity, the plan’s assets do not include, solely by reason of the investment, any of the underlying assets of the entity. However, the plan asset regulation provides that, if a plan acquires an “equity interest” in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940 the assets of the entity will be treated as assets of the plan investor unless exceptions apply.

Under the plan asset regulations the term “equity interest” is defined as any interest in an entity other than an instrument that is treated as indebtedness under “applicable local law” and that has no “substantial equity features.” Although the plan asset regulation is silent with respect to the question of which law constitutes “applicable local law” for this purpose, Labor has stated that these determinations should be made under the state law governing interpretation of the instrument in question. In the preamble to the plan asset regulation, Labor declined to provide a precise definition of what features are equity features or the circumstances under which the features would be considered “substantial,” noting that the question of whether a plan’s interest has substantial equity features is an inherently factual one, but that in making that determination it would be appropriate to take into account whether the equity features are such that a plan’s investment would be a practical vehicle for the indirect provision of investment management services. We believe that the L Bonds will be classified as indebtedness without substantial equity features for ERISA purposes.

Under the plan asset regulations the term “publicly-offered security” is defined as a security that is (i) freely transferable, (ii) part of a class of securities that is widely held, and (iii) either (A) part of a class of securities registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934 or (B) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. For purposes of the above, a class of securities is considered to be “widely held” if it is owned by 100 or more investors independent of the issuer and of one another. In the case of this offering, while the offer and sale of the L Bonds have been registered under the Securities Act of 1933, the L Bonds themselves have not been registered under the Securities Exchange Act of 1934. For this reason, we believe that the L Bonds will not likely meet the definition for “publicly-offered security” under the plan asset regulations.

In light of the foregoing, if the L Bonds were deemed to be equity interests for this purpose and no statutory, regulatory, or administrative exception applies, we could be considered to hold plan assets by reason of a plan’s investment in the L Bonds. These plan assets would include an undivided interest in all of our assets. In this case, we may be considered a fiduciary with respect to the investing plans. We would be subject to the fiduciary responsibility provisions of Title I of ERISA, including the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code, and to Section 4975 of the Code with respect to transactions involving any of our assets. The ERISA fiduciary standards could affect the way we conduct the business, which would have consequences for all investors, not just those that are employee benefit plans.

Depending on the relevant facts and circumstances, prohibited transaction exemptions may apply to the purchase or holding of the L Bonds. See, for example, Prohibited Transaction Class Exemption (“PTE”) 96-23, which exempts some transactions effected on behalf of a plan or by an “in-house asset manager;” PTE 95-60, which exempts some transactions between insurance company general accounts and parties in interest; PTE 91-38, which exempts some transactions between bank collective investment funds and parties in interest; PTE 90-1, which exempts some transactions between insurance company pooled separate accounts and parties in interest; or PTE 84-14, which exempts some transactions effected on behalf of a plan by a “qualified professional asset manager.” However, there can be no assurance that any of these exemptions will apply with respect to any plan’s investment in the L Bonds, or that the exemption, if it did apply, would apply to all prohibited transactions that may occur in connection with the investment.

Any plan fiduciary considering whether to purchase L Bonds on behalf of a plan should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code. Before purchasing any L Bonds, a fiduciary of a plan should make its own determination as to (1) whether GWG Holdings, as issuer of and borrower under the L Bonds, is a “party in interest” under ERISA or a “disqualified person” under the Code with respect to the plan; (2) the availability of the relief provided in the plan asset regulation and (3) the availability of any other prohibited transaction exemptions. In addition, purchasers that are insurance companies should consult their own ERISA counsel with respect to their fiduciary responsibilities associated with their purchase and ownership of the L Bonds, including any responsibility under the Supreme Court case John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank.

LEGAL MATTERS

Certain legal matters in connection with the L Bonds will be passed upon for us by Maslon LLP, of Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of GWG Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2017 and December 31, 2016, included in this prospectus and in the registration statement of which this prospectus is a part, have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm. As indicated in their report with respect thereto, these consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting are included in this prospectus in reliance upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the L Bonds to be offered and sold pursuant to the prospectus which is a part of that registration statement. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the L Bonds to be sold in this offering, we refer you to the registration statement, including the agreements, other documents and schedules filed as exhibits to the registration statement.

We file annual, quarterly and current reports, and other information with the SEC. We intend to make these filings available on our website at www.gwgh.com. Information on our website is not incorporated by reference in this prospectus. We maintain an office at 220 South Sixth Street, Suite 1200, Minneapolis, MN 55402 where all records concerning the L Bonds are to be retained. L Bond holders and their representatives can request information regarding the L Bonds by contacting our office by mail at our address or by telephone at (612) 746-1944 or by fax at (612) 746-0445. Upon request, we will provide copies of our filings with the SEC free of charge to our investors. Our SEC filings, including the registration statement of which this prospectus is a part, will also be available on the SEC’s Internet site at http://www.sec.gov. You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. In addition, you may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may receive copies of these documents upon payment of a duplicating fee by writing to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating certain information about us that we have filed with the SEC by reference in this prospectus, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and (ii) from the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus:

•         Our Annual Report on Form 10-K for the period ended December 31, 2017, filed with the SEC on March 29, 2018 (including all exhibits thereto);

•         Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017, and September 30, 2017 filed with the SEC on May 12, 2017, August 10, 2017, and November 9, 2017 respectively (including all exhibits thereto);

•         Our Current Reports on Form 8-K filed with the SEC on February 9, February 22, March 8, April 3, April 19, May 10, June 30, August 10, 2017, September 27, 2017, October 26, 2017, November 9, 2017, and January 18, 2018 (including all exhibits thereto); and

•         Our definitive proxy statement filed with the SEC on March 30, 2017 (including all exhibits thereto).

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

The section entitled “Where You Can Find More Information” above describes how you can obtain or access any documents or information that we have incorporated by reference herein. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

Upon written or oral request, we will provide, free of charge, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus. Such written or oral requests should be made to:

William Acheson, Chief Financial Officer

220 South Sixth Street, Suite 1200

Minneapolis, MN 55402

Telephone Number: (612) 746-1944

In addition, such reports and documents may be found on our website at www.gwgh.com.

GWG HOLDINGS, INC.

GWG HOLDINGS, INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of GWG Holdings, Inc. and Subsidiaries:

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of GWG Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows, for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework: (2013) issued by COSO.

Basis for Opinion

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Baker Tilly Virchow Krause, LLP
Minneapolis, Minnesota

We have served as the Company’s auditor since 2013.

March 29, 2018

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$114,421,491	$78,486,982
Restricted cash	28,349,685	37,826,596
Investment in life insurance policies, at fair value	650,527,353	511,192,354
Secured MCA advances	1,661,774	5,703,147
Life insurance policy benefits receivable	16,658,761	5,345,000
Other assets	7,237,110	4,688,103
TOTAL ASSETS	$818,856,174	$643,242,182

LIABILITIES & STOCKHOLDERS’ EQUITY
LIABILITIES
Senior Credit Facilities	$212,238,192	$156,064,818
Series I Secured Notes	—	16,404,836
L Bonds	447,393,568	381,312,587
Accounts payable	6,394,439	2,226,712
Interest and dividends payable	15,427,509	16,160,599
Other accrued expenses	3,730,723	1,676,761
Deferred taxes, net	—	2,097,371
TOTAL LIABILITIES	$685,184,431	$575,943,684

STOCKHOLDERS’ EQUITY

CONVERTIBLE PREFERRED STOCK – SERIES A
(par value $0.001; shares authorized 40,000,000; shares outstanding 0 and 2,640,521; liquidation preference of $0 and $19,804,000 as of December 31, 2017 and 2016, respectively)	—	19,701,133

REDEEMABLE PREFERRED STOCK
(par value $0.001; shares authorized 100,000; shares outstanding 98,611 and 59,183; liquidation preference of $99,186,000 and $59,183,000 as of December 31, 2017 and 2016, respectively)	92,840,243	59,025,164

SERIES 2 REDEEMABLE PREFERRED STOCK
(par value $0.001; shares authorized 150,000; shares outstanding 88,709 and 0; liquidation preference of $89,208,000 and $0 as of December 31, 2017 and 2016, respectively)	80,275,204	—
COMMON STOCK
(par value $0.001: shares authorized 210,000,000; shares issued and outstanding 5,813,555 and 5,980,190 as of December 31, 2017 and 2016, respectively)	5,813	5,980
Additional paid-in capital	—	7,383,515
Accumulated deficit	(39,449,517)	(18,817,294)
TOTAL STOCKHOLDERS’ EQUITY	133,671,743	67,298,498

TOTAL LIABILITIES & EQUITY	$818,856,174	$643,242,182

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31, 2017	December 31, 2016
REVENUE
Gain on life insurance policies, net	$62,114,403	$67,801,565
MCA income	554,341	929,303
Interest and other income	1,465,174	746,466
TOTAL REVENUE	64,133,918	69,477,334

EXPENSES
Interest expense	54,419,444	42,343,374
Employee compensation and benefits	14,869,749	11,784,296
Legal and professional fees	5,095,643	3,947,376
Provision for MCA advances	1,308,000	600,000
Other expenses	11,170,676	10,076,976
TOTAL EXPENSES	86,863,512	68,752,022

INCOME (LOSS) BEFORE INCOME TAXES	(22,729,594)	725,312
Income tax expense (benefit)	(2,097,371)	333,403

NET INCOME (LOSS)	(20,632,223)	391,909

Preferred stock dividends	12,702,341	3,537,287
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(33,334,564)	$(3,145,378)

NET LOSS PER SHARE
Basic	$(5.72)	$(0.53)
Diluted	$(5.72)	$(0.53)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	5,826,033	5,967,274
Diluted	5,826,033	5,967,274

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Preferred Stock	Preferred	Common	Common Stock	Additional Paid-in	Accumulated	Total
	Shares	Stock	Shares	(par)	Capital	Deficit	Equity
Balance, December 31, 2015	2,781,735	$20,784,841	5,941,790	$5,942	$14,563,834	$(19,209,203)	$16,145,414

Net income	—	—	—	—	—	391,909	391,909

Issuance of common stock	—	—	36,450	36	244,149	—	244,185

Redemption of Series A Preferred Stock	(239,749)	(1,788,451)	1,950	2	19,498	—	(1,768,951)

Issuance of Series A Preferred Stock	98,535	704,743	—	—	—	—	704,743

Issuance of Redeemable Preferred Stock	59,183	59,025,164	—	—	(4,133,526)	—	54,891,638

Preferred stock dividends	—	—	—	—	(3,537,287)	—	(3,537,287)

Stock-based compensation	—	—	—	—	226,847	—	226,847

Balance, December 31, 2016	2,699,704	$78,726,297	5,980,190	$5,980	$7,383,515	$(18,817,294)	$67,298,498

Net loss	—	—	—	—	—	(20,632,223)	(20,632,223)

Issuance of common stock	—	—	33,810	33	320,970	—	321,003

Redemption of common stock	—	—	(200,445)	(200)	(1,603,360)	—	(1,603,560)

Issuance of Series A preferred stock	71,237	498,659	—	—	—	—	498,659

Redemption of Series A preferred stock	(2,711,916)	(20,199,792)	—	—	—	—	(20,199,792)

Issuance of redeemable preferred stock	129,622	122,933,106	—	—	(2,338,457)	—	120,594,649

Redemption of redeemable preferred stock	(1,328)	(1,327,776)	—	—	—	—	(1,327,776)

Preferred stock dividends	—	(8,925,807)	—	—	(3,776,534)	—	(12,702,341)

Stock-based compensation	—	1,410,760	—	—	13,866	—	1,424,626

Balance, December 31, 2017	187,319	$173,115,447	5,813,555	$5,813	$—	$(39,449,517)	$133,671,743

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2017	December 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(20,632,223)	$391,909
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Change in fair value of life insurance policies	(66,760,811)	(70,582,383)
Amortization of deferred financing and issuance costs	8,780,847	8,445,252
Provision for MCA advances	1,308,000	600,000
Deferred income taxes	(2,097,371)	333,402
Preferred stock issued in lieu of cash dividends	498,659	689,742
(Increase) decrease in operating assets:
Life insurance policy benefits receivable	(11,313,761)	(5,345,000)
Other assets	(3,088,071)	(1,427,816)
Increase (decrease) in operating liabilities:
Accounts payable	4,167,728	709,272
Interest and dividends payable	2,708,623	5,171,168
Other accrued expenses	2,622,822	(4,999,443)

NET CASH FLOWS USED IN OPERATING ACTIVITIES	(83,805,558)	(66,013,897)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life insurance policies	(88,643,819)	(94,952,879)
Carrying value of matured life insurance policies	16,069,632	10,992,624
Investment in Secured MCA advances	—	(8,727,924)
Proceeds from Secured MCA advances	2,762,784	2,553,466
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(69,811,403)	(90,134,713)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings on Senior Credit Facilities	59,799,649	104,825,508
Payments for issuance costs of senior debt	(4,510,388)	(7,111,556)
Payments for redemption of Series I Secured Notes	(16,613,667)	(7,469,462)
Proceeds from issuance of L Bonds	131,796,220	153,874,402
Payments for issuance costs of L Bonds	(10,896,925)	(10,149,316)
Payments for redemption of L Bonds	(60,848,460)	(45,754,691)
Proceeds from (increase in) restricted cash	9,476,911	(35,484,697)
(Redemption) issuance of common stock	(1,603,560)	244,185
Proceeds from issuance of preferred stock	127,279,847	57,112,501
Payments for issuance costs of preferred stock	(9,027,190)	(4,140,867)
Payments for redemption of preferred stock	(22,598,626)	(2,198,233)
Preferred stock dividends	(12,702,341)	(3,537,287)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	189,551,470	200,210,487

NET INCREASE IN CASH AND CASH EQUIVALENTS	35,934,509	44,061,877

CASH AND CASH EQUIVALENTS
BEGINNING OF YEAR	78,486,982	34,425,105
END OF YEAR	$114,421,491	$78,486,982

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED

	Year Ended December 31,
	2017	2016
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$45,990,000	$34,607,000
Premiums paid, including prepaid	$55,471,000	$40,239,000
Stock-based compensation	$1,425,000	$227,000
Payments for exercised stock options	$346,000	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES
Options and stock appreciation rights issued	534,000	638,000
Series I Secured Notes:
Conversion of accrued interest and commission payable to principal	$—	$234,000
L Bonds:
Conversion of accrued interest and commission payable to principal	$1,756,000	$1,988,000
Series A Preferred Stock:
Conversion to common stock	$—	$39,000
Common stock issued for vendor services	$321,003	$—
Investment in life insurance policies included in accounts payable	$3,913,000	$605,000

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Business and Summary of Significant Accounting Policies

Nature of Business — We are a financial services company committed to disrupting and transforming the life insurance industry and related industries. We built our business by creating opportunities for consumers to obtain significantly more value for their life insurance policies in a secondary market as compared to the traditional options offered by the insurance industry. We are enhancing and extending these activities through innovation in our products and services, business processes, financing strategies, and advanced epigenetic technologies. At the same time, we are creating opportunities for investors to receive income and capital appreciation from our investment activities in the life insurance and related industries.

GWG Holdings, Inc. and all of its subsidiaries are incorporated and organized in Delaware. Unless the context otherwise requires or we specifically so indicate, all references in these footnotes to “we,” “us,” “our,” “our Company,” “GWG,” or the “Company” refer to GWG Holdings, Inc. and its subsidiaries collectively and on a consolidated basis. References to the full names of particular entities, such as “GWG Holdings, Inc.” or “GWG Holdings,” are meant to refer only to the particular entity referenced.

On December 7, 2015, GWG Holdings formed a wholly owned subsidiary, GWG MCA, LLC. On January 13, 2016, GWG MCA, LLC was converted to a corporation and became GWG MCA Capital, Inc. GWG MCA Capital, Inc. was formed to provide cash advances to small businesses.

On August 25, 2016, GWG Holdings formed a wholly owned subsidiary, Actüa Life & Annuity Ltd., renamed to Life Epigenetics Inc. (“Life Epigenetics”) in August 2017, to engage in various life insurance related businesses and activities related to its exclusive license for “DNA Methylation Based Predictor of Mortality” technology.

Use of Estimates — The preparation of our consolidated financial statements in conformity with the Generally Accepted Accounting Principles in the United States of America (GAAP) requires management to make significant estimates and assumptions affecting the reported amounts of assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue during the reporting period. We regularly evaluate estimates and assumptions, which are based on current facts, historical experience, management’s judgment, and various other factors that we believe to be reasonable under the circumstances. Our actual results may differ materially and adversely from our estimates. The most significant estimates with regard to these consolidated financial statements relate to (1) the determination of the assumptions used in estimating the fair value of our investments in life insurance policies and (2) the value of our deferred tax assets and liabilities.

Cash and Cash Equivalents — We consider cash in demand deposit accounts and temporary investments purchased with an original maturity of three months or less to be cash equivalents. We maintain our cash and cash equivalents with highly rated financial institutions. The balances in our bank accounts may exceed Federal Deposit Insurance Corporation limits. We periodically evaluate the risk of exceeding insured levels and may transfer funds as we deem appropriate.

Life Insurance Policies — Accounting Standards Codification 325-30, Investments in Insurance Contracts permits a reporting entity to account for its investments in life insurance policies using either the investment method or the fair value method. We elected to use the fair value method to account for our life insurance policies. We initially record our purchase of life insurance policies at the transaction price, which is the amount paid for the policy, inclusive of all external fees and costs associated with the acquisition. At each subsequent reporting period, we re-measure the investment at fair value in its entirety and recognize the change in fair value as unrealized gain or loss in the current period, net of premiums paid, within Gain on life insurance policies, net in our consolidated statements of operations.

In a case where our acquisition of a policy is not complete as of a reporting date, but we have nonetheless advanced direct costs and deposits for the acquisition, those costs and deposits are recorded as “other assets” on our balance sheet until the acquisition is complete and we have secured title to the policy. On December 31, 2017 and December 31, 2016, a total of $0 and $42,000, respectively, of our “other assets” comprised direct costs and deposits that we had advanced for life insurance policy acquisitions.

We also recognize realized gain (or loss) from a life insurance policy upon one of the two following events: (1) our receipt of notice or verified mortality of the insured; or (2) our sale of the policy (upon filing of change-of-ownership

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Business and Summary of Significant Accounting Policies (cont.)

forms and receipt of payment). In the case of mortality, the gain (or loss) we recognize is the difference between the policy benefits and the carrying values of the policy once we determine that collection of the policy benefits is realizable and reasonably assured. In the case of a policy sale, the gain (or loss) we recognize is the difference between the sale price and the carrying value of the policy on the date we receive sale proceeds.

Other Assets — Life Epigenetics is engaged in various life insurance related businesses and activities related to its exclusive license for the “DNA Methylation Based Predictor of Mortality” technology for the life insurance industry. The cost of entering into this license agreement is included in “other assets.”

Stock-Based Compensation — We measure and recognize compensation expense for all stock-based payments at fair value over the requisite service period. We use the Black-Scholes option pricing model to determine the weighted-average fair value of options. For restricted stock grants, fair value is determined as of the closing price of our common stock on the date of grant. Stock-based compensation expense is recorded in general and administrative expenses based on the classification of the employee or vendor. The determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as by assumptions regarding a number of subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards.

The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date. Volatility is based on the standard deviation of the average continuously compounded rate of return of five selected comparable companies. We have not historically issued any common stock dividends and do not expect to do so in the foreseeable future.

Deferred Financing and Issuance Costs — Loans advanced to us under our senior credit facility with LNV Corporation, as described in Note 6, are reported net of financing costs, including issuance costs, sales commissions and other direct expenses, which are amortized using the straight-line method over the term of the facility. We had no loans advanced to us under our senior credit facility with Autobahn Funding Company during the year ended December 31, 2017, as described in Note 5. The Series I and L Bonds, as respectively described in Notes 7 and 8, are reported net of financing costs, which are amortized using the interest method over the term of those borrowings. The Series A Convertible Preferred Stock (“Series A”), as described in Note 9, is reported net of financing costs (including the fair value of warrants issued), all of which were fully amortized using the interest method as of December 31, 2017. Selling and issuance costs of Redeemable Preferred Stock (“RPS”) and Series 2 Redeemable Preferred Stock (“RPS 2”), described in Notes 10 and 11, are netted against additional paid-in-capital, if any, and then against the outstanding balance of the preferred stock.

Earnings (loss) per Share — Basic earnings (loss) per share attributable to common shareholders are calculated using the weighted-average number of shares outstanding during the reported period. Diluted earnings (loss) per share are calculated based on the potential dilutive impact of our Series A, RPS, RPS 2, warrants and stock options. Due to our net loss attributable to common shareholders for the years ended December 31, 2017 and 2016, there are no dilutive securities.

Recently Issued Accounting Pronouncements — On April 7, 2015, the FASB issued Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), as part of its simplification initiative. ASU 2015-03 changes the presentation of debt issuance costs by presenting those costs in the balance sheet as a direct deduction from the related debt liability. Amortization of the costs is reported as interest expense. We adopted ASU 2015-03 effective January 1, 2016, as required for public reporting entities.

On February 25, 2016, the FASB issued Accounting Standards Update 2016-02 Leases (“ASU 2016-02”). The new guidance is effective for fiscal years beginning after December 15, 2018. ASU 2016-02 provides more transparency and comparability in the financial statements of lessees by recognizing all leases with a term greater than twelve months on the balance sheet. Lessees will also be required to disclose key information about their leases. Early adoption is permitted. We are currently evaluating the impact of the adoption of this pronouncement and have not yet adopted ASU 2016-02 as of December 31, 2017.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Business and Summary of Significant Accounting Policies (cont.)

In March 2016, the FASB issued Accounting Standards Update 2016-09 (“ASU 2016-09”) to simplify the accounting for stock compensation related to the following items: income tax accounting, award classification, estimation of forfeitures, and cash flow presentation. The new guidance is effective for fiscal years beginning after December 15, 2016. We adopted ASU 2016-09 effective January 1, 2017. The impact of the adoption was not material to the financial statements.

In November 2016, the FASB issued Accounting Standards Update 2016-18 (“ASU 2016-18”), which amends ASC 230 Statement of Cash Flows to add or clarify guidance on the classification and presentation of restricted cash in the statement of cash flows. The guidance, to be applied retrospectively when adopted, requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. The new guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those years. We will adopt ASU 2016-18 in the first quarter of 2018. The impact of the adoption is not expected to be material to the financial statements.

(2) Restrictions on Cash

Under the terms of our senior credit facility with LNV Corporation (discussed in Note 6), we are required to maintain collection account that is used to collect policy benefits from pledged policies, pay interest and other charges under the facility, and distribute funds to pay down the facility. The agents for the lenders authorize the disbursements from these accounts. At December 31, 2017 and December 31, 2016, there was a balance of $28,350,000 and $37,827,000, respectively, in these restricted cash accounts.

(3) Investment in Life Insurance Policies

Life insurance policies are valued based on unobservable inputs that are significant to their overall fair value. Changes in the fair value of these policies are recorded as gain or loss on life insurance policies, net of premiums paid on those policies, in our consolidated statements of operations. Fair value is determined on a discounted cash flow basis that incorporates life expectancy assumptions generally derived from reports obtained from widely accepted life expectancy providers, other than insured lives covered under small face amount policies (i.e., $1 million in face value benefits or less), assumptions relating to cost-of-insurance (premium) rates and other assumptions. The discount rate we apply incorporates current information about discount rates applied by other public reporting companies owning portfolios of life insurance policies, the discount rates observed in the life insurance secondary market, market interest rates, the estimated credit exposure to the insurance companies that issued the life insurance policies and management’s estimate of the operational risk premium a purchaser would require to receive the future cash flows derived from our portfolio as a whole. Management has discretion regarding the combination of these and other factors when determining the discount rate. As a result of management’s analysis, discount rates of 10.45% and 10.96% were applied to our portfolio as of December 31, 2017 and December 31, 2016, respectively.

A summary of our policies, organized according to their estimated life expectancy dates as of the reporting date, is as follows:

	As of December 31, 2017			As of December 31, 2016
Years Ending December 31,	Number of Policies	Estimated Fair Value	Face Value	Number of Policies	Estimated Fair Value	Face Value
2017	—	$—	$—	11	$14,837,000	$16,939,000
2018	8	4,398,000	4,689,000	23	30,830,000	42,564,000
2019	48	63,356,000	83,720,000	55	57,556,000	88,858,000
2020	87	79,342,000	127,373,000	93	85,414,000	159,814,000
2021	98	96,154,000	170,695,000	86	73,825,000	158,744,000
2022	90	85,877,000	181,120,000	66	56,909,000	147,222,000
2023	93	69,467,000	175,458,000	64	44,953,000	128,581,000
Thereafter	474	251,933,000	933,093,000	292	146,868,000	618,953,000
Totals	898	$650,527,000	$1,676,148,000	690	$511,192,000	$1,361,675,000

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Investment in Life Insurance Policies (cont.)

We recognized life insurance benefits of $64,719,000 and $48,452,000 during 2017 and 2016, respectively, related to policies with a carrying value of $16,070,000 and $10,993,000, respectively, and as a result recorded realized gains of $48,649,000 and $37,459,000.

Reconciliation of gain on life insurance policies:

	Years Ended December 31,
	2017	2016
Change in estimated probabilistic cash flows	$63,241,000	$46,515,000
Unrealized gain on acquisitions	31,019,000	38,205,000
Premiums and other annual fees	(53,296,000)	(40,239,000)
Change in discount rates(1)	14,931,000	3,188,000
Change in life expectancy evaluation(2)	(20,257,000)	(6,029,000)
Face value of matured policies	64,719,000	48,452,000
Fair value of matured policies	(38,243,000)	(22,290,000)
Gain on life insurance policies, net	$62,114,000	$67,802,000

____________

(1)      The discount rate applied to estimate the fair value of the portfolio of life insurance policies we own was 10.45% as of December 31, 2017, compared to 10.96% as of December 31, 2016. The carrying value of policies acquired during each quarterly reporting period is adjusted to current fair value using the fair value discount rate applied to the entire portfolio as of that reporting date.

(2)      The change in fair value due to updating independent life expectancy estimates on certain life insurance policies in our portfolio.

We currently estimate that premium payments and servicing fees required to maintain our current portfolio of life insurance policies in force for the next five years, assuming no mortalities, are as follows:

Years Ending December 31,	Premiums	Servicing	Premiums and Servicing Fees
2018	$53,548,000	$1,102,000	$54,650,000
2019	61,125,000	1,102,000	62,227,000
2020	69,886,000	1,102,000	70,988,000
2021	79,081,000	1,102,000	80,183,000
2022	89,102,000	1,102,000	90,204,000
	$352,742,000	$5,510,000	$358,252,000

Management anticipates funding the majority of the premium payments estimated above with additional borrowing capacity, created as the premiums and servicing costs of pledged life insurance policies become due, under the amended and restated senior credit facility with LNV Corporation as described in Note 6. Management anticipates funding premiums and servicing costs of non-pledged life insurance policies from proceeds from the receipt of policy benefits from our portfolio of life insurance policies and net proceeds from our offering of L Bonds and RPS 2. The proceeds of these capital sources may also be used for the purchase, financing, and maintenance of additional life insurance policies as well as servicing the interest, dividends and principal on existing and future capital.

(4) Fair Value Definition and Hierarchy

Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC 820”) establishes a hierarchical disclosure framework that prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is affected by a number of factors, including the type of investment, the characteristics specific to the investment and the state of the marketplace, including the existence and transparency of transactions between market participants. Assets and liabilities with readily available and actively

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) Fair Value Definition and Hierarchy (cont.)

quoted prices, or for which fair value can be measured from actively quoted prices in an orderly market, generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

ASC 820 maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the use of observable inputs whenever available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect assumptions about how market participants price an asset or liability based on the best available information. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

The hierarchy is broken down into three levels based on the observability of inputs as follows:

•         Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Because valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•         Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•         Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary by types of assets and liabilities and is affected by a wide variety of factors, including, for example, whether an instrument is established in the marketplace, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by management in determining fair value is greatest for assets and liabilities categorized in Level 3.

Level 3 Valuation Process

The estimated fair value of our portfolio of life insurance policies is determined on a quarterly basis by our portfolio management committee, taking into consideration changes in discount rate assumptions, estimated premium payments and life expectancy estimate assumptions, as well as any changes in economic and other relevant conditions. The discount rate incorporates current information about discount rates applied by other reporting companies owning portfolios of life insurance policies, the discount rates observed in the life insurance secondary market, market interest rates, the estimated credit exposure to the insurance company that issued the life insurance policy and management’s estimate of the operational risk premium a purchaser would require to receive the future cash flows derived from our portfolio as a whole. Management has discretion regarding the combination of these and other factors when determining the discount rate.

These inputs are then used to estimate the discounted cash flows from the portfolio using the MAPS probabilistic portfolio price model, which estimates the cash flows using various mortality probabilities and scenarios. The valuation process includes a review by senior management as of each valuation date. We also engage MAPS to independently test the accuracy of the valuations using the inputs we provide on a quarterly basis. See Exhibit 99.1 to our Annual Report on Form 10-K for the period ended December 31, 2017, filed with the SEC on March 29, 2018.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) Fair Value Definition and Hierarchy (cont.)

The following table reconciles the beginning and ending fair value of our Level 3 investments in our portfolio of life insurance policies for the periods ended December 31, as follows:

	Years Ended December 31,
	2017	2016
Beginning balance	$511,192,000	$356,650,000
Purchases	88,644,000	94,953,000
Maturities (initial cost basis)	(16,070,000)	(10,993,000)
Net change in fair value	66,761,000	70,582,000
Ending balance	$650,527,000	$511,192,000

In the past, we periodically updated the independent life expectancy estimates on the insured lives in our portfolio, other than insured lives covered under small face amount policies (i.e., $1 million in face value benefits or less), on a continuous rotating three-year cycle, and through that effort attempted to update life expectancies for approximately one-twelfth of our portfolio each quarter. Currently, however, the terms of our senior credit facility with LNV Corporation require us update the independent life expectancy estimates every two years beginning from the date of the amended facility.

The following table summarizes the inputs utilized in estimating the fair value of our portfolio of life insurance policies:

	As of December 31, 2017	As of December 31, 2016
Weighted-average age of insured, years*	81.7	81.6
Weighted-average life expectancy, months*	82.4	83.2
Average face amount per policy	$1,867,000	$1,973,000
Discount rate	10.45%	10.96%

____________

(*)      Weighted-average by face amount of policy benefits

Life expectancy estimates and market discount rates for a portfolio of life insurance policies are inherently uncertain and the effect of changes in estimates may be significant. For example, if the life expectancy estimates were increased or decreased by four and eight months on each outstanding policy, and the discount rates were increased or decreased by 1% and 2%, while all other variables were held constant, the fair value of our investment in life insurance policies would increase or decrease as summarized below:

Change in Fair Value of the Investment in Life Insurance Policies

	Change in life expectancy estimates
	minus 8 months	minus 4 months	plus 4 months	plus 8 months
December 31, 2017	$86,391,000	$42,886,000	$(42,481,000)	$(84,238,000)
December 31, 2016	$69,253,000	$34,601,000	$(33,846,000)	$(67,028,000)

			Change in discount rate
	minus 2%	minus 1%	plus 1%	plus 2%

December 31, 2017	$68,117,000	$32,587,000	$(29,964,000)	$(57,583,000)
December 31, 2016	$53,764,000	$25,728,000	$(23,668,000)	$(45,491,000)

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) Fair Value Definition and Hierarchy (cont.)

Other Fair Value Considerations

The carrying value of receivables, prepaid expenses, accounts payable and accrued expenses approximate fair value due to their short-term maturities and low credit risk. Using the income-based valuation approach, the estimated fair value of our L Bonds, having an aggregate face value of $461,427,000 as of December 31, 2017, is approximately $470,672,000 based on a weighted-average market interest rate of 6.70%. The carrying value of the senior credit facility with LNV Corporation reflects interest charged at 12-month LIBOR plus an applicable margin. The margin represents our credit risk, and the strength of the portfolio of life insurance policies collateralizing the debt. The overall rate reflects market, and the carrying value of the facility approximates fair value.

GWG MCA participates in the merchant cash advance industry by directly advancing sums to merchants and lending money, on a secured basis, to companies that advance sums to merchants. Each quarter, we review the carrying value of these cash advances, and determine if an impairment reserve is necessary. At December 31, 2017 one of our secured cash advances was impaired. Specifically, the secured loan to Nulook Capital LLC had an outstanding balance of $1,954,000 and a loan loss reserve of $1,908,000 at December 31, 2017. We deem fair value to be the estimated collectible value on each loan or advance made from GWG MCA. Where we estimate the collectible amount to be less than the outstanding balance, we record a reserve for the difference, referred to as an impairment charge. We recorded an impairment charge of $1,308,000 and $600,000 for the years ended December 31, 2017 and 2016, respectively.

The following table summarizes outstanding warrants as of December 31, 2017:

Month issued	Warrants issued	Fair value per share	Risk free rate	Volatility	Term
September 2014	16,000	$1.26	1.85%	17.03%	5 years
	16,000

(5) Credit Facility — Autobahn Funding Company LLC

On September 12, 2017, we terminated our $105 million senior credit facility with Autobahn Funding Company LLC, the Credit and Security Agreement governing the facility as well as the related pledge agreement, pursuant to which our obligations under the facility were secured. We had paid off in full all obligations under the facility on September 14, 2016, and since that date, we have had no amounts outstanding under the facility.

The Credit and Security Agreement contained certain financial and non-financial covenants, and we were in compliance with these covenants during the year ended December 31, 2017 until the date of termination.

(6) Credit Facility — LNV Corporation

On September 27, 2017, we entered into an amended and restated senior credit facility with LNV Corporation as lender through our subsidiary GWG DLP Funding IV, LLC (“DLP IV”). The Amended and Restated Loan Agreement governing the facility makes available a total of up to $300,000,000 in credit with a maturity date of September 27, 2029. Additional advances are available under the Amended and Restated Loan Agreement at the LIBOR rate as defined in the Amended and Restated Loan Agreement. Advances are available as the result of additional borrowing base capacity, created as the premiums and servicing costs of pledged life insurance policies become due. Interest will accrue on amounts borrowed under the Amended and Restated Loan Agreement at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (A) the greater of 12-month LIBOR or the federal funds rate (as defined in the agreement) plus one-half of one percent per annum, plus (B) 7.50% per annum. The effective rate at December 31, 2017 was 9.31%. Interest payments are made on a quarterly basis.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) Credit Facility — LNV Corporation (cont.)

As of December 31, 2017, approximately 82.6% of the total face value of our portfolio is pledged to LNV Corporation. The amount outstanding under this facility was $222,525,000 and $162,725,000 at December 31, 2017 and 2016, respectively. Obligations under the facility are secured by a security interest in DLP IV’s assets, for the benefit of the lenders under the Amended and Restated Loan Agreement, through an arrangement under which Wells Fargo serves as securities intermediary. The life insurance policies owned by DLP IV do not serve as direct collateral for the obligations of GWG Holdings under the L Bonds. The difference between the amount outstanding and the carrying amount on our balance sheet is due to netting of unamortized debt issuance costs.

The Amended and Restated Loan Agreement does not require DLP IV to maintain a reserve account for future premiums.

The Amended and Restated Loan Agreement has certain financial and nonfinancial covenants, and we were in compliance with these covenants at December 31, 2017, and with the covenants in the original Loan Agreement at December 31, 2016.

(7) Series I Secured Notes

Series I Secured Notes were legal obligations of GWG Life and were privately offered and sold from August 2009 through June 2011. On September 8, 2017, we redeemed all outstanding Series I Secured Notes for an aggregate of $6,815,000.

The Series I Secured Notes were governed by an Intercreditor Agreement, a Third Amended and Restated Note Issuance and Security Agreement dated November 1, 2011, as amended, and a related Pledge Agreement. Upon the redemption of the Series I Secured Notes and the termination of all obligations outstanding thereunder, those agreements were terminated effective as of September 8, 2017.

(8) L Bonds

Our L Bonds are legal obligations of GWG Holdings. Obligations under the L Bonds are secured by the assets of GWG Holdings and by GWG Life, as a guarantor, and are subordinate to the obligations under our senior credit facility (see Note 6). We began publicly offering and selling L Bonds in January 2012 under the name “Renewable Secured Debentures”. These debt securities were re-named “L Bonds” in January 2015. L Bonds are publicly offered and sold on a continuous basis under a registration statement permitting us to sell up to $1.0 billion in principal amount of L Bonds. We are party to an indenture governing the L Bonds dated October 19, 2011, as amended (“Indenture”), under which GWG Holdings is obligor, GWG Life is guarantor, and Bank of Utah serves as indenture trustee. The Indenture contains certain financial and non-financial covenants, and we were in compliance with these covenants at December 31, 2017 and 2016.

On December 1, 2017, an additional public offering sold on a continuous basis of L Bonds permitting us to sell up to $1.0 billion in principal amount of L Bonds was declared effective. The new offering is a follow-on to the previous L Bond offering and contains the same terms and features.

The bonds have renewal features under which we may elect to permit their renewal, subject to the right of bondholders to elect to receive payment at maturity. Interest is payable monthly or annually depending on the election of the investor.

At December 31, 2017 and 2016, the weighted-average interest rate of our L Bonds was 7.29% and 7.23%, respectively. The principal amount of L Bonds outstanding was $461,427,000 and $387,067,000 at December 31, 2017 and 2016, respectively. The difference between the amount of outstanding L Bonds and the carrying amount on our balance sheets is due to netting of unamortized deferred issuance costs, cash receipts for new issuances and payments of redemptions in process. Amortization of deferred issuance costs was $6,940,000 and $7,099,000 in 2017 and 2016, respectively. Future expected amortization of deferred financing costs as of December 31, 2017 is $15,593,000 in total over the next seven years.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) L Bonds (cont.)

Future contractual maturities of L Bonds, and future amortization of their deferred financing costs, at December 31, 2017 are as follows:

Years Ending December 31,	Contractual Maturities	Amortization of Deferred Financing Costs
2018	$105,916,000	$1,182,000
2019	151,689,000	4,485,000
2020	78,402,000	3,297,000
2021	30,759,000	1,331,000
2022	40,018,000	2,137,000
Thereafter	54,643,000	3,161,000
	$461,427,000	$15,593,000

(9) Series A Convertible Preferred Stock

From July 2011 through September 2012, we privately offered shares of Series A of GWG Holdings at $7.50 per share. In the offering, we sold an aggregate of 3,278,000 shares for gross consideration of $24,582,000. Holders of Series A were entitled to cumulative dividends at the rate of 10% per annum, paid quarterly. The Series A Convertible Preferred Stock were only redeemable at our option.

Purchasers of Series A in our offering received warrants to purchase an aggregate of 416,000 shares of our common stock at an exercise price of $12.50 per share. As of December 31, 2017, all of these warrants have expired and none of them had been exercised.

On October 9, 2017 all shares of Series A were redeemed with a redemption payment equal to the sum of: (i) $8.25 per Series A share and (ii) all accrued but unpaid dividends.

(10) Redeemable Preferred Stock

On November 30, 2015, our public offering of up to 100,000 shares of Redeemable Preferred Stock (“RPS”) at $1,000 per share was declared effective. Holders of RPS are entitled to cumulative dividends at the rate of 7% per annum, paid monthly. Dividends on the RPS are recorded as a reduction to additional paid-in capital, if any, then to the outstanding balance of the preferred stock if additional paid-in-capital has been exhausted. Under certain circumstances described in the Certificate of Designation for the RPS, additional shares of RPS may be issued in lieu of cash dividends.

The RPS ranks senior to our common stock and pari passu with our RPS 2 and entitles its holders to a liquidation preference equal to the stated value per share (i.e., $1,000) plus accrued but unpaid dividends. Holders of RPS may presently convert their RPS into our common stock at a conversion price equal to the volume-weighted average price of our common stock for the 20 trading days immediately prior to the date of conversion, subject to a minimum conversion price of $15.00 and in an aggregate amount limited to 15% of the stated value of RPS originally purchased by such holder from us and still held by such holder.

Holders of RPS may request that we redeem their RPS at a price equal to their stated value plus accrued but unpaid dividends, less an applicable redemption fee, if any. Nevertheless, the Certificate of Designation for RPS permits us sole discretion to grant or decline redemption requests. Subject to certain restrictions and conditions, we may also redeem shares of RPS without a redemption fee upon a holder’s death, total disability or bankruptcy. In addition, after one year from the date of original issuance, we may, at our option, call and redeem shares of RPS at a price equal to their liquidation preference.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) Redeemable Preferred Stock (cont.)

As of March 31, 2017, we closed the RPS offering to investors having sold 99,127 shares of RPS for an aggregate gross consideration of $99,127,000 and incurred approximately $7,019,000 of related selling costs.

At the time of its issuance, we determined that the RPS contained two embedded features: (1) optional redemption by the holder and (2) optional conversion by the holder. We determined that each of the embedded features met the definition of a derivative and that the RPS should be considered an equity host for the purposes of assessing the embedded derivatives for potential bifurcation. Based on our assessment under Accounting Standards Codification 470 “Debt” (“ASC 470”) we do not believe bifurcation of either the holder’s redemption or conversion feature is appropriate.

(11) Series 2 Redeemable Preferred Stock

On February 14, 2017, our public offering up to 150,000 shares of Series 2 Redeemable Preferred Stock (“RPS 2”) at $1,000 per share was declared effective. Holders of RPS 2 are entitled to cumulative dividends at the rate of 7% per annum, paid monthly. Dividends on the RPS 2 are recorded as a reduction to additional paid-in capital, if any, then to the outstanding balance of the preferred stock if additional paid-in capital has been exhausted. Under certain circumstances described in the Certificate of Designation for the RPS 2, additional shares of RPS 2 may be issued in lieu of cash dividends.

The RPS 2 ranks senior to our common stock and pari passu with our RPS and entitles its holders to a liquidation preference equal to the stated value per share (i.e., $1,000) plus accrued but unpaid dividends. Holders of RPS 2 may, less an applicable conversion discount, if any, convert their RPS 2 into our common stock at a conversion price equal to the volume-weighted average price of our common stock for the 20 trading days immediately prior to the date of conversion, subject to a minimum conversion price of $12.75 and in an aggregate amount limited to 10% of the stated value of RPS 2 originally purchased by such holder from us and still held by such holder.

Holders of RPS 2 may request that we redeem their RPS 2 shares at a price equal to their liquidation preference, less an applicable redemption fee, if any. Nevertheless, the Certificate of Designation for RPS 2 permits us sole discretion to grant or decline requests for redemption. Subject to certain restrictions and conditions, we may also redeem shares of RPS 2 without a redemption fee upon a holder’s death, total disability or bankruptcy. In addition, we may, at our option, call and redeem shares of RPS 2 at a price equal to their liquidation preference (subject to a minimum redemption price, in the event of redemptions occurring less than one year after issuance, of 107% of the stated value of the shares being redeemed).

The selling broker dealer has agreed to sell the RPS 2 shares to qualified accounts with a selling commission of 6.0% of the gross proceeds from the RPS 2 shares sold by the selling broker dealer which will result in a sales price of $940 per RPS 2 share. The net proceeds to the Company from the sales to qualified accounts will not be affected by the reduction in the selling broker dealer’s commissions.

As of December 31, 2017, we had sold 88,709 shares of RPS 2 for aggregate gross consideration of $88,709,000 and incurred approximately $6,142,000 of selling costs related to the sale of those shares.

At the time of its issuance, we determined that the RPS 2 contained two embedded features: (1) optional redemption by the holder; and (2) optional conversion by the holder. We determined that each of the embedded features met the definition of a derivative and that the RPS 2 should be considered an equity host for the purposes of assessing the embedded derivatives for potential bifurcation. Based on our assessment under ASC 470 we do not believe bifurcation of either the holder’s redemption or conversion feature is appropriate.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(12) Income Taxes

We had a current income tax liability of $0 as of both December 31, 2017 and 2016. The components of our income tax expense (benefit) and the reconciliation at the statutory federal tax rate to our actual income tax expense (benefit) for the years ended December 31, 2017 and 2016 consisted of the following:

	2017		2016
Statutory federal income tax (benefit)	$(7,728,000)	34.0%	$247,000	34.0%
State income taxes (benefit), net of federal benefit	(1,433,000)	6.3%	56,000	7.8%
Impact of change in enacted rate	2,605,000	(11.4)%	—	—
Change in valuation allowance	4,222,000	(18.6)%	—	—
Other permanent differences	237,000	(1.1)%	30,000	4.2%
Total income tax expense (benefit)	$(2,097,000)	9.2%	$333,000	46.0%

The tax effects of temporary differences that give rise to deferred income taxes were as follows:

	As of December 31, 2017	As of December 31, 2016
Deferred tax assets:
Note Receivable from related party	$1,437,000	$2,023,000
Net operating loss carryforwards	9,995,000	10,781,000
Other assets	1,724,000	1,130,000
Subtotal	$13,156,000	$13,934,000
Valuation allowance	(6,386,000)	(2,164,000)
Deferred tax assets	$6,770,000	$11,770,000

Deferred tax liabilities:
Investment in life insurance policies	$(6,630,000)	$(13,867,000)
Other liabilities	(140,000)	—
Net deferred tax asset/(liability)	$—	$(2,097,000)

At December 31, 2017 and 2016, we had federal net operating loss (“NOL”) carryforwards of $34,775,000 and $26,642,000, respectively, and aggregate state NOL carryforwards of approximately $34,749,000 and $26,616,000, respectively. The NOL carryforwards will begin to expire in 2031. Future utilization of NOL carryforwards is subject to limitations under Section 382 of the Internal Revenue Code. This section generally relates to a more than 50 percent change in ownership over a three-year period. We currently do not believe that any prior issuance of common stock has resulted in an ownership change under Section 382 through December 31, 2017.

We provide for a valuation allowance when it is not considered “more likely than not” that our deferred tax assets will be realized. As of December 31, 2017, based on all available evidence, we have provided a valuation allowance against our total net deferred tax asset of $6,386,000 due to uncertainty as to the realization of our deferred tax assets during the carryover periods. As of December 31, 2016, we had provided a valuation allowance of $2,164,000 against deferred tax assets related to the likelihood of recovering the tax benefit of a capital loss on a note receivable from a related entity and other capital losses.

On December 22, 2017, the U.S. federal government enacted the Tax Cuts and Jobs Act (“Tax Reform Bill”). The Tax Reform Bill changed existing United States tax law, including a reduction of the U.S. corporate income tax rate. The Company re-measured deferred taxes as of the date of enactment, resulting in a $2,605,000 reduction of net deferred income tax assets. The Company’s measurement of the income tax effects of the Tax Reform Bill for the year ended December 31, 2017 is reasonably estimated and, therefore, included in these financial statements in accordance with SEC Staff Accounting Bulletin No. 118.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(12) Income Taxes (cont.)

ASC 740 requires the reporting of certain tax positions that do not meet a threshold of “more-likely-than-not” to be recorded as uncertain tax benefits. It is management’s responsibility to determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation, based upon the technical merits of the position. Management has reviewed all income tax positions taken or expected to be taken for all open years and has determined that the income tax positions are appropriately stated and supported. We do not anticipate that the total unrecognized tax benefits will significantly change prior to December 31, 2018.

Under our accounting policies, interest and penalties on unrecognized tax benefits, as well as interest received from favorable tax settlements are recognized as components of income tax expense. At December 31, 2017 and 2016, we recorded no accrued interest or penalties related to uncertain tax positions.

Our income tax returns for tax years ended December 31, 2014, 2015, 2016 and 2017, when filed, remain open to examination by the Internal Revenue Service and various state taxing jurisdictions. Our income tax return for tax year ended December 31, 2013 also remains open to examination by various state taxing jurisdictions.

(13) Common Stock

In September 2014, we consummated an initial public offering of our common stock resulting in the sale of 800,000 shares of common stock at $12.50 per share, and net proceeds of approximately $8.6 million after the payment of underwriting commissions, discounts and expense reimbursements. In connection with this offering, we listed our common stock on the Nasdaq Capital Market under the ticker symbol “GWGH.”

In conjunction with the initial public offering our Company issued warrants to purchase 16,000 shares of common stock at an exercise price of $15.63 per share. As of December 31, 2017, none of these warrants had been exercised. The remaining life of these warrants at December 31, 2017 was 1.8 years.

(14) Stock Incentive Plan

We adopted our 2013 Stock Incentive Plan in March 2013, as amended on June 1, 2015 and May 5, 2017. The Compensation Committee of our Board of Directors is responsible for the administration of the plan. Participants under the plan may be granted incentive stock options and non-statutory stock options; stock appreciation rights; stock awards; restricted stock; restricted stock units; and performance shares. Eligible participants include officers and employees of GWG Holdings and its subsidiaries, members of our Board of Directors, and consultants. Awards generally expire 10 years from the date of grant. As of December 31, 2017, 3,000,000 common stock options are authorized under the plan, of which 866,000 remain available for issuance.

Stock Options

Through December 31, 2017, we had outstanding stock options for 1,637,000 shares of common stock to employees, officers, and directors under the plan. Options for 857,000 shares have vested, and the remaining options are scheduled to vest over three years. The options were issued with an exercise price between $6.35 and $10.38 for those beneficially owning more than 10% of our common stock, and between $4.83 and $11.00 for all others, which is equal to the market price of the shares on the date of grant. The expected annualized volatility used in the Black-Scholes model valuation of options issued during the period ranged from 19.7% to 29.0%. The annual volatility rate is based on the standard deviation of the average continuously compounded rate of return of five selected comparable companies. As of December 31, 2017, stock options for 685,000 shares had been forfeited and stock options for 154,000 shares had been exercised.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14) Stock Incentive Plan (cont.)

Outstanding stock options:

	Vested	Un-vested	Total
Balance as of December 31, 2015	483,703	569,912	1,053,615
Granted during the year	22,500	608,350	630,850
Vested during the year	251,788	(251,788)	—
Forfeited during the year	(19,926)	(82,140)	(102,066)
Balance as of December 31, 2016	738,065	844,334	1,582,399
Granted during the year	61,099	367,500	428,599
Vested during the year	327,061	(327,061)	—
Exercised during the year	(126,498)	—	(126,498)
Forfeited during the year	(142,535)	(105,017)	(247,552)
Balance as of December 31, 2017	857,192	779,756	1,636,948

As of December 31, 2017, unrecognized compensation expense related to un-vested options is $1,096,000. We expect to recognize this compensation expense over the next three years ($577,000 in 2018, $397,000 in 2019, and $122,000 in 2020).

Stock Appreciation Rights (SARs)

As of December 31, 2017, we have issued SARs for 343,000 shares of the common stock to employees. The strike price of the SARs was between $7.84 and $10.38, which was equal to the market price of the common stock at the date of issuance. As of December 31, 2017, 189,000 of the SARs were vested. On December 31, 2017, the market price of GWG’s common stock was $8.32.

Outstanding SARs:

	Vested	Un-vested	Total
Balance as of December 31, 2015	—	—	—
Granted during the year	106,608	133,127	239,735
Balance as of December 31, 2016	106,608	133,127	239,735
Granted during the year	13,001	91,986	104,987
Vested during the year	69,444	(69,444)	—
Forfeited during the year	—	(1,750)	(1,750)
Balance as of December 31, 2017	189,053	153,919	342,972

The liability for the SARs as of December 31, 2017, recorded within other accrued expenses, was $551,000. Employee compensation and benefits expense for SARs of $547,000 and $4,000 was recorded for the years ending December 31, 2017 and 2016, respectively.

Upon the exercise of SARs, the Company is obligated to make cash payment equal to the positive difference between the fair market value of the Company’s common stock on the date of exercise less the fair market value of the common stock on the date of grant.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14) Stock Incentive Plan (cont.)

The following summarizes information concerning outstanding shares issuable under the 2013 Stock Incentive Plan:

	December 31, 2017
	Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Life (years)	Weighted-Average Fair Value at Grant Date
Vested
Stock Options	857,192	$8.05	6.17	$1.76
SARs	189,053	$8.54	5.86	$1.90
Total Vested	1,046,245	$8.14	6.11	$1.78

Unvested
Stock Options	779,756	$9.21	7.50	$2.17
SARs	153,919	$9.16	6.24	$2.02
Total Unvested	933,675	$9.21	7.30	$2.15

	December 31, 2016
	Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Life (years)	Weighted-Average Fair Value at Grant Date
Vested
Stock Options	745,565	$8.41	7.00	$1.64
SARs	106,608	$8.35	6.81	$1.83
Total Vested	852,173	$8.40	6.98	$1.66

Unvested
Stock Options	844,334	$8.72	7.04	$1.82
SARs	133,127	$8.41	6.82	$2.00
Total Unvested	977,461	$8.68	7.01	$1.84

(15) Other Expenses

The components of “Other expenses” in our consolidated statements of operations for the years ended December 31, 2017 and 2016 are as follows:

	2017	2016
Contract labor	$550,000	$913,000
Marketing	2,226,000	1,702,000
Information technology	1,555,000	739,000
Servicing and facility fees	1,226,000	1,159,000
Travel and entertainment	1,047,000	1,092,000
Insurance and regulatory	1,591,000	1,729,000
Charitable contributions	462,000	280,000
General and administrative	2,514,000	2,463,000
Total other expenses	$11,171,000	$10,077,000

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) Net Loss Attributable to Common Shareholders

We have outstanding RPS and RPS 2, as described in Notes 10 and 11. RPS and RPS 2 are anti-dilutive to our net loss attributable to common shareholders calculation for the years ended December 31, 2017 and December 31, 2016. Our vested and un-vested stock options are anti-dilutive at both December 31, 2017 and 2016.

(17) Commitments

We are party to an office lease with U.S. Bank National Association as the landlord. On September 1, 2015, we entered into an amendment to our original lease that expanded the leased space to 17,687 square feet and extended the term through October 2025. Under the amended lease we are obligated to pay base rent plus common area maintenance and a share of building operating costs. Rent expenses under this agreement were $442,000 and $415,000 for the years ended December 31, 2017 and 2016, respectively.

Minimum lease payments under the amended lease are as follows:

2018	$266,000
2019	275,000
2020	284,000
2021	293,000
2022	302,000
Thereafter	904,000
$2,324,000

(18) Contingencies

Litigation — In the normal course of business, we are involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on our financial position, results of operations or cash flows.

(19) Guarantee of L Bonds

We are publicly offering and selling L Bonds under a registration statement declared effective by the SEC, as described in Note 8. Our obligations under the L Bonds are secured by substantially all the assets of GWG Holdings, a pledge of all our common stock held individually by our largest stockholders, and by a guarantee and corresponding grant of a security interest in substantially all the assets of GWG Life. As a guarantor, GWG Life has fully and unconditionally guaranteed the payment of principal and interest on the L Bonds. GWG Life’s equity in DLP IV serve as collateral for our L Bond obligations. Substantially all of our life insurance policies are held by DLP IV and the Trust. The policies held by DLP IV are not collateral for the L Bond obligations as such policies are pledged to the senior credit facility with LNV Corporation.

The consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantor and issuer, because management does not believe that separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of GWG Holdings or GWG Life, the guarantor subsidiary, to obtain funds from its subsidiaries by dividend or loan, except as described in these notes. A substantial majority of insurance policies we currently own are subject to a collateral arrangement with LNV Corporation described in Note 6. Under this arrangement, we are required to maintain a collection account that is used to collect policy benefits from pledged policies, pay interest and other charges under the facility, and distribute funds to pay down the facility.

The following represents consolidating financial information as of December 31, 2017 and December 31, 2016, with respect to the financial position, and for the years ended December 31, 2017 and 2016, with respect to results of operations and cash flows of GWG Holdings and its subsidiaries. The parent column presents the financial information of GWG Holdings, the primary obligor for the L Bonds. The guarantor subsidiary column presents the financial information of GWG Life, the guarantor subsidiary of the L Bonds, presenting its investment in DLP IV and the Trust under the equity method. The non-guarantor subsidiaries column presents the financial information of all non-guarantor subsidiaries, including DLP IV and the Trust.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19) Guarantee of L Bonds (cont.)

Consolidating Balance Sheets

December 31, 2017	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$111,952,829	$1,486,623	$982,039	$—	$114,421,491
Restricted cash	—	9,367,410	18,982,275	—	28,349,685
Investment in life insurance policies, at fair value	—	51,093,362	599,433,991	—	650,527,353
Secured MCA advances	—	—	1,661,774	—	1,661,774
Life insurance policy benefits receivable	—	1,500,000	15,158,761	—	16,658,761
Other assets	1,912,203	1,986,312	3,338,595	—	7,237,110
Investment in subsidiaries	480,659,789	415,235,212	—	(895,895,001)	—

TOTAL ASSETS	$594,524,821	$480,668,919	$639,557,435	$(895,895,001)	$818,856,174

LIABILITIES & STOCKHOLDERS’ EQUITY

LIABILITIES
Senior Credit Facilities	$—	$—	$212,238,192	$—	$212,238,192
L Bonds	447,393,568	—	—	—	447,393,568
Accounts payable	1,434,623	844,899	4,114,917	—	6,394,439
Interest and dividends payable	10,296,584	—	5,130,925	—	15,427,509
Other accrued expenses	1,728,303	1,610,773	391,647	—	3,730,723
TOTAL LIABILITIES	460,853,078	2,455,672	221,875,681	—	685,184,431

STOCKHOLDERS’ EQUITY
Member capital	—	478,213,247	417,681,754	(895,895,001)	—
Redeemable preferred stock and Series 2 redeemable preferred stock	173,115,447	—	—	—	173,115,447
Common stock	5,813	—	—	—	5,813
Accumulated deficit	(39,449,517)	—	—	—	(39,449,517)
TOTAL STOCKHOLDERS’ EQUITY	133,671,743	478,213,247	417,681,754	(895,895,001)	133,671,743

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$594,524,821	$480,668,919	$639,557,435	$(895,895,001)	$818,856,174

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19) Guarantee of L Bonds (cont.)

Consolidating Balance Sheets (continued)

December 31, 2016	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$28,481,047	$49,360,952	$644,983	$—	$78,486,982
Restricted cash	—	2,117,649	35,708,947	—	37,826,596
Investment in life insurance policies, at fair value	—	41,277,896	469,914,458	—	511,192,354
Secured MCA advances	—	—	5,703,147	—	5,703,147
Life insurance policy benefits receivable	—	—	5,345,000	—	5,345,000
Other assets	3,854,233	2,056,822	810,640	(2,033,592)	4,688,103
Investment in subsidiaries	429,971,148	352,337,037	—	(782,308,185)	—

TOTAL ASSETS	$462,306,428	$447,150,356	$518,127,175	$(784,341,777)	$643,242,182

LIABILITIES & STOCKHOLDERS’ EQUITY

LIABILITIES
Senior Credit Facilities	$—	$—	$156,064,818	$—	$156,064,818
Series I Secured Notes	—	16,404,836	—	—	16,404,836
L Bonds	381,312,587	—	—	—	381,312,587
Accounts payable	853,470	731,697	641,545	—	2,226,712
Interest and dividends payable	9,882,133	3,743,277	2,535,189	—	16,160,599
Other accrued expenses	862,369	544,032	2,303,952	(2,033,592)	1,676,761
Deferred taxes, net	2,097,371	—	—	—	2,097,371
TOTAL LIABILITIES	395,007,930	21,423,842	161,545,504	(2,033,592)	575,943,684

STOCKHOLDERS’ EQUITY (DEFICIT)
Member capital	—	425,726,514	356,581,671	(782,308,185)	—
Convertible preferred stock	19,701,133	—	—	—	19,701,133
Redeemable preferred stock	59,025,164	—	—	—	59,025,164
Common stock	5,980	—	—	—	5,980
Additional paid-in capital	7,383,515	—	—	—	7,383,515
Accumulated deficit	(18,817,294)	—	—	—	(18,817,294)
TOTAL STOCKHOLDERS’ EQUITY	67,298,498	425,726,514	356,581,671	(782,308,185)	67,298,498

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$462,306,428	$447,150,356	$518,127,175	$(784,341,777)	$643,242,182

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19) Guarantee of L Bonds (cont.)

Consolidating Statements of Operations

For the year ended December 31, 2017	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Gain on life insurance policies, net	$—	$6,979,773	$55,134,630	$—	$62,114,403
MCA income	—	—	554,341	—	554,341
Interest and other income	244,202	496,886	1,199,457	(475,371)	1,465,174
TOTAL REVENUE	244,202	7,476,659	56,888,428	(475,371)	64,133,918

EXPENSES
Interest expense	37,754,984	930,837	15,813,944	(80,321)	54,419,444
Employee compensation and benefits	9,043,509	5,310,498	515,742	—	14,869,749
Legal and professional fees	1,937,714	962,778	2,195,151	—	5,095,643
Provision for MCA advances	—	—	1,308,000	—	1,308,000
Other expenses	7,058,209	2,715,374	1,792,143	(395,050)	11,170,676
TOTAL EXPENSES	55,794,416	9,919,487	21,624,980	(475,371)	86,863,512

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(55,550,214)	(2,442,828)	35,263,448	—	(22,729,594)

EQUITY IN INCOME OF SUBSIDIARIES	32,820,620	38,392,230	—	(71,212,850)	—

INCOME (LOSS) BEFORE INCOME TAXES	(22,729,594)	35,949,402	35,263,448	(71,212,850)	(22,729,594)

INCOME TAX BENEFIT	(2,097,371)	—	—	—	(2,097,371)
NET INCOME (LOSS)	(20,632,223)	35,949,402	35,263,448	(71,212,850)	(20,632,223)
Preferred stock dividends	12,702,341	—	—	—	12,702,341
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(33,334,564)	$35,949,402	$35,263,448	$(71,212,850)	$(33,334,564)

For the year ended December 31, 2016	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Gain on life insurance policies, net	$—	$379,405	$67,422,160	$—	$67,801,565
MCA income	—	—	929,303	—	929,303
Interest and other income	260,087	72,757	639,414	(225,792)	746,466
TOTAL REVENUE	260,087	452,162	68,990,877	(225,792)	69,477,334
EXPENSES
Interest expense	32,149,577	2,311,819	8,094,353	(212,375)	42,343,374
Employee compensation and benefits	6,874,368	4,358,406	551,522	—	11,784,296
Legal and professional fees	2,107,053	1,628,408	211,915	—	3,947,376
Provision for MCA advances	—	—	600,000	—	600,000
Other expenses	5,822,621	2,871,318	1,396,454	(13,417)	10,076,976
TOTAL EXPENSES	46,953,619	11,169,951	10,854,244	(225,792)	68,752,022

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(46,693,532)	(10,717,789)	58,136,633	—	725,312

EQUITY IN INCOME OF SUBSIDIARIES	47,418,844	58,822,543	—	(106,241,387)	—

INCOME (LOSS) BEFORE INCOME TAXES	725,312	48,104,754	58,136,633	(106,241,387)	725,312

INCOME TAX EXPENSE	333,403	—	—	—	333,403
NET INCOME (LOSS)	391,909	48,104,754	58,136,633	(106,241,387)	391,909
Preferred stock dividends	3,537,287	—	—	—	3,537,287
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(3,145,378)	$48,104,754	$58,136,633	$(106,241,387)	$(3,145,378)

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19) Guarantee of L Bonds (cont.)

Consolidating Statements of Cash Flows

For the year ended December 31, 2017	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(20,632,223)	$35,949,402	$35,263,448	$(71,212,850)	$(20,632,223)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Equity of subsidiaries	(32,820,620)	(38,392,230)	—	71,212,850	—
Change in fair value of life insurance policies	—	(7,746,744)	(59,014,067)	—	(66,760,811)
Amortization of deferred financing and issuance costs	6,939,841	208,829	1,632,177	—	8,780,847
Provision for MCA advances	—	—	1,308,000	—	1,308,000
Deferred income taxes	(2,097,371)	—	—	—	(2,097,371)
Preferred stock issued in lieu of cash dividends	498,659	—	—	—	498,659
(Increase) decrease in operating assets:
Life insurance policy benefits receivable	—	(1,500,000)	(9,813,761)	—	(11,313,761)
Other assets	(15,870,956)	(24,497,313)	(5,155,644)	42,435,842	(3,088,071)
Increase (decrease) in operating liabilities:
Accounts payable	581,153	113,202	3,473,373	—	4,167,728
Interest and dividends payable	3,771,709	(3,743,277)	2,680,191	—	2,708,623
Other accrued expenses	1,702,625	1,066,743	(146,546)	—	2,622,822
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(57,927,183)	(38,541,388)	(29,772,829)	42,435,842	(83,805,558)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life insurance policies	—	(3,022,439)	(85,621,380)	—	(88,643,819)
Carrying value of matured life insurance policies	—	2,091,713	13,977,919	—	16,069,632
Proceeds from Secured MCA advances	—	—	2,762,784	—	2,762,784
NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	(930,726)	(68,880,677)	—	(69,811,403)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings on Senior Credit Facilities	—	—	59,799,649	—	59,799,649
Payments for issuance costs of senior debt	—	(1,076,118)	(3,434,270)	—	(4,510,388)
Payments for redemption of Series I Secured Notes	—	(16,613,667)	—	—	(16,613,667)
Proceeds from issuance of L Bonds	131,796,220	—	—	—	131,796,220
Payments for issuance costs of L Bonds	(10,896,925)	—	—	—	(10,896,925)
Payments for redemption of L Bonds	(60,848,460)	—	—	—	(60,848,460)
Proceeds from (increase in) restricted cash	—	(7,249,761)	16,726,672	—	9,476,911
Issuance of member capital	—	16,537,331	25,898,511	(42,435,842)	—
Redemption of common stock	(1,603,560)	—	—	—	(1,603,560)
Proceeds from issuance of preferred stock	127,279,847	—	—	—	127,279,847
Payments for issuance costs of preferred stock	(9,027,190)	—	—	—	(9,027,190)
Payments for redemption of preferred stock	(22,598,626)	—	—	—	(22,598,626)
Preferred stock dividends	(12,702,341)	—	—	—	(12,702,341)
NET CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES	141,398,965	(8,402,215)	98,990,562	(42,435,842)	189,551,470

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	83,471,782	(47,874,329)	337,056	—	35,934,509

CASH AND CASH EQUIVALENTS
BEGINNING OF THE PERIOD	28,481,047	49,360,952	644,983	—	78,486,982

END OF THE PERIOD	$111,952,829	$1,486,623	$982,039	$—	$114,421,491

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19) Guarantee of L Bonds (cont.)

Consolidating Statements of Cash Flows (continued)

For the year ended December 31, 2016	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$391,909	$48,104,754	$58,136,633	$(106,241,387)	$391,909
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Equity of subsidiaries	(47,418,844)	(58,822,543)	—	106,241,387	—
Change in fair value of life insurance policies	—	(900,808)	(69,681,575)	—	(70,582,383)
Amortization of deferred financing and issuance costs	7,720,065	(1,307,640)	2,032,827	—	8,445,252
Provision for MCA advances	—	—	600,000	—	600,000
Deferred income taxes	333,402	—	—	—	333,402
Preferred stock issued in lieu of cash dividends	689,742	—	—	—	689,742
(Increase) decrease in operating assets:
Life insurance policy benefits receivable	—	—	(5,345,000)	—	(5,345,000)
Other assets	(114,758,710)	(43,964,379)	42,410,680	114,884,593	(1,427,816)
Increase (decrease) in operating liabilities:
Accounts payable	572,483	574,481	(437,692)	—	709,272
Interest and dividends payable	2,494,085	420,259	2,256,824	—	5,171,168
Other accrued expenses	706,719	2,873,233	(8,579,395)	—	(4,999,443)
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(149,269,149)	(53,022,643)	21,393,302	114,884,593	(66,013,897)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life insurance policies	—	—	(94,952,879)	—	(94,952,879)
Carrying value of matured life insurance policies	—	—	10,992,624	—	10,992,624
Investment in Secured MCA advances	—	—	(8,727,924)	—	(8,727,924)
Proceeds from Secured MCA advances	—	—	2,553,466	—	2,553,466
NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	—	(90,134,713)	—	(90,134,713)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings on Senior Credit Facilities	—	—	104,825,508	—	104,825,508
Payments for issuance costs of senior debt	—	—	(7,111,556)		(7,111,556)
Payments for redemption of Series I Secured Notes	—	(7,469,462)	—	—	(7,469,462)
Proceeds from issuance of L Bonds	153,874,402	—	—	—	153,874,402
Payments for issuance costs of L Bonds	(10,149,316)	—	—	—	(10,149,316)
Payments for redemption of L Bonds	(45,754,691)	—	—	—	(45,754,691)
Issuance of member capital	—	107,885,727	6,998,866	(114,884,593)	—
Increase in restricted cash	—	(15,392)	(35,469,305)	—	(35,484,697)
Issuance of common stock	244,185	—	—	—	244,185
Proceeds from issuance of preferred stock	57,040,946	—	71,555	—	57,112,501
Payments for issuance costs of preferred stock	(4,133,527)	—	(7,340)	—	(4,140,867)
Payments for redemption of preferred stock	(2,126,678)	—	(71,555)	—	(2,198,233)
Preferred stock dividends	(3,537,287)	—	—	—	(3,537,287)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	145,458,034	100,400,873	69,236,173	(114,884,593)	200,210,487

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,811,115)	47,378,230	494,762	—	44,061,877

CASH AND CASH EQUIVALENTS
BEGINNING OF THE PERIOD	32,292,162	1,982,722	150,221	—	34,425,105

END OF THE PERIOD	$28,481,047	$49,360,952	$644,983	$—	$78,486,982

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(20) Concentration

We mostly purchase life insurance policies written by life insurance companies having investment-grade ratings by independent rating agencies. As a result, there may be certain concentrations of policies with life insurance companies. The following summarizes the face value of insurance policies with specific life insurance companies exceeding 10% of the total face value held by our portfolio.

	As of December 31,
Life insurance company	2017	2016
John Hancock	15.57%	14.36%
AXA Equitable	11.88%	13.42%
Lincoln National	10.80%	11.22%

The following summarizes the number of insurance policies held in specific states exceeding 10% of the total face value held by us:

	As of December 31,
State of residence	2017	2016
Florida	20.16%	19.42%
California	18.60%	20.72%

(21) Subsequent Events

Subsequent to December 31, 2017, thirteen policies covering thirteen individuals have matured. The combined insurance benefits of these policies were $10,704,000.

Subsequent to December 31, 2017, we have issued approximately $34,493,000 of L Bonds.

Subsequent to December 31, 2017, we have issued approximately $46,260,000 of RPS 2.

On January 12, 2018, we entered into a Master Exchange Agreement, pursuant to which we have agreed to issue an aggregate of up to 29.1 million shares of GWG common stock as partial consideration in exchange for our receipt of outstanding common units of The Beneficient Company Group, L.P., a Delaware limited partnership, we will receive from certain related trusts (“Seller Trusts”). Our common stock will be issued in the exchange to the Seller Trusts at a deemed purchase price of $10.00 per share. In addition to shares of our common stock, the aggregate consideration to the Seller Trusts will consist of up to $359 million of our L Bonds and payment of $150 million in cash. We may also issue and sell, in our sole discretion, a combination of common stock (at a purchase price of $10.00 per share) and L Bonds to MHT Financial SPV, L.L.C., a Delaware limited liability company, for an aggregate purchase price of $150 million in cash. Such combination will represent at least 10.9 million additional shares of common stock (including $41 million in L Bonds) but no more than 12.5 million additional shares of our common stock (including $25 million in L Bonds). The Exchange Transaction is expected to close in the second quarter of 2018, subject to the satisfaction of various closing conditions set forth in the Master Agreement.

Life Insurance Portfolio Detail
(as of December 31, 2017)

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
1	$8,000,000	F	99	13	Massachusetts Mutual Life Insurance Company	AA+
2	$125,000	F	96	1	Lincoln National Life Insurance Company	AA-
3	$1,500,000	F	96	18	Accordia Life and Annuity Company	A-
4	$264,000	F	95	9	Lincoln Benefit Life Company	BBB+
5	$250,000	M	95	16	North American Company for Life and Health Insurance	A+
6	$1,000,000	F	95	21	Transamerica Life Insurance Company	AA-
7	$2,000,000	F	94	0	Pruco Life Insurance Company	AA-
8	$250,000	M	94	5	Transamerica Life Insurance Company	AA-
9	$150,000	M	94	13	Transamerica Life Insurance Company	AA-
10	$572,429	F	94	17	Reliastar Life Insurance Company	A
11	$3,000,000	M	94	23	West Coast Life Insurance Company	AA-
12	$3,500,000	M	94	24	Reliastar Life Insurance Company	A
13	$300,000	F	93	11	West Coast Life Insurance Company	AA-
14	$1,000,000	F	93	16	Lincoln National Life Insurance Company	AA-
15	$5,000,000	F	93	18	John Hancock Life Insurance Company (U.S.A.)	AA-
16	$500,000	M	93	30	Reliastar Life Insurance Company	A
17	$1,682,773	F	93	34	Hartford Life and Annuity Insurance Company	BBB+
18	$5,000,000	F	93	37	American General Life Insurance Company	A+
19	$500,000	F	93	45	John Hancock Life Insurance Company (U.S.A.)	AA-
20	$400,000	F	93	49	Principal Life Insurance Company	A+
21	$1,000,000	M	92	2	Voya Retirement Insurance and Annuity Company	A
22	$5,000,000	M	92	17	John Hancock Life Insurance Company (U.S.A.)	AA-
23	$500,000	F	92	18	Lincoln National Life Insurance Company	AA-
24	$3,100,000	F	92	18	Lincoln Benefit Life Company	BBB+
25	$3,000,000	F	92	20	Lincoln National Life Insurance Company	AA-
26	$1,350,000	F	92	20	Lincoln National Life Insurance Company	AA-
27	$5,000,000	F	92	21	Lincoln National Life Insurance Company	AA-
28	$1,000,000	F	92	28	Pan-American Assurance Company	NR
29	$500,000	M	92	31	Massachusetts Mutual Life Insurance Company	AA+
30	$144,000	M	92	40	Lincoln National Life Insurance Company	AA-
31	$1,500,000	F	92	47	Lincoln National Life Insurance Company	AA-
32	$1,203,520	M	92	48	Columbus Life Insurance Company	AA
33	$5,000,000	F	92	48	Reliastar Life Insurance Company	A
34	$3,500,000	F	92	50	John Hancock Life Insurance Company (U.S.A.)	AA-
35	$1,000,000	F	92	51	Lincoln National Life Insurance Company	AA-
36	$500,000	F	91	16	Nationwide Life and Annuity Insurance Company	A+
37	$338,259	M	91	21	Voya Retirement Insurance and Annuity Company	A
38	$2,000,000	M	91	21	John Hancock Life Insurance Company (U.S.A.)	AA-
39	$1,200,000	F	91	22	Massachusetts Mutual Life Insurance Company	AA+
40	$1,200,000	F	91	22	Massachusetts Mutual Life Insurance Company	AA+
41	$375,000	M	91	22	Lincoln National Life Insurance Company	AA-
42	$500,000	F	91	23	Transamerica Life Insurance Company	AA-
43	$3,500,000	F	91	24	Lincoln National Life Insurance Company	AA-
44	$5,000,000	M	91	24	John Hancock Life Insurance Company (U.S.A.)	AA-
45	$400,000	M	91	26	Lincoln National Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
46	$500,000	M	91	29	Allianz Life Insurance Company of North America	AA
47	$1,500,000	M	91	29	Union Central Life Insurance Company	NR
48	$2,500,000	F	91	30	American General Life Insurance Company	A+
49	$5,000,000	F	91	30	Massachusetts Mutual Life Insurance Company	AA+
50	$5,000,000	M	91	31	AIG Life Insurance Company	A+
51	$313,413	M	91	31	American General Life Insurance Company	A+
52	$1,000,000	F	91	32	United of Omaha Life Insurance Company	AA-
53	$5,000,000	M	91	34	AXA Equitable Life Insurance Company	A+
54	$2,500,000	M	91	35	Pacific Life Insurance Company	AA-
55	$1,000,000	F	91	41	Metropolitan Life Insurance Company	AA-
56	$1,103,922	F	91	41	Sun Life Assurance Company of Canada (U.S.)	AA-
57	$800,000	M	91	41	Lincoln National Life Insurance Company	AA-
58	$500,000	M	91	42	Lincoln National Life Insurance Company	AA-
59	$1,000,000	F	91	45	Transamerica Life Insurance Company	AA-
60	$250,000	F	91	45	Transamerica Life Insurance Company	AA-
61	$700,000	M	91	54	Ohio National Life Assurance Corporation	A+
62	$2,225,000	F	91	63	Transamerica Life Insurance Company	AA-
63	$3,000,000	F	91	70	Massachusetts Mutual Life Insurance Company	AA+
64	$1,250,000	M	90	17	Columbus Life Insurance Company	AA
65	$300,000	M	90	17	Columbus Life Insurance Company	AA
66	$100,000	M	90	17	American General Life Insurance Company	A+
67	$396,791	M	90	17	Lincoln National Life Insurance Company	AA-
68	$4,785,380	F	90	23	John Hancock Life Insurance Company (U.S.A.)	AA-
69	$1,050,000	M	90	26	John Hancock Life Insurance Company (U.S.A.)	AA-
70	$3,000,000	M	90	27	Transamerica Life Insurance Company	AA-
71	$1,900,000	F	90	27	John Hancock Life Insurance Company (U.S.A.)	AA-
72	$300,000	M	90	28	John Hancock Life Insurance Company (U.S.A.)	AA-
73	$200,000	M	90	29	Lincoln Benefit Life Company	BBB+
74	$500,000	M	90	30	Transamerica Life Insurance Company	AA-
75	$500,000	F	90	30	Transamerica Life Insurance Company	AA-
76	$400,000	F	90	30	Lincoln Benefit Life Company	BBB+
77	$7,500,000	M	90	31	Lincoln National Life Insurance Company	AA-
78	$2,000,000	M	90	32	John Hancock Life Insurance Company (U.S.A.)	AA-
79	$1,500,000	F	90	32	Transamerica Life Insurance Company	AA-
80	$500,000	F	90	32	Transamerica Life Insurance Company	AA-
81	$1,000,000	F	90	32	West Coast Life Insurance Company	AA-
82	$2,000,000	F	90	32	West Coast Life Insurance Company	AA-
83	$1,000,000	F	90	33	Metropolitan Life Insurance Company	AA-
84	$5,000,000	M	90	33	John Hancock Life Insurance Company (U.S.A.)	AA-
85	$800,000	M	90	36	National Western Life Insurance Company	A
86	$100,000	F	90	36	American General Life Insurance Company	A+
87	$100,000	F	90	36	American General Life Insurance Company	A+
88	$4,445,467	M	90	39	Penn Mutual Life Insurance Company	A+
89	$1,000,000	F	90	41	General American Life Insurance Company	AA-
90	$2,500,000	M	90	42	Transamerica Life Insurance Company	AA-
91	$3,600,000	F	90	46	AXA Equitable Life Insurance Company	A+
92	$500,000	F	90	47	Sun Life Assurance Company of Canada (U.S.)	AA-
93	$649,026	F	90	49	Midland National Life Insurance Company	A+

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
94	$1,803,455	F	90	49	Metropolitan Life Insurance Company	AA-
95	$1,529,270	F	90	49	Metropolitan Life Insurance Company	AA-
96	$4,000,000	F	90	51	Transamerica Life Insurance Company	AA-
97	$250,000	M	90	57	Metropolitan Life Insurance Company	AA-
98	$500,000	F	90	59	Metropolitan Life Insurance Company	AA-
99	$1,000,000	F	90	60	Lincoln National Life Insurance Company	AA-
100	$3,000,000	M	90	70	Transamerica Life Insurance Company	AA-
101	$1,000,000	F	89	13	State Farm Life Insurance Company	AA
102	$1,269,017	M	89	15	Hartford Life and Annuity Insurance Company	BBB+
103	$309,000	M	89	16	Transamerica Life Insurance Company	AA-
104	$1,000,000	F	89	20	New York Life Insurance Company	AA+
105	$4,513,823	F	89	22	Accordia Life and Annuity Company	A-
106	$1,000,000	M	89	23	Security Life of Denver Insurance Company	A
107	$250,000	M	89	26	Wilton Reassurance Life Insurance Company	NR
108	$1,000,000	M	89	29	John Hancock Life Insurance Company (U.S.A.)	AA-
109	$2,000,000	M	89	29	John Hancock Life Insurance Company (U.S.A.)	AA-
110	$5,000,000	F	89	32	Transamerica Life Insurance Company	AA-
111	$1,500,000	M	89	36	AXA Equitable Life Insurance Company	A+
112	$6,000,000	F	89	37	Sun Life Assurance Company of Canada (U.S.)	AA-
113	$5,000,000	F	89	46	Lincoln National Life Insurance Company	AA-
114	$1,000,000	F	89	47	Nationwide Life and Annuity Insurance Company	A+
115	$330,000	M	89	48	AXA Equitable Life Insurance Company	A+
116	$175,000	M	89	48	Metropolitan Life Insurance Company	AA-
117	$335,000	M	89	48	Metropolitan Life Insurance Company	AA-
118	$200,000	M	89	49	AIG Life Insurance Company	A+
119	$1,200,000	M	89	51	Transamerica Life Insurance Company	AA-
120	$3,000,000	M	89	53	AXA Equitable Life Insurance Company	A+
121	$1,000,000	M	89	55	AXA Equitable Life Insurance Company	A+
122	$2,000,000	M	89	58	Lincoln National Life Insurance Company	AA-
123	$5,000,000	M	89	59	Lincoln National Life Insurance Company	AA-
124	$500,000	M	89	59	Metropolitan Life Insurance Company	AA-
125	$1,000,000	F	89	65	Security Life of Denver Insurance Company	A
126	$8,500,000	M	89	68	Massachusetts Mutual Life Insurance Company	AA+
127	$2,000,000	M	89	69	Security Life of Denver Insurance Company	A
128	$2,000,000	M	89	69	Security Life of Denver Insurance Company	A
129	$2,000,000	M	89	69	Security Life of Denver Insurance Company	A
130	$209,176	M	89	69	Lincoln National Life Insurance Company	AA-
131	$10,000,000	F	89	74	West Coast Life Insurance Company	AA-
132	$5,000,000	M	89	75	West Coast Life Insurance Company	AA-
133	$1,000,000	M	88	19	John Hancock Life Insurance Company (U.S.A.)	AA-
134	$1,000,000	M	88	22	Massachusetts Mutual Life Insurance Company	AA+
135	$1,000,000	M	88	27	Sun Life Assurance Company of Canada (U.S.)	AA-
136	$2,328,547	M	88	29	Metropolitan Life Insurance Company	AA-
137	$2,000,000	M	88	29	Metropolitan Life Insurance Company	AA-
138	$2,000,000	M	88	31	Lincoln National Life Insurance Company	AA-
139	$4,000,000	M	88	31	Metropolitan Life Insurance Company	AA-
140	$2,000,000	M	88	31	Transamerica Life Insurance Company	AA-
141	$325,000	M	88	31	Lincoln National Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
142	$1,800,000	M	88	33	John Hancock Life Insurance Company (U.S.A.)	AA-
143	$1,000,000	M	88	33	AXA Equitable Life Insurance Company	A+
144	$4,000,000	F	88	34	John Hancock Life Insurance Company (U.S.A.)	AA-
145	$1,425,000	M	88	37	John Hancock Life Insurance Company (U.S.A.)	AA-
146	$284,924	M	88	39	Transamerica Life Insurance Company	AA-
147	$2,000,000	M	88	42	AXA Equitable Life Insurance Company	A+
148	$1,750,000	M	88	42	AXA Equitable Life Insurance Company	A+
149	$3,000,000	F	88	42	Transamerica Life Insurance Company	AA-
150	$1,000,000	F	88	50	AXA Equitable Life Insurance Company	A+
151	$600,000	M	88	54	Ohio National Life Assurance Corporation	A+
152	$1,000,000	F	88	56	Transamerica Life Insurance Company	AA-
153	$750,000	F	88	58	Lincoln National Life Insurance Company	AA-
154	$1,500,000	F	88	58	Lincoln National Life Insurance Company	AA-
155	$400,000	F	88	58	Lincoln National Life Insurance Company	AA-
156	$1,250,000	F	88	58	Lincoln National Life Insurance Company	AA-
157	$200,000	F	88	64	Lincoln National Life Insurance Company	AA-
158	$1,365,000	F	88	71	Transamerica Life Insurance Company	AA-
159	$2,000,000	M	88	73	Transamerica Life Insurance Company	AA-
160	$5,000,000	M	88	74	Security Life of Denver Insurance Company	A
161	$4,000,000	F	88	80	John Hancock Life Insurance Company (U.S.A.)	AA-
162	$1,500,000	F	88	81	Transamerica Life Insurance Company	AA-
163	$500,000	F	87	16	Transamerica Life Insurance Company	AA-
164	$1,500,000	M	87	17	Transamerica Life Insurance Company	AA-
165	$4,000,000	M	87	18	John Hancock Life Insurance Company (U.S.A.)	AA-
166	$2,400,000	M	87	19	Genworth Life Insurance Company	B+
167	$500,000	M	87	24	Genworth Life Insurance Company	B+
168	$1,000,000	F	87	25	Metropolitan Life Insurance Company	AA-
169	$500,000	M	87	28	New England Life Insurance Company	A+
170	$1,000,000	M	87	28	John Hancock Life Insurance Company (U.S.A.)	AA-
171	$1,980,000	M	87	29	New York Life Insurance Company	AA+
172	$2,000,000	M	87	32	Metropolitan Life Insurance Company	AA-
173	$3,000,000	M	87	32	Metropolitan Life Insurance Company	AA-
174	$500,000	M	87	32	Hartford Life and Annuity Insurance Company	BBB+
175	$2,000,000	M	87	34	Metropolitan Life Insurance Company	AA-
176	$1,000,000	M	87	34	Security Life of Denver Insurance Company	A
177	$500,000	M	87	36	Lincoln National Life Insurance Company	AA-
178	$5,000,000	F	87	37	Security Life of Denver Insurance Company	A
179	$1,000,000	M	87	37	Hartford Life and Annuity Insurance Company	BBB+
180	$1,000,000	M	87	38	Columbus Life Insurance Company	AA
181	$1,000,000	M	87	40	Lincoln National Life Insurance Company	AA-
182	$450,000	M	87	40	American General Life Insurance Company	A+
183	$1,750,000	M	87	40	American General Life Insurance Company	A+
184	$1,750,000	M	87	40	American General Life Insurance Company	A+
185	$125,000	M	87	43	Jackson National Life Insurance Company	AA
186	$1,500,000	M	87	43	Voya Retirement Insurance and Annuity Company	A
187	$2,500,000	M	87	44	Metropolitan Life Insurance Company	AA-
188	$1,703,959	M	87	47	Lincoln National Life Insurance Company	AA-
189	$2,500,000	F	87	53	American General Life Insurance Company	A+

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
190	$694,487	M	87	53	Lincoln National Life Insurance Company	AA-
191	$1,000,000	M	87	54	John Hancock Life Insurance Company (U.S.A.)	AA-
192	$5,000,000	M	87	58	Security Life of Denver Insurance Company	A
193	$1,000,000	F	87	61	John Hancock Life Insurance Company (U.S.A.)	AA-
194	$3,000,000	F	87	61	Sun Life Assurance Company of Canada (U.S.)	AA-
195	$2,000,000	F	87	62	AXA Equitable Life Insurance Company	A+
196	$2,000,000	F	87	64	John Hancock Life Insurance Company (U.S.A.)	AA-
197	$4,000,000	F	87	64	Reliastar Life Insurance Company	A
198	$3,000,000	M	87	66	Transamerica Life Insurance Company	AA-
199	$5,000,000	F	87	69	American General Life Insurance Company	A+
200	$1,500,000	M	87	71	AXA Equitable Life Insurance Company	A+
201	$300,000	F	87	72	Accordia Life and Annuity Company	A-
202	$2,000,000	F	87	75	Lincoln Benefit Life Company	BBB+
203	$3,500,000	F	87	76	Lincoln Benefit Life Company	BBB+
204	$1,500,000	F	87	103	Lincoln Benefit Life Company	BBB+
205	$500,000	M	86	6	Great Southern Life Insurance Company	NR
206	$250,000	M	86	9	Midland National Life Insurance Company	A+
207	$3,000,000	F	86	28	AXA Equitable Life Insurance Company	A+
208	$400,000	M	86	29	Transamerica Life Insurance Company	AA-
209	$250,000	M	86	31	Transamerica Life Insurance Company	AA-
210	$1,275,000	M	86	33	General American Life Insurance Company	AA-
211	$1,433,572	M	86	33	Security Mutual Life Insurance Company of NY	NR
212	$5,000,000	M	86	35	AXA Equitable Life Insurance Company	A+
213	$1,000,000	M	86	37	Metropolitan Life Insurance Company	AA-
214	$850,000	M	86	37	American General Life Insurance Company	A+
215	$2,500,000	M	86	39	AXA Equitable Life Insurance Company	A+
216	$3,000,000	M	86	39	Lincoln National Life Insurance Company	AA-
217	$300,000	M	86	39	New England Life Insurance Company	A+
218	$1,800,000	F	86	39	Lincoln National Life Insurance Company	AA-
219	$2,247,450	F	86	39	Transamerica Life Insurance Company	AA-
220	$450,000	M	86	40	North American Company for Life and Health Insurance	A+
221	$3,000,000	M	86	40	Metropolitan Life Insurance Company	AA-
222	$1,000,000	M	86	40	Texas Life Insurance Company	NR
223	$2,000,000	M	86	41	National Life Insurance Company	A+
224	$3,500,000	M	86	42	Pacific Life Insurance Company	AA-
225	$2,500,000	M	86	42	AXA Equitable Life Insurance Company	A+
226	$10,000,000	M	86	45	Lincoln National Life Insurance Company	AA-
227	$3,000,000	F	86	45	Metropolitan Life Insurance Company	AA-
228	$2,000,000	F	86	51	New York Life Insurance Company	AA+
229	$2,000,000	M	86	52	American National Insurance Company	A
230	$250,000	M	86	55	Voya Retirement Insurance and Annuity Company	A
231	$750,000	M	86	63	West Coast Life Insurance Company	AA-
232	$340,000	F	86	63	Jackson National Life Insurance Company	AA
233	$1,000,000	M	86	66	Lincoln National Life Insurance Company	AA-
234	$2,275,000	M	86	68	Reliastar Life Insurance Company	A
235	$1,500,000	M	86	69	Lincoln National Life Insurance Company	AA-
236	$2,000,000	M	86	70	Pacific Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
237	$3,500,000	F	86	72	AXA Equitable Life Insurance Company	A+
238	$5,000,000	M	86	73	Lincoln National Life Insurance Company	AA-
239	$500,000	F	86	73	Metropolitan Life Insurance Company	AA-
240	$600,000	M	86	75	AXA Equitable Life Insurance Company	A+
241	$7,600,000	F	86	75	Transamerica Life Insurance Company	AA-
242	$7,600,000	M	86	76	Transamerica Life Insurance Company	AA-
243	$5,000,000	F	86	76	AXA Equitable Life Insurance Company	A+
244	$1,000,000	F	86	77	West Coast Life Insurance Company	AA-
245	$8,500,000	M	86	78	John Hancock Life Insurance Company (U.S.A.)	AA-
246	$3,250,000	F	86	78	Metropolitan Life Insurance Company	AA-
247	$3,075,000	F	86	78	Metropolitan Life Insurance Company	AA-
248	$500,000	M	86	79	Metropolitan Life Insurance Company	AA-
249	$300,000	F	86	82	AXA Equitable Life Insurance Company	A+
250	$500,000	F	86	82	AXA Equitable Life Insurance Company	A+
251	$1,000,000	F	86	86	Reliastar Life Insurance Company	A
252	$4,200,000	F	86	93	Transamerica Life Insurance Company	AA-
253	$2,147,816	F	86	94	John Hancock Life Insurance Company (U.S.A.)	AA-
254	$6,000,000	F	86	101	American General Life Insurance Company	A+
255	$10,000,000	M	86	101	Pacific Life Insurance Company	AA-
256	$2,300,000	M	85	16	American General Life Insurance Company	A+
257	$350,000	M	85	20	Jackson National Life Insurance Company	AA
258	$3,000,000	M	85	23	U.S. Financial Life Insurance Company	NR
259	$500,000	M	85	29	New York Life Insurance Company	AA+
260	$500,000	M	85	29	New York Life Insurance Company	AA+
261	$75,000	M	85	31	Fidelity and Guaranty Insurance Company	BBB-
262	$1,000,000	M	85	31	American General Life Insurance Company	A+
263	$80,000	F	85	37	Protective Life Insurance Company	AA-
264	$325,000	M	85	42	Genworth Life and Annuity Insurance Company	B+
265	$175,000	M	85	42	Genworth Life and Annuity Insurance Company	B+
266	$1,900,000	M	85	44	American National Insurance Company	A
267	$1,000,000	M	85	47	Hartford Life and Annuity Insurance Company	BBB+
268	$1,000,000	M	85	47	Jackson National Life Insurance Company	AA
269	$1,000,000	M	85	48	Lincoln National Life Insurance Company	AA-
270	$600,000	M	85	49	Massachusetts Mutual Life Insurance Company	AA+
271	$2,400,000	M	85	49	Phoenix Life Insurance Company	BB
272	$385,000	M	85	50	Metropolitan Life Insurance Company	AA-
273	$500,000	M	85	50	Metropolitan Life Insurance Company	AA-
274	$10,000,000	M	85	51	Lincoln National Life Insurance Company	AA-
275	$4,500,000	M	85	51	AXA Equitable Life Insurance Company	A+
276	$900,000	M	85	51	Hartford Life and Annuity Insurance Company	BBB+
277	$2,500,000	F	85	51	Reliastar Life Insurance Company	A
278	$200,000	M	85	52	John Hancock Life Insurance Company (U.S.A.)	AA-
279	$5,000,000	M	85	54	Transamerica Life Insurance Company	AA-
280	$1,000,000	F	85	54	American General Life Insurance Company	A+
281	$750,000	M	85	55	John Hancock Life Insurance Company (U.S.A.)	AA-
282	$5,000,000	M	85	56	Transamerica Life Insurance Company	AA-
283	$10,000,000	M	85	60	AXA Equitable Life Insurance Company	A+

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
284	$402,500	M	85	61	John Hancock Life Insurance Company (U.S.A.)	AA-
285	$750,000	M	85	65	AXA Equitable Life Insurance Company	A+
286	$120,000	F	85	68	Lincoln National Life Insurance Company	AA-
287	$77,000	F	85	68	Lincoln National Life Insurance Company	AA-
288	$3,500,000	M	85	68	AXA Equitable Life Insurance Company	A+
289	$1,000,000	M	85	72	Hartford Life and Annuity Insurance Company	BBB+
290	$700,000	M	85	77	Hartford Life and Annuity Insurance Company	BBB+
291	$5,000,000	M	85	77	Lincoln National Life Insurance Company	AA-
292	$5,000,000	M	85	79	Banner Life Insurance Company	AA-
293	$500,000	F	85	80	AXA Equitable Life Insurance Company	A+
294	$10,000,310	F	85	80	Security Life of Denver Insurance Company	A
295	$2,214,691	F	85	80	Security Life of Denver Insurance Company	A
296	$5,000,000	M	85	85	American General Life Insurance Company	A+
297	$2,000,000	F	85	86	Lincoln National Life Insurance Company	AA-
298	$1,000,000	M	85	86	Lincoln National Life Insurance Company	AA-
299	$1,995,000	F	85	87	Transamerica Life Insurance Company	AA-
300	$838,529	M	85	98	Transamerica Life Insurance Company	AA-
301	$850,000	F	85	103	Transamerica Life Insurance Company	AA-
302	$6,217,200	F	85	104	Phoenix Life Insurance Company	BB
303	$1,000,000	M	84	37	American General Life Insurance Company	A+
304	$500,000	M	84	43	West Coast Life Insurance Company	AA-
305	$3,000,000	M	84	45	Protective Life Insurance Company	AA-
306	$1,500,000	M	84	45	American General Life Insurance Company	A+
307	$1,500,000	M	84	48	Lincoln Benefit Life Company	BBB+
308	$350,000	M	84	49	Lincoln National Life Insurance Company	AA-
309	$2,000,000	M	84	50	Ohio National Life Assurance Corporation	A+
310	$1,000,000	M	84	50	Ohio National Life Assurance Corporation	A+
311	$2,000,000	M	84	50	John Hancock Life Insurance Company (U.S.A.)	AA-
312	$300,000	F	84	54	Hartford Life and Annuity Insurance Company	BBB+
313	$5,000,000	F	84	54	Transamerica Life Insurance Company	AA-
314	$5,000,000	F	84	56	Security Mutual Life Insurance Company of NY	NR
315	$1,000,000	M	84	58	Security Mutual Life Insurance Company of NY	NR
316	$10,000,000	M	84	58	New York Life Insurance Company	AA+
317	$5,000,000	M	84	61	AXA Equitable Life Insurance Company	A+
318	$2,000,000	M	84	63	New York Life Insurance Company	AA+
319	$1,600,000	M	84	63	John Hancock Life Insurance Company (U.S.A.)	AA-
320	$1,700,000	M	84	63	John Hancock Life Insurance Company (U.S.A.)	AA-
321	$2,000,000	F	84	64	Lincoln National Life Insurance Company	AA-
322	$7,000,000	M	84	65	Genworth Life Insurance Company	B+
323	$1,000,000	F	84	69	Lincoln National Life Insurance Company	AA-
324	$1,500,000	M	84	73	General American Life Insurance Company	AA-
325	$417,300	M	84	77	Jackson National Life Insurance Company	AA
326	$3,000,000	M	84	78	John Hancock Life Insurance Company (U.S.A.)	AA-
327	$2,000,000	F	84	81	Transamerica Life Insurance Company	AA-
328	$10,000,000	M	84	82	Pacific Life Insurance Company	AA-
329	$10,000,000	M	84	91	John Hancock Life Insurance Company (U.S.A.)	AA-
330	$550,000	M	84	93	Genworth Life Insurance Company	B+

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
331	$250,000	M	84	117	Reliastar Life Insurance Company	A
332	$1,000,000	M	84	128	Reliastar Life Insurance Company	A
333	$2,000,000	M	83	16	Metropolitan Life Insurance Company	AA-
334	$240,000	M	83	25	Lincoln National Life Insurance Company	AA-
335	$600,000	M	83	33	Lincoln National Life Insurance Company	AA-
336	$1,700,000	M	83	43	Lincoln National Life Insurance Company	AA-
337	$170,000	F	83	44	Reliastar Life Insurance Company	A
338	$10,000,000	F	83	46	Transamerica Life Insurance Company	AA-
339	$1,210,000	M	83	46	Lincoln National Life Insurance Company	AA-
340	$3,000,000	F	83	47	AXA Equitable Life Insurance Company	A+
341	$3,000,000	F	83	47	AXA Equitable Life Insurance Company	A+
342	$1,000,000	M	83	47	AXA Equitable Life Insurance Company	A+
343	$750,000	M	83	48	Security Life of Denver Insurance Company	A
344	$10,000,000	M	83	49	Hartford Life and Annuity Insurance Company	BBB+
345	$1,680,000	F	83	49	AXA Equitable Life Insurance Company	A+
346	$1,000,000	M	83	58	AXA Equitable Life Insurance Company	A+
347	$1,750,000	M	83	62	AXA Equitable Life Insurance Company	A+
348	$3,500,000	M	83	64	Metropolitan Life Insurance Company	AA-
349	$50,000	M	83	64	Transamerica Life Insurance Company	AA-
350	$8,000,000	M	83	64	AXA Equitable Life Insurance Company	A+
351	$5,000,000	M	83	67	AXA Equitable Life Insurance Company	A+
352	$2,000,000	F	83	69	Pacific Life Insurance Company	AA-
353	$850,000	F	83	76	Zurich Life Insurance Company	A
354	$1,250,000	M	83	78	Metropolitan Life Insurance Company	AA-
355	$700,000	M	83	79	Banner Life Insurance Company	AA-
356	$6,000,000	M	83	81	Transamerica Life Insurance Company	AA-
357	$250,000	F	83	81	Accordia Life and Annuity Company	A-
358	$320,987	F	83	84	John Hancock Life Insurance Company (U.S.A.)	AA-
359	$3,000,000	F	83	84	West Coast Life Insurance Company	AA-
360	$3,528,958	F	83	85	Lincoln National Life Insurance Company	AA-
361	$250,000	M	83	87	American General Life Insurance Company	A+
362	$785,000	M	83	92	Pacific Life Insurance Company	AA-
363	$3,000,000	M	83	94	John Hancock Life Insurance Company (U.S.A.)	AA-
364	$3,000,000	M	83	101	Principal Life Insurance Company	A+
365	$218,362	M	83	108	Lincoln National Life Insurance Company	AA-
366	$2,502,000	M	83	122	Transamerica Life Insurance Company	AA-
367	$500,000	M	82	32	Transamerica Life Insurance Company	AA-
368	$200,000	M	82	33	Pruco Life Insurance Company	AA-
369	$500,000	M	82	35	Genworth Life and Annuity Insurance Company	B+
370	$130,000	M	82	36	Genworth Life Insurance Company	B+
371	$3,000,000	M	82	39	Pacific Life Insurance Company	AA-
372	$3,000,000	M	82	39	Minnesota Life Insurance Company	A+
373	$3,000,000	M	82	39	Pruco Life Insurance Company	AA-
374	$200,000	M	82	39	Lincoln National Life Insurance Company	AA-
375	$200,000	M	82	48	Kansas City Life Insurance Company	NR
376	$200,000	M	82	54	Protective Life Insurance Company	AA-
377	$150,000	M	82	54	Protective Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
378	$150,000	M	82	54	Protective Life Insurance Company	AA-
379	$350,000	M	82	54	Lincoln National Life Insurance Company	AA-
380	$2,000,000	F	82	56	Transamerica Life Insurance Company	AA-
381	$1,500,000	F	82	57	Protective Life Insurance Company	AA-
382	$800,000	M	82	59	North American Company for Life And Health Insurance	A+
383	$687,006	M	82	61	The State Life Insurance Company	AA-
384	$2,000,000	M	82	62	Metropolitan Life Insurance Company	AA-
385	$2,000,000	M	82	62	Metropolitan Life Insurance Company	AA-
386	$4,000,000	M	82	62	Lincoln National Life Insurance Company	AA-
387	$300,000	F	82	63	Columbus Life Insurance Company	AA
388	$100,000	M	82	65	Prudential Insurance Company of America	AA-
389	$7,000,000	M	82	67	Lincoln Benefit Life Company	BBB+
390	$1,000,000	F	82	68	Lincoln Benefit Life Company	BBB+
391	$1,000,000	M	82	72	Penn Mutual Life Insurance Company	A+
392	$180,000	F	82	73	Midland National Life Insurance Company	A+
393	$4,000,000	M	82	74	Lincoln National Life Insurance Company	AA-
394	$250,000	M	82	75	AXA Equitable Life Insurance Company	A+
395	$1,187,327	M	82	75	Transamerica Life Insurance Company	AA-
396	$5,000,000	M	82	77	Pacific Life Insurance Company	AA-
397	$5,000,000	M	82	77	Pacific Life Insurance Company	AA-
398	$2,000,000	M	82	77	Transamerica Life Insurance Company	AA-
399	$300,000	F	82	78	Metropolitan Life Insurance Company	AA-
400	$1,000,000	M	82	79	John Hancock Life Insurance Company (U.S.A.)	AA-
401	$3,000,000	M	82	79	Reliastar Life Insurance Company	A
402	$8,000,000	F	82	86	John Hancock Life Insurance Company (U.S.A.)	AA-
403	$5,000,000	M	82	86	John Hancock Life Insurance Company (U.S.A.)	AA-
404	$4,300,000	F	82	89	American National Insurance Company	A
405	$100,000	M	82	90	Protective Life Insurance Company	AA-
406	$6,000,000	M	82	93	AXA Equitable Life Insurance Company	A+
407	$2,500,000	M	82	98	AXA Equitable Life Insurance Company	A+
408	$2,500,000	M	82	98	AXA Equitable Life Insurance Company	A+
409	$5,500,000	M	82	100	Metropolitan Life Insurance Company	AA-
410	$6,000,000	M	82	101	AXA Equitable Life Insurance Company	A+
411	$8,000,000	M	82	104	Metropolitan Life Insurance Company	AA-
412	$2,500,000	M	82	104	West Coast Life Insurance Company	AA-
413	$5,000,000	M	82	107	Principal Life Insurance Company	A+
414	$1,000,000	M	82	118	Protective Life Insurance Company	AA-
415	$1,029,871	M	82	118	Principal Life Insurance Company	A+
416	$3,000,000	M	82	121	Metropolitan Life Insurance Company	AA-
417	$500,000	M	82	123	Transamerica Life Insurance Company	AA-
418	$95,000	M	81	27	North American Company for Life and Health Insurance	A+
419	$325,000	M	81	27	American General Life Insurance Company	A+
420	$5,000,000	M	81	41	John Hancock Life Insurance Company (U.S.A.)	AA-
421	$1,009,467	M	81	41	John Hancock Life Insurance Company (U.S.A.)	AA-
422	$4,000,000	M	81	49	Metropolitan Life Insurance Company	AA-
423	$100,000	M	81	49	North American Company for Life And Health Insurance	A+

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
424	$750,000	M	81	52	Lincoln National Life Insurance Company	AA-
425	$476,574	M	81	54	Transamerica Life Insurance Company	AA-
426	$250,000	M	81	55	United of Omaha Life Insurance Company	AA-
427	$1,000,000	M	81	60	Ameritas Life Insurance Corporation	A+
428	$2,000,000	M	81	60	Metropolitan Life Insurance Company	AA-
429	$1,358,500	M	81	60	Metropolitan Life Insurance Company	AA-
430	$500,000	M	81	61	American General Life Insurance Company	A+
431	$5,000,000	M	81	61	John Hancock Life Insurance Company (U.S.A.)	AA-
432	$6,500,000	M	81	64	Pacific Life Insurance Company	AA-
433	$1,000,000	M	81	65	Transamerica Life Insurance Company	AA-
434	$1,000,000	M	81	67	Lincoln National Life Insurance Company	AA-
435	$5,000,000	M	81	70	John Hancock Life Insurance Company (U.S.A.)	AA-
436	$150,000	M	81	72	MetLife Insurance Company USA	AA-
437	$2,250,000	M	81	75	Massachusetts Mutual Life Insurance Company	AA+
438	$1,000,000	M	81	76	Sun Life Assurance Company of Canada (U.S.)	AA-
439	$3,000,000	M	81	76	Principal Life Insurance Company	A+
440	$200,000	M	81	79	Lincoln National Life Insurance Company	AA-
441	$800,000	F	81	80	Prudential Insurance Company of America	AA-
442	$3,601,500	M	81	82	Transamerica Life Insurance Company	AA-
443	$1,000,000	M	81	82	Massachusetts Mutual Life Insurance Company	AA+
444	$1,000,000	M	81	83	Lincoln National Life Insurance Company	AA-
445	$1,445,000	F	81	84	AXA Equitable Life Insurance Company	A+
446	$1,500,000	F	81	84	AXA Equitable Life Insurance Company	A+
447	$500,000	M	81	90	Transamerica Life Insurance Company	AA-
448	$1,000,000	M	81	90	Metropolitan Life Insurance Company	AA-
449	$5,000,000	F	81	96	Reliastar Life Insurance Company	A
450	$6,000,000	M	81	97	AXA Equitable Life Insurance Company	A+
451	$6,799,139	M	81	99	AXA Equitable Life Insurance Company	A+
452	$1,000,000	M	81	101	Transamerica Life Insurance Company	AA-
453	$800,000	M	81	101	Columbus Life Insurance Company	AA
454	$1,000,000	F	81	102	John Hancock Life Insurance Company (U.S.A.)	AA-
455	$775,000	M	81	103	Lincoln National Life Insurance Company	AA-
456	$1,000,000	M	81	108	Prudential Insurance Company of America	AA-
457	$750,000	M	81	115	John Hancock Life Insurance Company (U.S.A.)	AA-
458	$1,000,000	M	81	122	Metropolitan Life Insurance Company	AA-
459	$2,000,000	M	81	124	AXA Equitable Life Insurance Company	A+
460	$70,000	M	80	34	Pioneer Mutual Life Insurance Company	NR
461	$2,000,000	F	80	41	Transamerica Life Insurance Company	AA-
462	$100,000	M	80	44	AXA Equitable Life Insurance Company	A+
463	$1,750,000	M	80	47	John Hancock Life Insurance Company (U.S.A.)	AA-
464	$500,000	M	80	51	John Hancock Life Insurance Company (U.S.A.)	AA-
465	$300,000	M	80	58	Lincoln National Life Insurance Company	AA-
466	$929,975	M	80	58	Lincoln National Life Insurance Company	AA-
467	$550,000	M	80	61	Pruco Life Insurance Company	AA-
468	$300,000	M	80	61	Pruco Life Insurance Company	AA-
469	$300,000	M	80	62	Lincoln National Life Insurance Company	AA-
470	$3,000,000	M	80	66	American General Life Insurance Company	A+
471	$3,000,000	F	80	69	New York Life Insurance Company	AA+
472	$4,000,000	F	80	74	Transamerica Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
473	$5,000,000	M	80	75	Transamerica Life Insurance Company	AA-
474	$1,250,000	M	80	78	AXA Equitable Life Insurance Company	A+
475	$800,000	M	80	79	Minnesota Life Insurance Company	A+
476	$450,000	F	80	80	Lincoln National Life Insurance Company	AA-
477	$2,500,000	M	80	82	Massachusetts Mutual Life Insurance Company	AA+
478	$2,500,000	M	80	82	Massachusetts Mutual Life Insurance Company	AA+
479	$2,000,000	M	80	82	Lincoln National Life Insurance Company	AA-
480	$2,000,000	M	80	82	Lincoln National Life Insurance Company	AA-
481	$1,220,000	M	80	87	Reliastar Life Insurance Company of New York	A
482	$1,200,000	F	80	92	AXA Equitable Life Insurance Company	A+
483	$1,000,000	M	80	94	Metropolitan Life Insurance Company	AA-
484	$750,000	M	80	96	General American Life Insurance Company	AA-
485	$1,000,000	M	80	102	Principal Life Insurance Company	A+
486	$1,500,000	M	80	108	John Hancock Life Insurance Company (U.S.A.)	AA-
487	$500,000	F	80	111	Columbus Life Insurance Company	AA
488	$500,000	M	80	115	Prudential Insurance Company of America	AA-
489	$5,000,000	M	80	116	Lincoln National Life Insurance Company	AA-
490	$500,000	F	80	121	Ohio National Life Assurance Corporation	A+
491	$4,000,000	M	80	127	John Hancock Life Insurance Company (U.S.A.)	AA-
492	$323,027	F	80	139	Lincoln National Life Insurance Company	AA-
493	$6,250,000	M	80	170	John Hancock Life Insurance Company (U.S.A.)	AA-
494	$6,805,007	M	80	184	Metropolitan Life Insurance Company	AA-
495	$50,000	M	79	30	Lincoln National Life Insurance Company	AA-
496	$100,000	M	79	37	Time Insurance Company	NR
497	$4,000,000	M	79	53	Massachusetts Mutual Life Insurance Company	AA+
498	$1,000,000	F	79	58	John Hancock Life Insurance Company (U.S.A.)	AA-
499	$300,000	M	79	60	Penn Mutual Life Insurance Company	A+
500	$2,840,000	M	79	62	Transamerica Life Insurance Company	AA-
501	$600,000	M	79	67	Protective Life Insurance Company	AA-
502	$490,620	M	79	70	Ameritas Life Insurance Corporation	A+
503	$750,000	M	79	70	North American Company for Life and Health Insurance	A+
504	$1,000,000	M	79	70	John Hancock Life Insurance Company (U.S.A.)	AA-
505	$500,000	M	79	70	North American Company for Life and Health Insurance	A+
506	$5,000,000	F	79	79	John Hancock Life Insurance Company (U.S.A.)	AA-
507	$1,000,000	M	79	86	Accordia Life and Annuity Company	A-
508	$2,000,000	M	79	87	Genworth Life Insurance Company	B+
509	$350,000	M	79	93	AXA Equitable Life Insurance Company	A+
510	$600,000	M	79	93	AXA Equitable Life Insurance Company	A+
511	$220,000	M	79	94	Lincoln National Life Insurance Company	AA-
512	$260,000	M	79	94	Lincoln National Life Insurance Company	AA-
513	$200,000	M	79	99	Prudential Insurance Company of America	AA-
514	$5,000,000	M	79	100	Lincoln National Life Insurance Company	AA-
515	$400,000	M	79	100	John Hancock Life Insurance Company (U.S.A.)	AA-
516	$2,000,000	M	79	101	Transamerica Life Insurance Company	AA-
517	$7,000,000	F	79	103	Pacific Life Insurance Company	AA-
518	$1,000,000	F	79	110	John Hancock Life Insurance Company (U.S.A.)	AA-

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
519	$1,200,000	F	79	113	Athene Annuity & Life Assurance Company	A-
520	$250,000	M	79	115	Accordia Life and Annuity Company	A-
521	$200,000	F	79	126	West Coast Life Insurance Company	AA-
522	$100,946	F	79	141	Genworth Life and Annuity Insurance Company	B+
523	$3,000,000	M	78	43	Accordia Life and Annuity Company	A-
524	$5,000,000	M	78	46	West Coast Life Insurance Company	AA-
525	$2,000,000	M	78	49	Athene Annuity & Life Assurance Company	A-
526	$1,000,000	M	78	66	Metropolitan Life Insurance Company	AA-
527	$1,000,000	M	78	67	Pacific Life Insurance Company	AA-
528	$5,000,000	M	78	70	Lincoln Benefit Life Company	BBB+
529	$1,000,000	M	78	77	Transamerica Life Insurance Company	AA-
530	$3,000,000	M	78	79	Pruco Life Insurance Company	AA-
531	$730,000	M	78	83	Transamerica Life Insurance Company	AA-
532	$500,000	M	78	84	AXA Equitable Life Insurance Company	A+
533	$250,000	M	78	86	Midland National Life Insurance Company	A+
534	$3,000,000	M	78	86	Protective Life Insurance Company	AA-
535	$1,000,000	M	78	86	Athene Annuity & Life Assurance Company of New York	A-
536	$150,000	M	78	88	Genworth Life Insurance Company	B+
537	$3,000,000	F	78	88	John Hancock Life Insurance Company (U.S.A.)	AA-
538	$854,980	M	78	90	John Hancock Life Insurance Company (U.S.A.)	AA-
539	$1,000,000	M	78	99	Transamerica Life Insurance Company	AA-
540	$2,000,000	F	78	101	Accordia Life and Annuity Company	A-
541	$1,000,000	M	78	109	Security Life of Denver Insurance Company	A
542	$1,000,000	F	78	113	American General Life Insurance Company	A+
543	$10,000,000	M	78	114	AXA Equitable Life Insurance Company	A+
544	$5,000,000	M	78	117	AXA Equitable Life Insurance Company	A+
545	$1,100,000	M	78	120	Accordia Life and Annuity Company	A-
546	$2,500,000	M	78	121	John Hancock Life Insurance Company (U.S.A.)	AA-
547	$2,500,000	M	78	121	John Hancock Life Insurance Company (U.S.A.)	AA-
548	$2,200,000	F	78	121	Reliastar Life Insurance Company	A
549	$250,000	M	78	122	West Coast Life Insurance Company	AA-
550	$5,000,000	M	78	123	Massachusetts Mutual Life Insurance Company	AA+
551	$5,000,000	M	78	123	Massachusetts Mutual Life Insurance Company	AA+
552	$1,400,000	F	78	124	John Hancock Life Insurance Company (U.S.A.)	AA-
553	$1,000,000	M	78	129	AXA Equitable Life Insurance Company	A+
554	$1,000,000	M	78	129	AXA Equitable Life Insurance Company	A+
555	$5,000,000	M	78	130	Pruco Life Insurance Company	AA-
556	$500,000	F	78	136	Accordia Life and Annuity Company	A-
557	$7,097,434	M	78	139	Lincoln National Life Insurance Company	AA-
558	$2,000,000	F	78	148	Lincoln National Life Insurance Company	AA-
559	$750,000	M	77	19	North American Company for Life And Health Insurance	A+
560	$300,000	M	77	27	Lincoln National Life Insurance Company	AA-
561	$100,000	M	77	43	AXA Equitable Life Insurance Company	A+
562	$200,000	M	77	55	Metropolitan Life Insurance Company	AA-
563	$100,000	M	77	55	Metropolitan Life Insurance Company	AA-
564	$1,500,000	M	77	56	Security Life of Denver Insurance Company	A

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
565	$200,000	M	77	56	Reliastar Life Insurance Company	A
566	$6,500,000	F	77	59	General American Life Insurance Company	AA-
567	$3,172,397	M	77	60	Pacific Life Insurance Company	AA-
568	$500,000	M	77	61	American General Life Insurance Company	A+
569	$750,000	F	77	67	Delaware Life Insurance Company	BBB+
570	$1,000,000	M	77	74	Lincoln National Life Insurance Company	AA-
571	$500,000	M	77	76	AIG Life Insurance Company	A+
572	$500,000	M	77	78	AXA Equitable Life Insurance Company	A+
573	$8,000,000	M	77	81	Metropolitan Life Insurance Company	AA-
574	$250,000	M	77	82	Lincoln Benefit Life Company	BBB+
575	$1,000,000	M	77	87	General American Life Insurance Company	AA-
576	$355,700	M	77	91	Security Life of Denver Insurance Company	A
577	$3,000,000	F	77	95	General American Life Insurance Company	AA-
578	$3,000,000	M	77	96	John Hancock Life Insurance Company (U.S.A.)	AA-
579	$5,000,000	M	77	96	John Hancock Life Insurance Company (U.S.A.)	AA-
580	$750,000	M	77	96	Protective Life Insurance Company	AA-
581	$100,000	M	77	102	Transamerica Life Insurance Company	AA-
582	$1,000,000	M	77	109	Transamerica Life Insurance Company	AA-
583	$1,000,000	M	77	115	Genworth Life and Annuity Insurance Company	B+
584	$300,000	F	77	119	Minnesota Life Insurance Company	A+
585	$5,004,704	M	77	120	American General Life Insurance Company	A+
586	$10,000,000	F	77	121	Reliastar Life Insurance Company	A
587	$4,000,000	F	77	125	American General Life Insurance Company	A+
588	$2,000,000	M	77	133	John Hancock Life Insurance Company (U.S.A.)	AA-
589	$1,000,000	F	77	136	John Hancock Life Insurance Company (U.S.A.)	AA-
590	$3,000,000	F	77	137	Security Life of Denver Insurance Company	A
591	$1,000,000	M	77	141	Security Mutual Life Insurance Company of NY	NR
592	$7,500,000	F	77	159	Security Life of Denver Insurance Company	A
593	$500,000	M	76	29	Midland National Life Insurance Company	A+
594	$172,245	F	76	44	Symetra Life Insurance Company	A
595	$600,000	M	76	57	United of Omaha Life Insurance Company	AA-
596	$250,000	M	76	61	Genworth Life and Annuity Insurance Company	B+
597	$3,000,000	M	76	62	AXA Equitable Life Insurance Company	A+
598	$300,000	M	76	66	AIG Life Insurance Company	A+
599	$400,000	M	76	69	Protective Life Insurance Company	AA-
600	$667,738	M	76	72	MONY Life Insurance Company of America	A+
601	$500,000	M	76	75	Protective Life Insurance Company	AA-
602	$300,000	M	76	79	Aviva Life and Annuity Company	NR
603	$1,000,000	M	76	80	Security Life of Denver Insurance Company	A
604	$500,000	M	76	82	Delaware Life Insurance Company	BBB+
605	$1,000,000	M	76	86	Transamerica Life Insurance Company	AA-
606	$100,000	M	76	87	AXA Equitable Life Insurance Company	A+
607	$190,000	M	76	90	Protective Life Insurance Company	AA-
608	$500,000	M	76	92	United of Omaha Life Insurance Company	AA-
609	$2,000,000	M	76	93	Protective Life Insurance Company	AA-
610	$1,500,000	M	76	93	Protective Life Insurance Company	AA-
611	$4,000,000	M	76	95	Security Mutual Life Insurance Company of NY	NR
612	$800,000	M	76	102	Lincoln National Life Insurance Company	AA-
613	$415,000	M	76	102	AIG Life Insurance Company	A+

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
614	$89,626	F	76	104	Union Central Life Insurance Company	NR
615	$2,000,000	M	76	107	Pruco Life Insurance Company	AA-
616	$370,000	F	76	112	Minnesota Life Insurance Company	A+
617	$5,000,000	M	76	116	AIG Life Insurance Company	A+
618	$8,000,000	F	76	117	West Coast Life Insurance Company	AA-
619	$1,000,000	M	76	125	John Hancock Life Insurance Company (U.S.A.)	AA-
620	$1,000,000	F	76	129	Companion Life Insurance Company	NR
621	$100,000	M	76	129	Genworth Life Insurance Company	B+
622	$100,000	M	76	137	Protective Life Insurance Company	AA-
623	$250,000	F	76	141	AXA Equitable Life Insurance Company	A+
624	$1,000,000	M	76	149	North American Company for Life And Health Insurance	A+
625	$2,000,072	M	76	153	American General Life Insurance Company	A+
626	$4,547,770	F	76	161	Principal Life Insurance Company	A+
627	$2,000,000	M	76	171	American General Life Insurance Company	A+
628	$100,000	M	75	31	Voya Retirement Insurance and Annuity Company	A
629	$500,000	M	75	50	William Penn Life Insurance Company of New York	AA-
630	$1,150,000	M	75	54	Penn Mutual Life Insurance Company	A+
631	$800,000	M	75	73	Commonwealth Annuity and Life Insurance Company	A-
632	$150,000	M	75	91	Genworth Life Insurance Company	B+
633	$100,000	M	75	91	Transamerica Life Insurance Company	AA-
634	$2,500,000	M	75	91	John Hancock Life Insurance Company (U.S.A.)	AA-
635	$2,500,000	M	75	93	American General Life Insurance Company	A+
636	$1,000,000	M	75	94	John Hancock Life Insurance Company (U.S.A.)	AA-
637	$2,000,000	M	75	96	Phoenix Life Insurance Company	BB
638	$3,042,627	M	75	97	Massachusetts Mutual Life Insurance Company	AA+
639	$3,000,000	M	75	99	Transamerica Life Insurance Company	AA-
640	$500,000	M	75	99	New York Life Insurance Company	AA+
641	$500,000	M	75	99	New York Life Insurance Company	AA+
642	$184,000	M	75	101	Protective Life Insurance Company	AA-
643	$450,000	M	75	105	Jackson National Life Insurance Company	AA
644	$1,000,000	F	75	107	United of Omaha Life Insurance Company	AA-
645	$1,841,877	M	75	107	Metropolitan Life Insurance Company	AA-
646	$1,000,000	M	75	108	John Hancock Life Insurance Company (U.S.A.)	AA-
647	$1,500,000	M	75	108	John Hancock Life Insurance Company (U.S.A.)	AA-
648	$800,000	M	75	109	John Hancock Life Insurance Company (U.S.A.)	AA-
649	$750,000	M	75	113	Midland National Life Insurance Company	A+
650	$1,500,000	M	75	113	Lincoln National Life Insurance Company	AA-
651	$1,500,000	M	75	113	Lincoln National Life Insurance Company	AA-
652	$1,500,000	M	75	113	Lincoln National Life Insurance Company	AA-
653	$1,500,000	M	75	114	American General Life Insurance Company	A+
654	$1,500,000	M	75	114	American General Life Insurance Company	A+
655	$500,000	M	75	122	Pruco Life Insurance Company	AA-
656	$2,500,000	M	75	124	Banner Life Insurance Company	AA-
657	$10,000,000	M	75	131	John Hancock Life Insurance Company (U.S.A.)	AA-
658	$750,000	M	75	136	Lincoln Benefit Life Company	BBB+
659	$1,000,000	M	75	137	John Hancock Life Insurance Company (U.S.A.)	AA-
660	$8,600,000	M	75	138	AXA Equitable Life Insurance Company	A+

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
661	$485,000	M	75	139	Metropolitan Life Insurance Company	AA-
662	$1,784,686	M	75	140	Transamerica Life Insurance Company	AA-
663	$8,000,000	M	75	154	Metropolitan Life Insurance Company	AA-
664	$250,000	F	75	157	Protective Life Insurance Company	AA-
665	$200,000	M	74	34	First Penn-Pacific Life Insurance Company	A-
666	$1,167,000	M	74	40	Transamerica Life Insurance Company	AA-
667	$267,988	M	74	42	Minnesota Life Insurance Company	A+
668	$95,000	M	74	43	AIG Life Insurance Company	A+
669	$250,000	M	74	58	American General Life Insurance Company	A+
670	$500,000	M	74	68	Phoenix Life Insurance Company	BB
671	$600,000	M	74	74	AXA Equitable Life Insurance Company	A+
672	$500,000	M	74	85	Lincoln National Life Insurance Company	AA-
673	$75,000	F	74	90	American General Life Insurance Company	A+
674	$1,000,000	M	74	90	Accordia Life and Annuity Company	A-
675	$500,000	M	74	94	William Penn Life Insurance Company of New York	AA-
676	$100,000	M	74	97	Protective Life Insurance Company	AA-
677	$1,500,000	M	74	97	Metropolitan Life Insurance Company	AA-
678	$300,000	M	74	99	New England Life Insurance Company	A+
679	$300,000	M	74	103	Protective Life Insurance Company	AA-
680	$2,500,000	M	74	103	Lincoln National Life Insurance Company	AA-
681	$2,500,000	M	74	103	John Hancock Life Insurance Company (U.S.A.)	AA-
682	$230,000	M	74	105	Transamerica Life Insurance Company	AA-
683	$10,000,000	M	74	106	AXA Equitable Life Insurance Company	A+
684	$2,000,000	M	74	108	Voya Retirement Insurance and Annuity Company	A
685	$1,500,000	M	74	108	Voya Retirement Insurance and Annuity Company	A
686	$420,000	M	74	110	RiverSource Life Insurance Company	AA-
687	$500,000	M	74	110	Ameritas Life Insurance Corporation	A+
688	$370,000	M	74	110	Ameritas Life Insurance Corporation	A+
689	$500,000	M	74	114	Protective Life Insurance Company	AA-
690	$500,000	M	74	116	Metropolitan Life Insurance Company	AA-
691	$5,000,000	M	74	117	John Hancock Life Insurance Company (U.S.A.)	AA-
692	$750,000	M	74	117	Security Life of Denver Insurance Company	A
693	$2,000,000	M	74	119	John Hancock Life Insurance Company (U.S.A.)	AA-
694	$4,000,000	M	74	129	MONY Life Insurance Company of America	A+
695	$1,000,000	F	74	130	Reliastar Life Insurance Company	A
696	$1,000,000	F	74	137	Voya Retirement Insurance and Annuity Company	A
697	$500,000	M	74	140	Protective Life Insurance Company	AA-
698	$5,000,000	F	74	145	West Coast Life Insurance Company	AA-
699	$3,500,000	M	74	146	Ameritas Life Insurance Corporation	A+
700	$1,500,000	M	74	146	Ameritas Life Insurance Corporation	A+
701	$695,000	M	74	154	AXA Equitable Life Insurance Company	A+
702	$1,000,000	M	74	161	Banner Life Insurance Company	AA-
703	$190,000	F	74	177	Protective Life Insurance Company	AA-
704	$10,000,000	F	74	194	John Hancock Life Insurance Company (U.S.A.)	AA-
705	$139,398	F	73	15	Lincoln National Life Insurance Company	AA-
706	$500,000	M	73	25	North American Company for Life and Health Insurance	A+
707	$600,000	M	73	25	West Coast Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
708	$2,500,000	M	73	41	Transamerica Life Insurance Company	AA-
709	$650,000	F	73	61	Security Life of Denver Insurance Company	A
710	$250,000	M	73	71	U.S. Financial Life Insurance Company	NR
711	$2,400,000	M	73	80	Transamerica Life Insurance Company	AA-
712	$160,000	M	73	80	RiverSource Life Insurance Company	AA-
713	$500,000	M	73	82	Transamerica Life Insurance Company	AA-
714	$500,000	M	73	82	North American Company for Life And Health Insurance	A+
715	$1,350,000	M	73	88	Lincoln National Life Insurance Company	AA-
716	$2,141,356	M	73	89	New York Life Insurance Company	AA+
717	$2,000,000	M	73	89	New York Life Insurance Company	AA+
718	$250,000	F	73	96	Protective Life Insurance Company	AA-
719	$5,000,000	M	73	102	John Hancock Life Insurance Company (U.S.A.)	AA-
720	$5,000,000	M	73	102	John Hancock Life Insurance Company (U.S.A.)	AA-
721	$500,000	M	73	108	Ohio National Life Assurance Corporation	A+
722	$1,000,000	M	73	117	AIG Life Insurance Company	A+
723	$420,000	M	73	118	Protective Life Insurance Company	AA-
724	$100,000	M	73	124	Protective Life Insurance Company	AA-
725	$314,000	M	73	125	Genworth Life Insurance Company	B+
726	$250,000	M	73	125	Genworth Life Insurance Company	B+
727	$390,025	M	73	132	Genworth Life and Annuity Insurance Company	B+
728	$4,000,000	M	73	133	AXA Equitable Life Insurance Company	A+
729	$1,000,000	F	73	145	American General Life Insurance Company	A+
730	$3,000,000	M	73	146	John Hancock Life Insurance Company (U.S.A.)	AA-
731	$232,000	M	73	166	Protective Life Insurance Company	AA-
732	$400,000	M	73	182	Protective Life Insurance Company	AA-
733	$3,000,000	F	73	205	John Hancock Life Insurance Company (U.S.A.)	AA-
734	$150,000	M	72	25	Protective Life Insurance Company	AA-
735	$150,000	M	72	25	AXA Equitable Life Insurance Company	A+
736	$250,000	M	72	41	Protective Life Insurance Company	AA-
737	$1,000,000	M	72	44	John Hancock Life Insurance Company (U.S.A.)	AA-
738	$5,000,000	M	72	79	Transamerica Life Insurance Company	AA-
739	$57,500	M	72	82	Lincoln National Life Insurance Company	AA-
740	$1,000,000	M	72	85	Protective Life Insurance Company	AA-
741	$1,000,000	M	72	85	Protective Life Insurance Company	AA-
742	$1,000,000	M	72	85	Protective Life Insurance Company	AA-
743	$250,000	M	72	88	Massachusetts Mutual Life Insurance Company	AA+
744	$1,250,000	M	72	88	West Coast Life Insurance Company	AA-
745	$202,700	M	72	104	Farmers New World Life Insurance Company	NR
746	$700,000	M	72	105	Massachusetts Mutual Life Insurance Company	AA+
747	$750,000	M	72	112	Transamerica Life Insurance Company	AA-
748	$185,000	M	72	119	Genworth Life and Annuity Insurance Company	B+
749	$650,000	M	72	123	Protective Life Insurance Company	AA-
750	$315,577	F	72	131	Lincoln National Life Insurance Company	AA-
751	$5,000,000	M	72	138	Metropolitan Life Insurance Company	AA-
752	$1,500,000	F	72	140	Pruco Life Insurance Company	AA-
753	$1,000,000	M	72	144	Nationwide Life and Annuity Insurance Company	A+
754	$1,000,000	M	72	147	John Hancock Life Insurance Company (U.S.A.)	AA-

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
755	$10,000,000	M	72	154	Principal Life Insurance Company	A+
756	$1,000,000	M	72	156	Protective Life Insurance Company	AA-
757	$5,000,000	M	72	166	John Hancock Life Insurance Company (U.S.A.)	AA-
758	$250,000	M	72	171	Lincoln National Life Insurance Company	AA-
759	$6,000,000	M	72	181	AXA Equitable Life Insurance Company	A+
760	$300,000	M	72	181	John Hancock Life Insurance Company (U.S.A.)	AA-
761	$1,000,000	M	71	53	Protective Life Insurance Company	AA-
762	$1,500,000	M	71	61	Lincoln National Life Insurance Company	AA-
763	$1,000,000	M	71	76	AXA Equitable Life Insurance Company	A+
764	$385,741	M	71	88	Security Life of Denver Insurance Company	A
765	$100,000	M	71	89	Massachusetts Mutual Life Insurance Company	AA+
766	$1,500,000	M	71	94	Midland National Life Insurance Company	A+
767	$300,000	M	71	96	Farmers New World Life Insurance Company	NR
768	$175,000	F	71	98	Lincoln National Life Insurance Company	AA-
769	$500,000	M	71	99	Lincoln Benefit Life Company	BBB+
770	$800,000	M	71	106	National Life Insurance Company	A+
771	$250,000	F	71	109	Ohio National Life Assurance Corporation	A+
772	$5,000,000	M	71	120	John Hancock Life Insurance Company (U.S.A.)	AA-
773	$4,000,000	M	71	120	AXA Equitable Life Insurance Company	A+
774	$750,000	M	71	122	North American Company for Life And Health Insurance	A+
775	$400,000	F	71	129	AXA Equitable Life Insurance Company	A+
776	$750,000	M	71	137	USAA Life Insurance Company	AA+
777	$1,532,043	M	71	140	John Hancock Life Insurance Company (U.S.A.)	AA-
778	$3,000,000	M	71	142	Guardian Life Insurance Company of America	AA+
779	$1,000,000	M	71	143	Transamerica Life Insurance Company	AA-
780	$2,000,000	M	71	146	Hartford Life and Annuity Insurance Company	BBB+
781	$500,000	M	71	147	Lincoln National Life Insurance Company	AA-
782	$400,000	M	71	148	Lincoln National Life Insurance Company	AA-
783	$500,000	M	71	148	Protective Life Insurance Company	AA-
784	$1,000,000	M	71	150	Accordia Life and Annuity Company	A-
785	$100,000	F	71	152	North American Company for Life and Health Insurance	A+
786	$2,000,000	M	71	159	John Hancock Life Insurance Company (U.S.A.)	AA-
787	$1,000,000	M	71	174	AXA Equitable Life Insurance Company	A+
788	$92,000	F	71	185	Protective Life Insurance Company	AA-
789	$500,000	M	70	34	Voya Retirement Insurance and Annuity Company	A
790	$1,000,000	M	70	35	AXA Equitable Life Insurance Company	A+
791	$250,000	M	70	53	Brighthouse Life Insurance Company	A+
792	$2,000,000	M	70	70	Metropolitan Life Insurance Company	AA-
793	$2,000,000	M	70	70	Metropolitan Life Insurance Company	AA-
794	$1,000,000	M	70	77	Protective Life Insurance Company	AA-
795	$300,000	M	70	83	Protective Life Insurance Company	AA-
796	$156,538	F	70	96	New York Life Insurance Company	AA+
797	$2,000,000	M	70	102	Transamerica Life Insurance Company	AA-
798	$1,000,000	M	70	102	Genworth Life Insurance Company	B+
799	$150,000	M	70	106	Protective Life Insurance Company	AA-
800	$500,000	M	70	108	Lincoln National Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
801	$1,200,000	M	70	114	Massachusetts Mutual Life Insurance Company	AA+
802	$1,000,000	M	70	118	Transamerica Life Insurance Company	AA-
803	$1,000,000	M	70	118	Protective Life Insurance Company	AA-
804	$4,000,000	M	70	120	MetLife Insurance Company USA	AA-
805	$1,000,000	M	70	125	Transamerica Life Insurance Company	AA-
806	$1,500,000	M	70	133	AXA Equitable Life Insurance Company	A+
807	$3,000,000	M	70	134	Transamerica Life Insurance Company	AA-
808	$3,000,000	M	70	135	Genworth Life Insurance Company	B+
809	$1,200,000	M	70	135	Genworth Life Insurance Company	B+
810	$500,000	M	70	136	United of Omaha Life Insurance Company	AA-
811	$1,000,000	M	70	136	Lincoln Benefit Life Company	BBB+
812	$250,000	M	70	136	State Farm Life Insurance Company	AA
813	$200,000	M	70	136	State Farm Life Insurance Company	AA
814	$1,000,000	M	70	140	John Hancock Life Insurance Company (U.S.A.)	AA-
815	$250,000	F	70	144	Protective Life Insurance Company	AA-
816	$2,500,000	M	70	148	Pruco Life Insurance Company	AA-
817	$2,500,000	M	70	148	Pruco Life Insurance Company	AA-
818	$2,000,000	M	70	159	John Hancock Life Insurance Company (U.S.A.)	AA-
819	$750,000	F	70	162	John Hancock Life Insurance Company (U.S.A.)	AA-
820	$5,000,000	M	70	165	Lincoln National Life Insurance Company	AA-
821	$200,000	M	70	166	Protective Life Insurance Company	AA-
822	$3,000,000	M	70	180	John Hancock Life Insurance Company (U.S.A.)	AA-
823	$1,000,000	M	70	180	Transamerica Life Insurance Company	AA-
824	$13,250,000	M	70	193	TIAA-CREF Life Insurance Company	AA+
825	$250,000	F	69	63	Transamerica Life Insurance Company	AA-
826	$600,000	M	69	76	William Penn Life Insurance Company of New York	AA-
827	$219,686	M	69	83	Sunset Life Insurance Company of America	NR
828	$3,000,000	M	69	90	Reliastar Life Insurance Company	A
829	$2,000,000	M	69	90	AXA Equitable Life Insurance Company	A+
830	$2,000,000	M	69	90	AXA Equitable Life Insurance Company	A+
831	$300,000	M	69	91	Lincoln National Life Insurance Company	AA-
832	$229,725	F	69	95	Hartford Life and Annuity Insurance Company	BBB+
833	$560,000	M	69	104	AXA Equitable Life Insurance Company	A+
834	$100,000	M	69	111	Phoenix Life Insurance Company	BB
835	$1,000,000	M	69	117	Brighthouse Life Insurance Company	A+
836	$1,000,000	M	69	117	Brighthouse Life Insurance Company	A+
837	$850,000	M	69	117	Brighthouse Life Insurance Company	A+
838	$1,000,000	M	69	117	Brighthouse Life Insurance Company	A+
839	$570,000	M	69	131	Nationwide Life Insurance Company	A+
840	$1,100,000	M	69	141	John Hancock Life Insurance Company (U.S.A.)	AA-
841	$1,000,000	M	69	147	Lincoln National Life Insurance Company	AA-
842	$750,000	M	69	148	Northwestern Mutual Life Insurance Company	AA+
843	$900,000	M	69	167	American General Life Insurance Company	A+
844	$5,616,468	M	69	169	John Hancock Life Insurance Company (U.S.A.)	AA-
845	$4,383,532	M	69	169	John Hancock Life Insurance Company (U.S.A.)	AA-
846	$320,581	M	68	18	American General Life Insurance Company	A+
847	$1,000,000	M	68	40	Lincoln National Life Insurance Company	AA-
848	$350,000	F	68	75	Assurity Life Insurance Company	NR

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
849	$1,000,000	M	68	77	The Savings Bank Life Insurance Company of Massachusetts	A-
850	$1,000,000	M	68	84	Transamerica Life Insurance Company	AA-
851	$492,547	M	68	86	AXA Equitable Life Insurance Company	A+
852	$350,000	M	68	87	RiverSource Life Insurance Company	AA-
853	$5,000,000	M	68	93	Athene Annuity & Life Assurance Company	A-
854	$5,000,000	M	68	108	Lincoln National Life Insurance Company	AA-
855	$846,510	M	68	116	Lincoln National Life Insurance Company	AA-
856	$846,210	M	68	116	Lincoln National Life Insurance Company	AA-
857	$105,798	F	68	122	Lincoln Benefit Life Company	BBB+
858	$67,602	F	68	122	Allstate Life Insurance Company of New York	A+
859	$1,000,000	M	68	136	Sun Life Assurance Company of Canada (U.S.)	AA-
860	$320,000	M	68	149	Transamerica Life Insurance Company	AA-
861	$250,000	M	68	150	Pruco Life Insurance Company	AA-
862	$650,000	M	68	172	Lincoln National Life Insurance Company	AA-
863	$400,000	M	68	178	Lincoln National Life Insurance Company	AA-
864	$250,000	M	68	185	Zurich Life Insurance Company	A
865	$500,000	M	67	65	Transamerica Life Insurance Company	AA-
866	$750,000	M	67	74	Massachusetts Mutual Life Insurance Company	AA+
867	$1,000,000	M	67	103	Prudential Insurance Company of America	AA-
868	$750,000	M	67	116	Pacific Life Insurance Company	AA-
869	$500,000	F	67	120	AIG Life Insurance Company	A+
870	$400,000	M	67	120	Jackson National Life Insurance Company	AA
871	$100,000	M	67	136	Shenandoah Life Insurance Company	NR
872	$989,361	M	67	137	General American Life Insurance Company	AA-
873	$1,500,000	M	67	142	John Hancock Life Insurance Company (U.S.A.)	AA-
874	$265,000	M	67	146	Protective Life Insurance Company	AA-
875	$250,000	M	67	150	AIG Life Insurance Company	A+
876	$200,000	M	67	150	Prudential Insurance Company of America	AA-
877	$200,000	M	67	150	Prudential Insurance Company of America	AA-
878	$500,000	F	67	158	Banner Life Insurance Company	AA-
879	$540,000	M	67	159	West Coast Life Insurance Company	AA-
880	$250,000	F	67	189	West Coast Life Insurance Company	AA-
881	$10,000,000	M	66	54	Lincoln National Life Insurance Company	AA-
882	$100,000	M	66	64	State Farm Life Insurance Company	AA
883	$250,000	M	66	108	Transamerica Life Insurance Company	AA-
884	$350,000	M	66	111	Hartford Life and Annuity Insurance Company	BBB+
885	$250,000	M	66	111	Pacific Life Insurance Company	AA-
886	$500,000	F	66	113	MONY Life Insurance Company of America	A+
887	$250,000	M	66	135	Conseco Life Insurance Company	NR
888	$500,000	M	66	138	Protective Life Insurance Company	AA-
889	$500,000	M	66	141	United of Omaha Life Insurance Company	AA-
890	$2,000,000	F	66	162	Metropolitan Life Insurance Company	AA-
891	$250,000	F	66	165	Principal Life Insurance Company	A+
892	$1,000,000	M	66	170	John Hancock Life Insurance Company (U.S.A.)	AA-
893	$3,500,000	M	66	186	Prudential Insurance Company of America	AA-
894	$150,000	M	65	75	John Hancock Life Insurance Company (U.S.A.)	AA-

	Face Amount	Gender	Age (ALB)[1]	LE (Months)[2]	Insurance Company	S&P Rating
895	$4,000,000	M	65	94	William Penn Life Insurance Company of New York	AA-
896	$1,000,000	M	65	172	John Hancock Life Insurance Company (U.S.A.)	AA-
897	$250,000	M	63	154	American General Life Insurance Company	A+
898	$150,000	M	60	85	Jackson National Life Insurance Company	AA
	1,676,148,014

____________

(1)      Age Last Birthday (“ALB”) — the insured’s age as of the measurement date.

(2)      The insured’s life expectancy estimate, other than for a small face value insurance policy (i.e., a policy with $1 million in face value benefits or less), is the average of two life expectancy estimates provided by independent third-party medical-actuarial underwriting firms at the time of purchase, actuarially adjusted through the measurement date.

1,000,000 Units

($1,000,000,000)

GWG HOLDINGS, INC.

L Bonds

_________________________

PROSPECTUS

_________________________

March 30, 2018